Exhibit 2.1

EXECUTION VERSION

STOCK AND ASSET PURCHASE AGREEMENT

by and among

ACR III LIBRA HOLDINGS LLC,

LSC COMMUNICATIONS, INC.,

THE OTHER SELLERS PARTY HERETO

and solely for purposes of Section 9.13,

ATLAS CAPITAL RESOURCES III LP and ATLAS CAPITAL RESOURCES (P) III LP

Dated as of September 15, 2020

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EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBIT A	DEFINED TERMS	A-1

EXHIBIT B	FORM OF SALE ORDER	B-1

EXHIBIT C	FORM OF ASSUMPTION AND ASSIGNMENT AGREEMENT	C-1

EXHIBIT D	FORM OF IP ASSUMPTION AND ASSIGNMENT AGREEMENT	D-1

EXHIBIT E	FORM OF TRANSITION SERVICES AGREEMENT	E-1

EXHIBIT F	FORM OF DEED FOR CHELMSFORD, MA PROPERTY	F-1

EXHIBIT G	FORM OF DEED FOR BERESFORD, SD PROPERTY	G-1

EXHIBIT H	FORM OF QUITCLAIM ASSIGNMENT AND ASSUMPTION AGREEMENT	H-1

EXHIBIT I	FORM OF DEED FOR PARCEL 124-(A)-L93C	I-1

EXHIBIT J	AMENDED AND RESTATED CREDIT BID SUPPORT AGREEMENT	J-1

SCHEDULES

Schedule A	-	Wind-Down Budget
Schedule 1.1(a)(iii)	-	Transferred Leased Property
Schedule 1.1(a)(iv)	-	Transferred Owned Property
Schedule 1.1(a)(vi)	-	Transferred Intellectual Property
Schedule 1.1(a)(vii)	-	Closing Assumed Contracts
Schedule 1.1(a)(viii)	-	Non-Executory Contracts
Schedule 1.1(a)(ix)	-	Additional Assumed Contracts
Schedule 1.1(a)(xiv)	-	Investments
Schedule 1.1(a)(xv)	-	Transferred Seller Plans
Schedule 1.1(a)(xxiii)	-	Outstanding Check Amount Bank Accounts
Schedule 1.1(a)(xxvii)	-	Casualty Insurance Policies
Schedule 1.2(d)	-	Excluded Bank Accounts
Schedule 1.2(j)	-	Disposed Assets
Schedule 1.2(n)	-	Excluded Benefit Plan
Schedule 1.3(a)(x)	-	Decommissioned Plants
Schedule 1.4(j)	-	Environmental Liabilities
Schedule 1.5(c)	-	Rejected Contract Schedule
Schedule 1.5(f)	-	Wind-Down Period Contracts
Schedule 1.6(a)	-	Necessary Consents
Schedule 1.8(d)	-	Intracompany Loans

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Schedule 2.5(h)	-	Supplemental Deed Documentation
Schedule 2.7	-	Net Working Capital
Schedule 3.2(a)	-	Transferred Entities
Schedule 3.2(e)	-	Transferred Entities Indebtedness
Schedule 3.4(a)	-	Government Filings; No Violations
Schedule 3.5	-	Financial Statements
Schedule 3.6	-	Litigation
Schedule 3.7(a)	-	Transferred Entity Owned Property
Schedule 3.7(b)	-	Transferred Entity Leased Property
Schedule 3.8(a)	-	Material Contracts
Schedule 3.9(a)	-	Compliance with Laws
Schedule 3.9(b)	-	Material Permits
Schedule 3.11(b)	-	Scheduled Employees
Schedule 3.12(b)	-	Employee Benefit Plans
Schedule 3.13(a)	-	Title to Transferred Assets and Transferred Interests
Schedule 3.14	-	Intellectual Property
Schedule 3.14(g)	-	Proprietary Software
Schedule 3.15	-	Environmental Matters
Schedule 3.16	-	Taxes
Schedule 3.17	-	Intracompany Arrangements
Schedule 3.18(b)	-	Insurance
Schedule 3.19(a)	-	Material Customers
Schedule 3.19(b)	-	Material Vendors
Schedule 3.21	-	Absence of Certain Developments
Schedule 3.22	-	Bank Accounts
Schedule 4.3(a)	-	Government Filings; No Violations
Schedule 6.2	-	Interim Operations
Schedule 6.2(b)(iii)	-	Capital Expenditures Budget
Schedule 6.5(b)(i)	-	Non-Offer Employees
Schedule 6.9(a)	-	Credit Support Agreements
Schedule 6.9(b)	-	Casualty Letters of Credit
Schedule 6.15(a)	-	Properties
Schedule 6.15(b)	-	Properties Subject to Property Holdback Amounts
Schedule 6.15(c)	-	The Spartanburg Property
Schedule 7.1(a)	-	Government Approvals

BUYER DISCLOSURE LETTER

Schedule 1.1(a)	-	Knowledge
Schedule 1.1(b)	-	Pro Rata Portion
Schedule 1.1(c)	-	Guarantee Cap

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STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT (including the Exhibits and Schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of September 15, 2020, is made by and among ACR III Libra Holdings LLC, a limited liability company organized under the Laws of Delaware (“Buyer”), LSC Communications, Inc., a Delaware corporation (“LSC”) and each of the Debtors and LSC’s Subsidiaries listed on the signature pages to this Agreement (collectively with LSC, “Sellers”), and solely with respect to Section 9.13 of this Agreement, Atlas Capital Resources III LP, a limited partnership organized under the Laws of Delaware and Atlas Capital Resources (P) III LP, a limited partnership organized under the Laws of Delaware (each a “Guarantor”). Buyer and Sellers are collectively referred to as the “Parties” and individually as a “Party”. Exhibit A contains definitions of certain capitalized terms used in this Agreement.

RECITALS

WHEREAS, Sellers and certain of their Affiliates are currently engaged in offering a broad scope of traditional and digital print products, print-related services and office products to publishers, merchandisers and retailers worldwide, including by engaging in: (a) the business of (i) printing hardcover and softcover books for the education, trade and religious sectors, (ii) offering publisher services, including anti-piracy and tracking solutions, data solutions, warehousing and fulfillment and supply chain management services and (iii) publishing and selling books and directories, and any other business operated by LSC and its Affiliates as part of its “Books” operating segment (the “Books Segment”); (b) the business of printing magazines, catalogs and direct mail products and offering e-services, marketing production services, print management and promotional materials and other sourcing services, and logistics, including co-mail services and related services, and any other business operated by LSC and its Affiliates as part of its “Magazines, Catalogs and Logistics” operating segment (the “MCL Segment”); (c) the business of manufacturing and distributing office products, including filing products, envelopes, note-taking products, binder products and forms, and any other business operated by LSC and its Affiliates as part of its “Office Products” operating segment (the “Office Products Segment”); and (d) the business of printing magazines, catalogs, books, direct mail products and various office products, including statements, forms and labels, and digital color printing and fulfillment at each of the San Juan Del Río Plant, the Tlalnepantla Plant and the Tlalnepantla HQ and any other business operated by LSC and its Affiliates as part of its “Mexico” operating segment (the “Mexico Segment” and together with the Books Segment, the MCL Segment and the Office Products Segment, the “Business”);

WHEREAS, on April 13, 2020 (the “Petition Date”), Sellers commenced voluntary proceedings under Chapter 11 of the Bankruptcy Code by filing petitions for relief in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), which cases were consolidated as In re LSC Communications, Inc. (Case No. 20-10950-SHL) (the “Bankruptcy Proceeding”);

WHEREAS, on June 5, 2020, the Bankruptcy Court entered an order (as amended, the “Bid Procedures Order”) approving bid procedures for the sale of Sellers’ assets (the “Bid Procedures”), approving stalking horse bid protections with respect to Sellers’ entry into stalking horse purchase agreements, scheduling auction(s) (each, an “Auction”) for, and hearing(s) (each, a “Sale Hearing”) to approve, the sale of Sellers’ assets, and approving the form and manner of notices of sale, Auction(s) and Sale Hearing(s);

WHEREAS, on July 15, 2020 the Bankruptcy Court entered the Contract Procedures Order approving assumption and assignment procedures for executory contracts and unexpired leases;

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, certain Transferred Assets and the Transferred Entities as a going concern, and Buyer is willing to assume the Assumed Liabilities (but not the Excluded Liabilities), the Closing Assumed Contracts and the Additional Assumed Contracts, in each case, upon the terms and subject to the conditions set forth herein;

WHEREAS, prior to or concurrently with the execution of this Agreement, Buyer has delivered to Citibank, N.A. (the “Escrow Agent”) a deposit in the sum of $37,000,000 (the “Deposit Amount” and the account into which such deposit is made, the “Escrow Account”);

WHEREAS, concurrently with the execution of this Agreement, ACR III Libra Parent LLC, the lenders under the Prepetition Credit Agreement party thereto and holders of LSC’s 8.750 Senior Secured Notes due 2020 issued under the Prepetition Indenture party thereto, and solely for purposes of certain sections of such agreement, the Guarantors entered into an Amended and Restated Credit Bid Support Agreement (the “Credit Bid Support Agreement”), a redacted copy of which is attached as Exhibit J hereto; and

WHEREAS, Sellers and Buyer have agreed to enter into a transition services agreement (the “Transition Services Agreement”) at the Closing, substantially in the form attached as Exhibit E (as such form may be completed to include such services, costs and fees as are reasonably acceptable to both Buyer and Sellers), pursuant to which Buyer and its Affiliates shall provide certain services to Sellers and their respective Affiliates.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE BUSINESS

Section 1.1    Purchase and Sale of Interests and Assets.

(a) On the terms and subject to the conditions set forth herein, subject to Section 1.6, at the Closing, Sellers shall Transfer or cause to be Transferred to Buyer and/or one or more Buyer Designees, and Buyer and/or such Buyer Designees shall purchase and acquire: (x) from the Stock Seller, all Transferred Interests of Holdings B.V. and the other Transferred Entities (it being understood that such transfer shall occur indirectly in the case of the Transferred Interests of any Transferred Entity that is owned directly or indirectly by Holdings B.V.), free and clear of all Liens, except with regard to restrictions arising under or in connection with the Securities Act or any other applicable securities Laws, and (y) from the Sellers, the entirety of such Sellers’ (and their respective Affiliates’ direct or indirect) right, title and interest in, to and under the following, in each case free and clear of all Liens (other than Permitted Post-Closing Encumbrances) and Excluded Liabilities (collectively, the “Transferred Assets”):

(i)    Accounts Receivable and Intracompany Loan Receivables;

(ii)    Inventory;

(iii)    Transferred Leased Property;

(iv)    Transferred Owned Property;

(v)    Fixtures and Equipment, including Transferred IT Equipment;

(vi)    Transferred Intellectual Property;

(vii)    each Seller Contract listed on Schedule 1.1(a)(vii)(A) and each Transferred Lease, other than the Rejected Identified Contracts and each Seller Contract listed on Schedule 1.1(a)(vii)(B) (such Contracts, collectively, the “Closing Assumed Contracts”), together with all outstanding purchase orders related thereto;

(viii)    each non-executory Seller Contract Related to the Business described in Schedule 1.1(a)(viii);

(ix)    each Additional Assumed Contract;

(x)    all of Sellers’ rights under confidentiality or non-disclosure agreements with respect to confidential treatment of information Related to the Business or the Transferred Assets and with respect to solicitation and hiring of Scheduled Employees;

(xi)    the Books and Records, subject to Section 6.8, and the corporate charter, seal, minute books, stock record books and other similar documents relating to the organization, maintenance and existence of the Transferred Entities;

(xii)    all Actions owned by or available to any Seller, including any Avoidance Action, (A) Related to the Business or related to the Transferred Assets, the Assumed Liabilities or the acquisition, ownership, management, operation, use, function or value of the Business or any Transferred Asset, (B) against any counterparty to a Closing Assumed Contract or Additional Assumed Contract, or any Affiliate of such counterparty or (C) against any current or former director, officer, manager, employee, contractor, consultant or advisor employed by or providing services to any Seller to the extent Related to the Business (such Actions, the “Assigned Actions”);

(xiii)    all Permits (including Environmental Permits), and all pending applications therefor, Related to the Business and necessary for the current operation and conduct of the Business, the Transferred Entities and Transferred Assets (the “Transferred Permits”);

(xiv)    any interests, shares, securities or other investments set forth in Schedule 1.1(a)(xiv) (the “Investments”);

(xv)    the Seller Plans set forth on Schedule 1.1(a)(xv), together with any additional Seller Plans designated by Buyer by providing written notice to Sellers not later than one calendar month prior to the expected Closing Date, and all rights and interests of any Seller thereunder, and any trusts, funding vehicles, insurance policies, administrative services agreements, files and records, and other assets related thereto to the extent Related to the Business or Continuing Employees (collectively, the “Transferred Seller Plans”);

(xvi)    solely to the extent set forth in Section 1.11, the Pension Plan and all rights and interests of any Seller and any ERISA Affiliate of any Seller thereunder, and any trusts, funding vehicles, insurance policies, administrative services agreements, files and records, and other assets related thereto;

(xvii)    all credits, prepaid expenses, prepayments, deferred charges, advance payments, refunds, customer deposits and security deposits (other than such deposits set forth in Section 1.2(g)), prepaid items and duties, customer or vendor rebates, credits or other refunds, and all other forms of deposit or security placed by Sellers for the performance of a Closing Assumed Contract or an Additional Assumed Contract, in each case, to the extent Related to the Business or related to a Transferred Asset, but excluding any prepayments or deposits of any Asset Taxes prior to the Closing for which Sellers shall receive credit to the extent provided in Section 6.4(b);

(xviii)    any claim, interest, right, award, recovery, indemnity, warranty, right to insurance proceeds, rebate, right of set off, refund, reimbursement, audit right, duty, obligation, liability or other intangible right in favor of or owed to any Seller (other than rights arising under or relating to this Agreement and the Transaction Documents), to the extent (A) related to any Assigned Action or Transferred Seller Plan, (B) related to any other Transferred Asset, any Assumed Liability or the Business or (C) related to any insurance proceeds as set forth in Section 6.10(a);

(xix)    all of Sellers’ rights under confidentiality, non-disclosure, invention, Intellectual Property assignment, non-competition, non-solicitation of customers and employees, and non-disparagement agreements, with current and former employees and agents of any Seller or third party to the extent related to the Transferred Assets (or any portion thereof) or with the Continuing Employees;

(xx)    all customer and supplier lists Related to the Business and all telephone and telephone facsimile numbers and other directory listings of the Business, other than cell phone numbers of any executive Seller Employees that are not Continuing Employees or Transferred Entity Employees;

(xxi)    all goodwill, customer and referral relationships, other intangible property, and all privileges and rights of set-off, in each case, Related to the Business or to the extent attributable to the Transferred Assets or the Assumed Liabilities;

(xxii)    all rights of any Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to any Seller to the extent related to the Transferred Assets;

(xxiii)    to the maximum extent transferrable, all bank accounts related to the Business (excluding any cash held therein, except any Restricted Cash), other than those set forth on Schedule 1.2(d);

(xxiv)    all cash of TriLiteral and each of the Transferred Entities;

(xxv)    any refund of any Taxes paid by or allocable to any Seller;

(xxvi)    all proceeds and products of any and all of the foregoing Transferred Assets;

(xxvii)    all current and historical primary, excess and umbrella policies, self-insurance and captive insurance company arrangements, casualty, workers’ compensation, general liability and auto liability insurance policies, including the policies set forth in Schedule 1.1(a)(xxvii), and all rights of any nature with respect to any such insurance policy, including any recoveries thereunder and any claims, rights to assert claim or causes of action thereunder or proceeds thereof (the “Casualty Insurance Policies”);

(xxviii)    prepaid expenses of Sellers and any of their respective Affiliates to the extent attributable to a Transferred Asset or otherwise Related to the Business;

(xxix)    other current assets of Sellers or any of their respective Affiliates to the extent attributable to a Transferred Asset or otherwise Related to the Business; and

(xxx)    other than any Excluded Asset, all right, title and interest of the Sellers in, for or under the Business and other assets, properties or rights of every kind and description, wherever located, whether real, personal, or mixed, tangible or intangible, Related to the Business, whether owned, leased, licensed, used, occupied or held for use by Sellers.

(b)    To the extent any asset that is a “Transferred Asset” as defined pursuant to Section 1.1(a) is held by a Transferred Entity (or a Subsidiary of a Transferred Entity) at the Closing, the Parties acknowledge that such Transferred Asset shall be Transferred indirectly to Buyer through the direct or indirect Transfer of such Transferred Entity at the Closing. For the avoidance of doubt, any asset, property or right of a Transferred Entity shall continue to be an asset, property or right of such Transferred Entity and will remain with the Transferred Entity that held such asset, property or right as of immediately prior to the Closing.

(c)    To the extent the bank accounts set forth on Schedule 1.1(a)(xxiii) from which the Outstanding Check Amount was written cannot be transferred to Buyer at Closing, then the Liabilities with respect to the Outstanding Check Amount shall not be Assumed Liabilities and in lieu thereof, Buyer shall deliver by wire transfer to Sellers the amount of the Outstanding Check Amount to such bank account at Closing.

Section 1.2    Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Transaction Documents, the Parties expressly acknowledge and agree that nothing in this Agreement shall be construed to obligate any Seller to Transfer to Buyer any of the assets, properties or rights of any Seller listed in this Section 1.2 (the “Excluded Assets”). Each Seller shall retain all of its respective right, title and interest in and to the Excluded Assets, and neither Buyer nor the Buyer Designees shall acquire or have any rights or Liabilities with respect to the right, title and interest of each Seller in and to the following:

(a) any claim, right, award, recovery, indemnity, warranty, refund, reimbursement, audit right, duty, obligation, liability or other intangible right in favor of or owed to any Seller (i) to the extent primarily related to an Excluded Asset or (ii) to the extent primarily related to any of the Excluded Liabilities;

(b)    any shares or other equity interests in any Person or any securities of any Person other than the Transferred Entities and the Investments;

(c)    the corporate charter, seal, minute books, stock record books and other similar documents relating to the organization, maintenance and existence of Sellers or any Affiliate of Sellers (other than the Transferred Entities);

(d)    the bank accounts set forth on Schedule 1.2(d) (including any cash held therein) and all nontransferable bank accounts;

(e)    all rights of any Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to any Seller to the extent related to any Excluded Asset and all rights and defenses to the extent related to any Excluded Liability;

(f)    all personnel records (including all human resources and other records) of Sellers or any of their Affiliates (other than the Transferred Entities) relating to employees of Sellers or any of their Affiliates (other than the Transferred Entities), in either case, other than the personnel records of the Continuing Employees or Transferred Entity Employees;

(g)    postpetition adequate assurance deposits provided to utility providers and cash and cash equivalents, checks and funds and other similar cash items, in each case, held by or in the name of Sellers or any of their Affiliates (other than the Transferred Entities and TriLiteral), including any cash held in the bank accounts transferred pursuant to Section 1.1(a)(xxiii), but excluding (i) Restricted Cash and (ii) the Transferred Assets set forth in Section 1.1(a)(xxiv);

(h)    all consideration received by Sellers and their Affiliates pursuant to, and all rights of Sellers and their Affiliates under, this Agreement or any Transaction Document, subject to the terms hereof and thereof;

(i)    all of the following documents prepared or received by Sellers, their Affiliates or any of their respective Representatives, in each case, with respect to the Transferred Assets: (i) lists of prospective buyers; (ii) offers, bids or proposals submitted by any prospective buyer; (iii) analyses by Sellers of any offers, bids or proposals submitted by any prospective buyer; (iv) correspondence between or among Sellers, their Representatives and any prospective buyer other than Buyer; and (v) correspondence between Sellers, their Affiliates or any of their respective Representatives with respect to any offers, bids or prospective buyers, the transactions contemplated hereby or otherwise contemplated by the Bid Procedures;

(j)    all of the assets set forth on Schedule 1.2(j);

(k)    all Seller Contracts (other than (i) Closing Assumed Contracts, (ii) Additional Assumed Contracts, (iii) the contracts set forth on Schedule 1.1(a)(vii)(B) or (iv) the non-executory Seller Contracts transferred pursuant to Section 1.1(a)(viii)), including the Contracts set forth on the Rejected Contracts Schedule (the “Excluded Contracts”);

(l)    all Intracompany Receivables, other than Intracompany Loan Receivables;

(m)    any prepayments and good faith and other bid deposits submitted by any third party under the terms of the Bid Procedures Order;

(n)    any Excluded Benefit Plan and any trusts (including any qualified or non-qualified (i.e., “rabbi”) trust), funding vehicles, insurance policies, administrative services agreements, files and records, and other assets, related thereto (other than with respect to the Transferred Plans); and

(o)    all nontransferable Permits, including nontransferable Environmental Permits.

Section 1.3    Assumption of Liabilities.

(a) On the terms and subject to the conditions set forth herein, at the Closing, Buyer and/or each relevant Buyer Designee, will assume, without duplication, and will otherwise in a timely manner pay, perform and discharge when due and be responsible for, in accordance with their respective terms, only the following Liabilities of Sellers, other than Excluded Liabilities (collectively, the “Assumed Liabilities”) (and for the avoidance of doubt, in the event of any conflict between Section 1.4 and this Section 1.3, Section 1.4 shall prevail):

(i)    all Liabilities to the extent relating to, arising from or with respect to the ownership of the Transferred Assets, or exclusively relating in any manner to the assumption, ownership or operation of, the Business, in each case, to the extent arising out of any event, fact, act, omission or condition occurring after the Closing and, with respect to the ownership of the Transferred Assets, only to the extent the Transferred Assets cannot as a matter of Law be sold free and clear of Liabilities under Section 363 of the Bankruptcy Code or other applicable Law;

(ii)    all Assumed Accounts Payable and Intracompany Loan Payables;

(iii)    all Liabilities for any Tax that Buyer expressly bears under Section 6.4(a) or Section 6.4(b) (in each case without duplication to the Assumed Expenses) or Section 1.3(a)(xiv);

(iv)    all Liabilities under the Closing Assumed Contracts and the Additional Assumed Contracts, in each case to the extent arising solely out of any event, fact, act, omission or condition occurring after the Closing;

(v)    all Liabilities under (A) the Transferred Seller Plans, to the extent arising from Buyer’s employment of Continuing Employees and all Liabilities expressly assumed by Buyer pursuant to Section 6.5, in each case to the extent arising solely out of any event, fact, act, omission or condition occurring after the Closing, and (B) subject to Section 1.1(a)(xvi) and Section 1.11, the Pension Plan;

(vi)    all Liabilities related to the Assigned Actions to the extent arising solely out of any event, fact, act, omission or condition occurring after the Closing;

(vii)    all Assumed Cure Costs payable pursuant to Section 1.5;

(viii)    all Assumed Expenses;

(ix)    any Liabilities (including reimbursement obligations) covered by, arising out of, or relating to the Casualty Insurance Policies, including Liabilities for workers’ compensation claims arising prior to the Closing Date (such claims, the “Assumed Casualty Claims”);

(x)    in connection with Sellers’ decommissioning of the plants set forth on Schedule 1.3(a)(x) (the “Decommissioned Plants”), (A) any decommissioning costs incurred following the Closing, (B) all Liabilities for severance or termination pay of all Seller Employees terminated in connection with the Decommissioned Plants (the “Decommissioned Plant Employees”) to the extent that (i) adequate notification under the WARN Act has been given by the Sellers prior to the Closing Date in compliance with all requirements under the WARN Act, as applicable, and (ii) such Decommissioned Plant Employee has accepted an offer of employment with Buyer and such termination date is after the Closing Date and (C) Liabilities for payment pursuant to the WARN Act arising from Buyer’s action with respect to the acceleration of a termination date with respect to employees who received a WARN Act notice prior to Closing in connection with the Decommissioned Plants, provided, that adequate notification under the WARN Act has been given by the Sellers in compliance with all requirements under the WARN Act, as applicable;

(xi)    all Assumed Accrued Liabilities;

(xii)    all drafts or checks outstanding at the Closing Related to the Business under which the Sellers are obligated and solely to the extent specifically taken into account in Final Net Working Capital, as finally determined pursuant to Section 2.7 (the “Outstanding Check Amount”);

(xiii)    the Other Miscellaneous Accruals Amount;

(xiv)    Liabilities with respect to the Seller Asset Tax Amount solely to the extent specifically taken into account in the Final Seller Tax Amount; and

(xv)    all Liabilities under any Transferred Permit to the extent arising solely out of any event, fact, act, omission or condition occurring after the Closing.

(b)    For the avoidance of doubt, any Liability of a Transferred Entity shall continue to be a Liability of such Transferred Entity and will remain with the Transferred Entity that held such Liability as of immediately prior to the Closing.

Section 1.4    Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Transaction Documents, the Parties expressly acknowledge and agree that Buyer will not, nor will any Buyer Designee, assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any and all Liabilities that are not specifically Assumed Liabilities (all such Liabilities that are not specifically Assumed Liabilities, the “Excluded Liabilities”) and, for the avoidance of doubt, any and all of the following:

(a) any Liability under the DIP Financing, Prepetition Credit Agreement, and the Prepetition Indenture and any other Indebtedness of the Sellers;

(b)    any Liability to the extent arising out of any Excluded Asset, including the Excluded Contracts;

(c)    all Actions pending on or before the Closing Date against the Sellers or to the extent against or giving rise to liabilities or obligations of the Business, the Transferred Assets, any Transferred Entities based on acts or omissions prior to the Closing Date even if instituted after the Closing Date, other than Assumed Casualty Claims;

(d)    all Liabilities to any current or former holder or owner of capital stock or other equity interests of the Sellers or any security convertible into, exchangeable or exercisable for shares of capital stock or other equity interests of the Sellers or any current or former holder of Indebtedness of Sellers;

(e)    [reserved];

(f)    indemnification or advancement of expenses for any current or former officer or director of any Seller or any of the Subsidiaries of Sellers;

(g)    any Liability in respect of trade accounts payable and other obligations of payment to any Person arising prior to the Petition Date and any accounts payable and other obligations of payment to any Person arising from and after the Petition Date, other than Assumed Accounts Payable and the Assumed Accrued Liabilities;

(h)    all Liabilities under any futures contracts, options on futures, swap agreements or forward sale agreements;

(i)    any and all Taxes allocated to, of or imposed on Sellers, including (A) all Asset Taxes for any period or portion thereof ending on or prior to the Closing Date, (B) Taxes imposed on or with respect to the Business or the Transferred Assets that are attributable to any period or portion thereof ending on or prior to the Closing Date or that arise as a consequence of the Closing or the other transactions contemplated by this Agreement, excluding any Transfer Taxes covered by Section 6.4(a) and Seller Asset Taxes covered by Section 1.3(a)(xiv), and (C) Taxes payable to the extent arising out of or related to the Excluded Assets or with respect to the business or activities of any Seller or any of its Affiliates (including divested or discontinued business of any Seller or its Affiliates);

(j)    any Environmental Liability arising out of (A) Excluded Assets; (B) the conduct of the Business or the ownership or operation of the Business, the Transferred Entities and the Transferred Assets in each case on or prior to the Closing; (C) the presence, Release or threat of Release of or exposure to any Hazardous Substances at, on or under or migrating from any Transferred Owned Property, Transferred Leased Property or otherwise with respect to the Transferred Assets, or otherwise arising out of the ownership or operation of, the Business in each case arising on or prior to the Closing; (D) the transportation, storage, treatment, disposal, generation, manufacturing, recycling, reclamation, use or other handling of any Hazardous Substances with respect to the Transferred Assets, or relating in any manner to the ownership or operation of, the Business on or prior to the Closing; (E) the presence, existence or human exposure to asbestos in any form at, on, under or within any Transferred Asset, Transferred Owned Property, or Transferred Leased Property in violation of Environmental Law occurring, arising or existing on or prior to the Closing; (F) any Seller Contract that is not a Closing Assumed Contract or an Additional Assumed Contract; (G) the Transferred Entities prior to the Closing; (H) any violations of Environmental Law to the extent such violations occurred prior to the Closing; or (I) the matters set forth on Schedule 1.4(j);

(k)    all Liabilities relating to (A) the collection, storage, transmission, use or disposal of any Personal Information of any third party, in each case on or before the Closing Date, (B) the transfer of any such Personal Information to Buyer to the extent permitted under this Agreement and (C) the events set forth on Schedule 3.14(d) and their underlying root causes;

(l)    all Intracompany Payables, other than Intracompany Loan Payables;

(m)    all Liabilities, including any Actions, with respect to current or former Seller Employees (or their representatives or beneficiaries) or employees of any ERISA Affiliate, or any officers, directors, retirees, independent contractors, consultants or job applicants of any Seller or Transferred Entity or any ERISA Affiliate, for any action or inaction of any Seller or Transferred Entity (or any predecessor of any Seller or Transferred Entity) occurring on or prior to the Closing Date, including with respect to severance, vacation, payroll, sick leave, unemployment benefits, retirement benefits, pension benefits, employee stock options, equity compensation, employee stock purchases, or profit sharing plans, health care and other welfare plans or benefits, or any other employee plans or arrangements or benefits or other compensation of any kind to any employee, officer, director, retiree, independent contractor, consultant or job applicant, including under Transferred Entity Plans or any benefit plans, programs and arrangements of an ERISA Affiliate (but excluding Assumed Accrued Liabilities and Liabilities under the Pension Plan to the extent assumed by Buyer pursuant to, and subject to, Section 1.11) and Liabilities of Seller, any Transferred Entity and their predecessors for severance and Liabilities pursuant to the WARN Act (other than Liabilities set forth in Section 1.3(a)(x));

(n)    all Liabilities of Sellers, any Transferred Entity or any of their ERISA Affiliates relating to, arising out of or with respect to any Multiemployer Plan;

(o)    any payment obligation or liability, contingent or otherwise, for brokerage or finders’ fees or similar payment to be paid by Sellers in connection with this Agreement;

(p)    all Liabilities of Sellers relating to, arising from or with respect to the failure to comply with any bulk sales Laws on or prior to the Closing;

(q)    all Liabilities of Sellers relating to, arising from or with respect to any workers’ compensation claims and any other occurrence-based claim to the extent arising out of any event, fact, act, omission or condition occurring prior to the Closing Date, irrespective of when such Liabilities arise, other than the Assumed Casualty Claims;

(r)    all Liabilities of Sellers under or arising out of the Transaction Documents and all Liabilities for which Sellers or any of their respective Affiliates are expressly made responsible pursuant to this Agreement or any other Transaction Document;

(s)    all Liabilities for all costs and expenses incurred or owed by Sellers in connection with (A) the administration of the Bankruptcy Proceedings, or (B) the negotiation, execution and consummation of the transactions contemplated under this Agreement or any other Transaction Document or the DIP Financing;

(t)    all Liabilities relating to, arising from or with respect to any deferrals of payroll Taxes by Sellers and their Affiliates pursuant to the Coronavirus Aid, Relief, and Economic Security Act; and

(u)    all Liabilities that existed, arose or were incurred (A) prior to the Petition Date unless expressly assumed in Section 1.3 or (B) subsequent to the Petition Date and prior to the Closing Date, unless expressly assumed herein, including in each case of clause (A)  or (B), Liabilities that are dischargeable in the Bankruptcy Proceedings.

Section 1.5     Assumption and Assignment of Contracts.

(a)    Sellers shall assign to Buyer, and Buyer shall assume, the Closing Assumed Contracts at the Closing pursuant to the Sale Order, subject to the other provisions of this Section 1.5. Buyer shall pay all Cure Costs in respect of the Closing Assumed Contracts and the Additional Assumed Contracts, which shall not be the obligation, liability or responsibility of Sellers. Buyer shall provide adequate assurances of any future performance in connection with the assignment and assumption of the Closing Assumed Contracts at Closing or the effective date of such assignment and assumption of an Additional Assumed Contract. For the avoidance of doubt, all Assumed Cure Costs, other than Cure Costs associated with “Assumed” Previously Omitted Contracts pursuant to Section 1.5(o), shall be the obligation, liability and responsibility of Buyer. For the purposes hereof, references in this Section 1.5 to the assumption and assignment of the Closing Assumed Contracts and the Additional Assumed Contracts shall only include Contracts to which one or more of the Debtors is a counterparty.

(b)    The Sale Order shall provide for the assumption by the applicable Seller party thereto, and the assignment to the extent legally capable of being assigned by such Seller to Buyer, of (i) each Closing Assumed Contract pursuant to Section 365 of the Bankruptcy Code on the terms and conditions set forth in the remainder of this Section 1.5 and (ii) each Additional Assumed Contract pursuant to Section 365 of the Bankruptcy Code on the terms and conditions set forth in the remainder of this Section 1.5.

(c)    Sellers have filed with the Bankruptcy Court as of July 16, 2020 a notice (as supplemented to the date hereof, the “Notice of Potential Assignment”) in the form approved by the Contract Procedures Order and served such Notice of Potential Assignment by first-class mail on all non-Seller counterparties to those certain executory Contracts and unexpired leases related to the Business or the Transferred Assets to which one or more Sellers or their respective Affiliates are party that Sellers may wish to assume and assign in connection with the transactions contemplated hereby (each, an “Identified Contract”). During the period following the date hereof to the Closing Date, Buyer may, in its sole discretion, designate (or remove the designation of) any Identified Contract for rejection effective on or as soon as reasonably practicable after the Closing (such Identified Contracts, the “Rejected Identified Contracts”). The Rejected Identified Contracts as of the date hereof are set forth on Schedule 1.5(c), which schedule shall be (and shall be deemed) modified or supplemented to reflect additions or removals, as applicable, of Identified Contracts that are designed for rejection as set forth in this Section 1.5 (the “Rejected Contracts Schedule”). Within one calendar day after the conclusion or cancellation of the Auction or as soon as reasonably practicable thereafter, Sellers shall file with the Bankruptcy Court, and serve by first-class mail on non-Seller counterparties, a notice in the form approved by the Contract Procedures Order reflecting Sellers’ proposed assignment and assumption of the Closing Assumed Contracts. At the Closing, Sellers shall assume and assign to Buyer the Closing Assumed Contracts, in each case, pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to provision by Buyer of adequate assurance and payment of Cure Costs as may be required under Section 365 of the Bankruptcy Code. Pursuant to the terms of the Contract Procedures Order or the Sale Order, as the case may be, Sellers shall assume and assign to Buyer the Additional Assumed Contracts, in each case, pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to provision by Buyer of adequate assurance and payment of Cure Costs as may be required under Section 365 of the Bankruptcy Code.

(d)    From time to time following the date hereof (and not later than 45 days after the Closing Date), Buyer may, subject to the terms of the Contract Procedures Order, (i) designate additional Identified Contracts or any other executory contracts or unexpired leases that Buyer wishes to assume in connection with the transactions contemplated hereby as “Additional Assumed Contracts” by providing written notice to Sellers in the form of an updated Additional Assumed Contracts Schedule; provided, however, (A) that Additional Assumed Contracts cannot include a Material Publisher Contract, and (B) that a Material Publisher Contract cannot be removed from the Closing Assumed Contracts list, subject to this Section 1.5(d), and (ii) designate additional Identified Contracts or any other executory Contracts or unexpired leases that Buyer wishes to reject in connection with the transactions contemplated hereby as “Additional Rejected Contracts” by providing written notice to Sellers in the form of an updated Rejected Contracts Schedule. Such notice must be received by Sellers no later than 45 days after the Closing Date (the “Designation Deadline”). Notwithstanding anything to the contrary contained in this Agreement, if as of the Closing Date, any Closing Assumed Contract (other than any Material Publisher Contract included on the Closing Assumed Contracts list) is the subject of an objection as to the amount of the Cure Costs required for the Sellers to assume and assign such contract to the Buyer, or other objection as to the assumption and assignability of such contract, and such objection has not been resolved to the satisfaction of the Buyer prior to or after the Closing Date,

Buyer reserves the right to remove such contract from the Closing Assumed Contracts list before or after the Closing Date such that such contract shall not be considered assumed and assigned to the Buyer hereunder.

(e)    If, following service of the notice of the Additional Assumed Contracts, the Buyer identifies additional Identified Contracts or any other executory Contracts and unexpired leases for assumption and assignment in connection with the sale, Sellers shall file with the Bankruptcy Court a further assumption notice (a “Further Assignment Notice”) by first-class mail in the form approved by the Contract Procedures Order on all non-Seller counterparties to all Additional Assumed Contracts not previously noticed by Sellers prior to the date of this Agreement, and provide a copy of the same to Buyer. Following filing of the Further Assignment Notice, Sellers shall assume and assign to Buyer the Additional Assumed Contracts on such date as specified in such Further Assignment Notice; provided that no such designation date with respect to such Additional Assumed Contract shall be later than the 45th day following the Closing Date. The assignment of the Additional Assumed Contracts shall be pursuant to an order providing for the assumption by the applicable Seller party thereto, and the assignment to the extent legally capable of being assigned by such Seller to Buyer, of each of the Additional Assumed Contracts pursuant to Section 365 of the Bankruptcy Code on the terms and conditions set forth in this Section 1.5, subject to provision by Buyer of adequate assurance and payment of Cure Costs as may be required under Section 365 of the Bankruptcy Code. For the avoidance of doubt, (x) if Buyer has not provided Sellers an updated Additional Assumed Contracts Schedule to assume any additional Identified Contracts or other executory contracts or unexpired leases in accordance with the foregoing, then such Identified Contract or other executory contract or unexpired lease shall, together with the Rejected Identified Contracts and other executory Contracts or unexpired leases set forth on the Rejected Contracts Schedule (as may be amended, updated or modified in accordance with this Section 1.5) be deemed to be an Excluded Contract and may be rejected by any Seller party thereto after the expiration of the Designation Deadline, (y) no prepetition Cure Cost shall be due or payable with respect to any executory contract or unexpired lease until the assumption thereof and (z) each Identified Contract or other executory contract or unexpired lease that becomes an Additional Assumed Contract pursuant to this Section 1.5(e) shall concurrently be deemed to have become a Transferred Asset.

(f)    Solely to the extent required by the Contract Procedures Order, if any Material Publisher Contract (as defined in the Contract Procedures Order) is not identified as a Closing Assumed Contract, absent consent of the Contract counterparty, it may not be included later in a Further Assignment Notice and such Contract counterparty shall have three months from the entry of an order approving the rejection of such Material Publisher Contract (or such longer time as reasonably necessary to remove such Contract counterparty’s goods or property from the Sellers’ premises) (such period, the “Wind-Down Period”) to arrange for the orderly removal of any goods or other property of such Contract counterparty in the Sellers’ or, following the Closing, Buyer’s possession and/or control that are the subject of consignment and/or bailment (or similar) arrangements, contracts and/or agreements, including print-and-hold books, finished and semi-finished products, supplied paper and supplied consigned paper. Any such orderly removal following the Closing shall be arranged in cooperation with Buyer and shall take place in such reasonable manner as to not interfere with the normal operations of Buyer or its Affiliates. Following the Closing, Buyer agrees to perform any warehousing and fulfillment obligations under such Material Publisher Contract during the Wind-Down Period or such other wind-down period set forth in the Identified Contracts set forth on Schedule 1.5(f), during which period the counterparty to such Contract shall pay Buyer for such services pursuant to the terms of thereof.

(g)    Following the Closing, if the Consignment Agreement is not identified as a Closing Assumed Contract, Buyer agrees to purchase, on the terms set forth in the Consignment Agreement, on or prior to the earlier of (i) 60 days following the Closing, or (ii) 60 days from the entry of an order approving the rejection of such Consignment Agreement, (x) all Products (as defined in the Consignment Agreement) held at Consignee’s (as defined in the Consignment Agreement) facilities and all Products ordered but not yet delivered to Consignee’s facilities, as such Products and orders exist as of the Closing or the entry of an order approving rejection, as applicable, and (y) any Products ordered by Consignee during such 60-day period whether or not delivered by the end of such 60-day period.

(h)    With respect to any Identified Contract that was subject to a Notice of Potential Assignment prior to the date of this Agreement that is not a Closing Assumed Contract, if following the Closing Date, Sellers incur any direct incremental administrative expenses allowed pursuant to Section 503(b) of the Bankruptcy Code associated with its continuance of such Identified Contract during the period between the Closing Date and the earlier of (x) the date such Identified Contract is either assumed and assigned to Buyer or rejected and (y) the Designation Deadline, then Buyer shall, within 60 days following the Closing Date, reimburse Sellers for such incremental expenses (other than expenses caused as a result of Seller’s breach of such executory contract or unexpired lease).

(i)    As part of the motion with respect to the Contract Procedures Order (or as necessary in one or more separate motions), Sellers shall request that, by virtue of any Seller providing seven days’ prior notice of its intent to assume and assign any Closing Assumed Contract or Additional Assumed Contract, the Bankruptcy Court deem any non-debtor party to such Closing Assumed Contract or Additional Assumed Contract that does not file an objection with the Bankruptcy Court during such notice period to have given any Necessary Consent to the assumption of the Closing Assumed Contract or Additional Assumed Contract by the relevant Seller and assignment to Buyer.

(j)    At Buyer’s request, and at Buyer’s sole cost and expense, Sellers shall reasonably cooperate with Buyer as reasonably requested by Buyer to allow Buyer to enter into an amendment of any Closing Assumed Contract or Additional Assumed Contract upon assumption of such Closing Assumed Contract or Additional Assumed Contract by Buyer (and Sellers shall reasonably cooperate with Buyer to the extent reasonably requested by Buyer in negotiations with the counterparties thereof); provided that (i) in no event shall any such amendments be effective prior to the Closing and (ii) Sellers shall not be required to enter into any such amendment if such amendment would result in the incurrence of any additional Liability that would not have existed but for such amendment by Sellers that is not otherwise paid by Buyer at the time of the assumption by Sellers of such Closing Assumed Contract or Additional Assumed Contract. Buyer shall consult with Sellers and the professional advisors to the Ad Hoc Group in good faith prior to agreeing to pay any Cure Costs with respect to any Closing Assumed Contract or Additional Assumed Contract in an amount greater than the applicable amount included on any Notice of Potential Assignment.

(k)    Sellers shall use their respective reasonable best efforts to obtain one or more orders of the Bankruptcy Court (which may be the Sale Order), which order(s) shall be in form and substance acceptable to Buyer, and shall reflect the terms and conditions set forth herein, to assume and assign the Closing Assumed Contracts and the Additional Assumed Contracts to Buyer on the terms set forth in this Section 1.5 and the Contract Procedures Order.

(l)    Subject to Section 1.5(m), to the extent that there is (i) an objection to the assignment and assumption of any Closing Assumed Contract outstanding at the Closing Date, (ii) an objection to the assignment and assumption of any Additional Assumed Contract on or prior to the seventh day after the Further Assignment Notice is served or (iii) any Necessary Consent that is required to assume and assign to Buyer any Closing Assumed Contract or Additional Assumed Contract is not obtained by the Closing Date, each Seller shall, with respect to each such Seller Contract, from and after the Closing and until the earliest to occur of (A) the date on which such objection is resolved or such applicable Necessary Consent is obtained, and (B) the date on which such Seller Contract is deemed rejected under Section 365 of the Bankruptcy Code, use commercially reasonable efforts during the term of such Seller Contract (and to the extent the term of such Seller Contract ends prior to the earlier of clauses (A) or (B) above) to (1) provide to Buyer the benefits under such Seller Contract (it being understood that Buyer shall be solely responsible for the obligations under such Seller Contract), (2) cooperate in any reasonable and lawful arrangement, including holding such Seller Contract in trust for Buyer pending resolution of such objection or receipt of the Necessary Consent, designed to provide such benefits to Buyer, and (3) enforce for the account of Buyer any rights of such Seller under such Seller Contract, including the right to elect to terminate such Seller Contract in accordance with the terms thereof upon the written direction of Buyer; provided, however, that notwithstanding the foregoing, Sellers shall not be obligated to take any action that breaches, violates or results in default under the terms of any Seller Contract. Buyer shall reasonably cooperate with Sellers in order to enable Sellers to provide to Buyer the benefits contemplated by this Section 1.5(l).

(m)    Notwithstanding the foregoing, except for any Government Contract (which shall be subject to Section 1.6(b)), a Seller Contract shall not be a Closing Assumed Contract or Additional Assumed Contract hereunder and shall not be assigned to, or assumed by, Buyer to the extent that such Seller Contract is (i) deemed rejected under Section 365 of the Bankruptcy Code or (ii) the subject of an objection to assignment or assumption or requires, under applicable non-bankruptcy Law, Necessary Consent of any Governmental Entity or other third party (other than, and in addition to, that of the Bankruptcy Court) in order to permit the assumption and assignment by the applicable Seller to Buyer of such Seller Contract pursuant to Section 365 of the Bankruptcy Code, and such objection has not been resolved or such Necessary Consent has not been obtained prior to the 60th day following the Closing (as such 60-day period may be extended by mutual agreement of Buyer and Sellers); provided that any Closing Assumed Contract or Additional Assumed Contract that is the subject of an objection with respect solely to the amount of the Cure Cost may be assumed and assigned prior to the resolution of such objection.

(n)    If prior to or within 180 days following the Closing, it is discovered that a Contract should have been listed on the Notice of Potential Assignment as an Identified Contract but was not so listed and has not been rejected by Sellers (any such Contract, a “Previously Omitted Contract”), Sellers or Buyer shall, immediately following the discovery thereof (but in no event later than two Business Days following the discovery thereof), notify the other Party in writing of such Previously Omitted Contract and all Cure Costs (if any) for such Previously Omitted Contract. Buyer shall thereafter deliver written notice to Sellers, no later than five Business Days following notification of such Previously Omitted Contract, designating such Previously Omitted Contract as “Assumed” or “Rejected” (a “Previously Omitted Contract Designation”). A Previously Omitted Contract designated in accordance with this Section 1.5(n) as “Rejected,” or with respect to which Buyer fails to deliver a Previously Omitted Contract Designation, shall be deemed an Excluded Contract and added to the Rejected Contracts Schedule.

(o)    If Buyer designates a Previously Omitted Contract as “Assumed” in accordance with Section 1.5(n), (i) such Previously Omitted Contract shall be added to the Additional Assumed Contracts Schedule and deemed to be an “Additional Assumed Contract” for all purposes hereunder, and (ii) Sellers shall serve a notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract notifying such counterparties of the Cure Costs with respect to such Previously Omitted Contract and Sellers’ intention to assume and assign such Previously Omitted Contract in accordance with this Section 1.5(o). The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with seven calendar days to object, in writing to Sellers and Buyer, to the Cure Costs or the assumption of its Contract. If the counterparties, Sellers and Buyer are unable to reach a consensual resolution with respect to the objection, Sellers will seek an expedited hearing before the Bankruptcy Court to determine the Cure Costs and approve the assumption. If no objection is served on Sellers and Buyer, Sellers shall obtain an order of the Bankruptcy Court fixing the Cure Costs and approving the assumption of the Previously Omitted Contract. For the avoidance of doubt, Sellers shall be responsible for all Cure Costs relating to such “Assumed” Previously Omitted Contracts and for any Liabilities relating to such “Assumed” Previously Omitted Contracts arising prior to the assumption thereof by Buyer.

Section 1.6    Non-Assignment of Assets.

(a)     Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not effect the Transfer of any Transferred Asset (including any Closing Assumed Contract or Additional Assumed Contract) or Transferred Interests if (i) (A) prohibited by applicable Law, (B) an attempted Transfer thereof would be reasonably likely to subject Buyer, its Affiliates or any of its or their respective Representatives to civil or criminal Liability or (C) an attempted Transfer thereof, without the approval, authorization, consent or waiver of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach, default or violation thereof or of any Law or Order or in any way adversely affect the rights of Buyer, any Buyer Designee, or any Transferred Entity (including relative to the rights of the assigning party prior to such assignment) or (ii) the Bankruptcy Court has not entered an Order approving such Transfer. In the event such Transfer is subject to such Necessary Consent being obtained, Sellers and Buyer will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Transferred Asset (including any Closing Assumed Contract, IT Assumed Contract or Additional Assumed Contract) or the Transferred Interests or any claim or right or any benefit arising thereunder for the Transfer thereof to Buyer, as Buyer may reasonably request, including obtaining the Necessary Consents set forth on Schedule 1.6(a); provided, however, that none of Sellers, Buyer, Buyer Designees or any Transferred Entities will be obligated to pay any consideration therefor to any third party from whom approval, authorization, consent or waiver is requested (except to the extent such consideration is included in Assumed Expenses; provided, that Buyer shall consult with Sellers and the professional advisors to the Ad Hoc Group with respect to any material amount that would be an Assumed Expense). If such Necessary Consent is not obtained, or if an attempted Transfer thereof would give rise to any of the circumstances described in clauses (i) or (ii) of the first sentence of this Section 1.6(a), be ineffective or adversely affect the rights of Buyer to such Transferred Asset following the Closing, (x) Sellers and Buyer will, and will cause their respective Affiliates to, (1) use commercially reasonable efforts (including cooperating with one another to obtain such Necessary Consents, to the extent feasible) as may be necessary so that Buyer would obtain the benefits and assume the Liabilities and obligations thereunder in accordance with this Agreement, (2) complete any such assignments or transfers as soon as reasonably practicable and (3) upon receipt of any applicable Necessary Consents, transfer or assign the applicable Transferred Asset and/or the Transferred Interests to Buyer for no additional consideration, and (y) Sellers will, and will cause their respective Affiliates to, cooperate with Buyer in good faith without further consideration in any arrangement reasonably acceptable to Buyer and Sellers intended to provide Buyer with the benefit of any such Transferred Assets or Transferred Interests at Buyer’s sole cost and expense, in each case, for a period of 180 days following the Closing Date.

(b)    Assignment of Government Contracts and Government Bids.

(i)    Notwithstanding any other provision of this Agreement, including Section 1.5 and Section 1.6(a), the Parties shall use commercially reasonable efforts to render all reasonably necessary assistance to the other Party, and shall reasonably cooperate with the other Party, in pursuing and obtaining the recognition of the Buyer as the successor in interest to any Seller under any Current Government Contract or Current Government Bid that is a Transferred Asset, including preparing and submitting requests and entering into agreements as may be necessary to obtain Necessary Consents and achieve such recognition of the Buyer.

(ii)    With respect to each Prime U.S. Government Contract that is a Transferred Asset, the Parties agree to enter into a novation agreement (a “Novation Agreement”), which shall comply in all material respects with the requirements of Federal Acquisition Regulation Part 42 and shall in form and substance be reasonably satisfactory to LSC, Buyer, and the U.S. Government. Each Novation Agreement shall, upon U.S. Government approval and execution, Transfer to Buyer all of the Sellers’ right, title and interest in and to such Prime U.S. Government Contract. Nothing in this Agreement nor any submitted Novation Agreement shall waive Buyer’s right to assert any additional exceptions to the Anti-Assignment of Contracts Act (41 U.S.C. § 6305).

(iii)    Promptly following the Closing, with respect to each Current Government Contract that is a Transferred Asset, the Parties hereby agree to designate Buyer as the Sellers’ agent thereunder for all purposes such that, to the maximum extent permitted by any applicable Law, Buyer shall assume, agree to be bound by, and undertake to perform the terms and conditions contained in, such Government Contract as if Buyer were the original party thereto; provided, however, that nothing herein shall be deemed to amend the terms of such Government Contract. The appointment of Buyer as agent with respect to each Government Contract shall be effective and binding upon Closing and shall remain in full force and effect with respect to such Government Contract until (x) terminated by a Novation Agreement (or other agreement required by a Governmental Entity), at which point such Government Contract shall be assigned to and assumed by Buyer, or (y) terminated by mutual written agreement of the Parties. In the event that any Government Contract that is a Transferred Asset does not become subject to a Novation Agreement (or other agreement required by a Governmental Entity), Sellers and Buyer shall cooperate reasonably in good faith to, as promptly as practicable, to the extent permitted by applicable Law and at the sole expense of Buyer, enter into a mutually acceptable arrangement under which Buyer would obtain the benefits and assume the obligations and bear the economic burdens associated with such Government Contract in accordance with this Agreement for the full duration of such Government Contract. To that end, Sellers agree to cooperate and to not frustrate Buyer’s performance of any such Government Contract, and to perform any contract obligations that can be performed only by Sellers until each Governmental Entity approves or disapproves of each Novation Agreement or other request to Transfer any such Government Contract. For the avoidance of doubt, unless otherwise required by any applicable Law, the Parties agree, in the case of a Government Contract that is the subject of an arrangement described in this Section 1.6(b) to which Sellers and Buyer are parties (x) to treat, for applicable Tax purposes, (A) Sellers as the agent of Buyer and (B) Buyer as the owners of such Transferred Asset, and (y) not to take any position that is inconsistent with such treatment.

(iv)    To the extent permitted by any applicable Law, following the Closing and until each Governmental Entity approves or disapproves of each Novation Agreement or other request to Transfer any such Government Contract, Sellers and Buyer shall promptly inform the other Party of any substantive communications with any Governmental Entity regarding any Government Contract and Government Bid. In the event either Party has any substantive communications with any Governmental Entity regarding any Government Contract or Government Bid subject to this Section 1.6(b), such Party will include the other Party in all such communications to the extent permitted by any applicable Law; provided, however, that circumstances may dictate that from time to time a Governmental Entity may initiate communications with a Party in such a manner that does not permit such Party to include the other Party from the outset, in which case such Party shall use commercially reasonable efforts to limit the amount of substantive communication with such Governmental Entity until the other Party can participate and shall update the other Party promptly. Sellers and Buyer shall promptly forward to the other Party any written communications from a Governmental Entity, as applicable to, referring to or relating to any Government Contract or Government Bid subject to this Section 1.6(b)(iv).

Section 1.7    Wrong Pocket. Subject to Section 1.6, if at any time after the Closing (i) Buyer or a Buyer Designee holds, directly or indirectly, any Excluded Assets or Excluded Liabilities or (ii) any Seller holds, directly or indirectly, any Transferred Assets or Assumed Liabilities, Buyer or the applicable Seller will promptly Transfer (or cause to be Transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party, without further consideration from the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party. If at any time after the Closing, any Seller or any of its Affiliates receives any payments in respect of the Transferred

Assets, such Seller shall, or shall cause such Affiliate to, promptly remit such payments to Buyer (or any Buyer Designee). If at any time after the Closing, Buyer (or any Buyer Designee) receives any payments in respect of the Excluded Assets, Buyer (or such Buyer Designee) shall promptly remit such payments to Sellers.

Section 1.8    Intracompany Arrangements.

(a) Each of Buyer and Sellers agrees that, immediately prior to the Closing, any and all Intracompany Payables and Intracompany Receivables between any of the Transferred Entities, on the one hand, and any Seller or Affiliate thereof (other than the Transferred Entities), on the other hand, in each case, other than any Intracompany Loan Receivables and Intracompany Loan Payables, shall be fully settled or otherwise deemed cancelled effective as of immediately prior to the Closing, without any Liability to any Transferred Entity, nor to Buyer or any Buyer Designee; provided that nothing in this Section 1.8 shall require any Seller to terminate, settle or cancel any Contract, including any Intracompany Payable or Intracompany Receivable, exclusively between or among the Transferred Entities.

(b)    Each of Buyer and Sellers agrees that, immediately prior to the Closing, any and all Contracts between any of the Transferred Entities, on the one hand, and any Seller or Affiliate thereof (other than the Transferred Entities), on the other hand, except for (i) any Contracts relating to the Intracompany Loan Receivables or the Intracompany Loan Payables or (ii) the Transaction Documents, shall be terminated and be of no further force or effect and all obligations thereunder shall be fully satisfied and extinguished, notwithstanding any terms thereof to the contrary.

(c)    No additional consideration shall be payable by, and no additional amounts shall be owed by, Buyer or any of its Affiliates, including, as of the Closing, the Transferred Entities, to Sellers or any of their Affiliates in connection with the transactions effected pursuant to this Section 1.8. Following the Closing, neither the Buyer, the Buyer Designees, nor the Transferred Entities shall have any Liability with respect to any transactions contemplated by this Section 1.8.

(d)    Notwithstanding the provisions of this Agreement, prior to the Closing Date, Sellers and Buyer shall cooperate in good faith to determine whether any Intracompany Loan Taxes may be incurred in connection with the actions set forth in this Section 1.8. Sellers shall use their reasonable best efforts to take any actions reasonably requested by Buyer with respect to the distribution and/or cancellation of the Intracompany Payables, including those set forth on Schedule 1.8(d), which are owed to Print LSC Communications, S. de R.L. de C.V by LSC Communications US, LLC and the Intercompany Loan Agreement executed by and between LSC Communications US, LLC, as borrower, and LSC Communications Canada Corporation, as lender, dated October 28, 2019, for CAD $10,000,000.

Section 1.9    Further Conveyances and Assurances. From time to time following the Closing, Sellers and Buyer will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure to Buyer, its designees, successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and to assure fully to each Seller and its respective Affiliates and their respective successors and assigns, the assumption of the Liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby.

Section 1.10    Bid Protections.

(a)    Notwithstanding Section 8.2, (i) if this Agreement is terminated other than pursuant to Section 8.1(a), Section 8.1(c)(i) and Section 8.1(e), and (ii) at the time of such termination, Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.3, then Sellers will pay the Expense Reimbursement Amount to Buyer by wire transfer of immediately available funds, without further order of the Bankruptcy Court, within three Business Days following such termination of this Agreement.

(b)    Notwithstanding Section 8.2, (i) if this Agreement is terminated pursuant to Section 8.1(b) and (ii) at the time of such termination, Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.3, then Sellers will pay the Break-Up Fee to Buyer by wire transfer of immediately available funds, without further order of the Bankruptcy Court, concurrently with the consummation of any Competing Transaction and first from the proceeds of such Competing Transaction, which shall be in addition to any payment required by Section 1.10(a).

(c)    The Expense Reimbursement Amount and the Break-Up Fee shall, pursuant to the Bid Procedures Order, constitute allowed administrative expenses of Sellers’ estates under Section 503(b) of the Bankruptcy Code.

(d)    Each of the Parties acknowledges and agrees that the agreements contained in this Section 1.10 are an integral part of the transactions contemplated hereby and that, without these agreements, the other Parties would not enter into this Agreement. Each of the Parties further acknowledges that the payment by Sellers of the Break-Up Fee and the Expense Reimbursement Amount is not a penalty, but rather liquidated damages in a reasonable amount that will compensate Buyer, together with any additional damages to which Buyer may be entitled hereunder, in the circumstances in which such Break-Up Fee and Expense Reimbursement Amount is payable, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Buyer’s receipt in full of the Break-Up Fee and the Expense Reimbursement Amount shall be the sole and exclusive monetary remedy of Buyer against Sellers, and Sellers shall have no further liability or obligation, under this Agreement or relating to or arising out of any such breach of this Agreement or failure to consummate the transactions contemplated hereby.

(e)    For the avoidance of doubt, under no circumstances shall Buyer be permitted or entitled to receive both (i) the remedy of specific performance to cause the Closing and (ii) the payment of the Break-Up Fee and/or the Expense Reimbursement Amount.

Section 1.11    Pension Plan.    Buyer shall assume the Pension Plan at the Closing, provided that Buyer shall not be required to assume the Pension Plan at the Closing if (a) the Debtors, the Committee and the Requisite Junior Secured Creditors have failed to enter into an Acceptable Stipulation prior to the Sale Hearing and (b) Buyer delivers to Sellers prior to the Closing a written instrument declining to assume the Pension Plan, which written instrument has been signed by Buyer and approved by the Required Supporting Lenders.

Section 1.12 Buyer Designees. The Buyer shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 1.12, one or more Affiliates of Buyer to (i) purchase specified Transferred Assets; (ii) assume specified Assumed Liabilities; (iii) purchase the Transferred Interests and/or (iv) employ Continuing Employees, in each case, as of the Closing Date (any Person that shall be properly designated by Buyer in accordance with this clause, a “Buyer Designee”); it being understood and agreed, however, that any such right of Buyer to designate a Buyer Designee is conditioned upon such Buyer Designee being able to perform the applicable covenants under this Agreement and, as applicable, any other Transaction Document to which Buyer is party and demonstrate satisfaction of the requirements of Section 365 of the Bankruptcy Code (to the extent applicable). As soon as reasonably practicable and in no event later than three Business Days prior to the Closing, the Buyer shall make any such designations of Buyer Designees by way of a written notice to be delivered to the Sellers. No such designation shall relieve Buyer or any Guarantor of any of its obligations hereunder and any breach hereof by a Buyer Designee shall be deemed a breach by Buyer. Buyer and Buyer Designees shall be jointly and severally liable for any obligations of Buyer and such Buyer Designees hereunder. For the avoidance of doubt, and notwithstanding anything to the contrary herein, all Buyer Designees appointed in accordance with this Section 1.12 shall be included in the definition of “Buyer” mutatis mutandis for all purposes under this Agreement and all such Buyer Designees shall be deemed to have made all of the representations and warranties of Buyer set forth in this Agreement.

ARTICLE II

CONSIDERATION; CLOSING

Section 2.1    Consideration.

(a)    At the Closing, in consideration for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the Transferred Interests, the Business and the Transferred Assets and the assumption of the Assumed Liabilities:

(i)    Buyer shall credit bid and release each Seller from the corresponding portion of each of the senior secured term loan B facility under the Prepetition Credit Agreement and the Prepetition Indenture, in an aggregate amount equal to the Credit Bid Amount (the “Credit Bid and Release”), pursuant to a release letter, in the form and substance reasonably acceptable to Sellers and Buyer;

(ii)    Buyer shall pay an amount equal to the Closing Payment; and

(iii)    Buyer and Sellers shall cause the Escrow Agent to release from the Escrow Account to the Sellers an amount equal to the Deposit Amount.

(b)    The Final Cash Consideration shall be used solely as follows: (i) first, to repay or cause to be repaid all indebtedness, liabilities and other obligations outstanding under the DIP Financing, (ii) second, to repay or cause to be repaid all indebtedness, liabilities and other obligations outstanding under the senior secured revolving credit facility under the Prepetition Credit Agreement, (iii) third, to pay the Administrative Expense Amount in accordance with the Wind-Down Budget, after taking into account the application of the available Cash of the Sellers and (iv) fourth, to satisfy the UCC Settlement Amount (if any).

(c)    No later than five Business Days prior to the anticipated Closing Date, Sellers shall prepare and deliver to Buyer a statement setting forth Sellers’ good faith estimates (the “Cash Consideration Statement”), together with reasonably supporting documentation, of (i) the amount outstanding under the senior secured revolving credit facility under the Prepetition Credit Agreement, (ii) the amount outstanding under the DIP Financing, (iii) the Administrative Expense Amount and (iv) Closing Cash, in each case as of the Reference Time.

Section 2.2    Purchase Price Deposit. Buyer’s deposit of the Deposit Amount with the Escrow Agent will be either returned to Buyer or paid to Sellers as follows, in each case, in accordance with the Escrow Agreement: (a) if the Closing occurs, the Deposit Amount shall be paid to Sellers in accordance with Section 2.1(a)(iii), (b) if this Agreement is terminated by Sellers pursuant to Section 8.1(e), then the Deposit Amount shall be paid to Sellers (which will be deemed fully earned by Sellers and compensation and consideration for entering into this Agreement), and except in the case of fraud or willful and material breach, Sellers shall have no further recourse against Buyer, or (c) if this Agreement is terminated for any reason other than by Sellers pursuant to Section 8.1(e), then the Deposit Amount shall be returned to Buyer, and, except in the case of fraud or willful and material breach, Buyer’s only recourse against Sellers shall be the return of the Deposit Amount and, subject to Section 1.10, the payment of the Expense Reimbursement Amount and/or Break-Up Fee, as applicable, and Buyer shall have no further recourse against Sellers. The Deposit Amount shall only constitute property of Sellers in the event that such Deposit Amount is released to Sellers by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

Section 2.3    Closing. The closing (the “Closing”) of the purchase and sale of the Transferred Interests and the Transferred Assets and the assumption of the Assumed Liabilities shall take place remotely, via electronic exchange of documents, at 10:00 a.m., prevailing Eastern time, (a) on the last Business Day of the month during which the last conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) has been satisfied or waived; provided, that if the last such condition has been satisfied, or to the extent permissible waived by the Party or Parties entitled to benefit therefrom on or after the third Business Day prior to the last Business Day of any month, then the Closing shall take place on the last Business Day of the following month; provided, further, that notwithstanding the foregoing, if the last such condition has been satisfied, or to the extent permissible, waived by the party or parties entitled to benefit therefrom on or after the third Business Day prior to the last Business Day of February or during the month of March, then (x) the Closing shall take place on the third Business Day following the day the last such condition has been satisfied or waived or (y) at Buyer’s option, the Closing shall take place on the last Business Day of March (in which case the Termination Date shall be automatically extended to April 1, 2021); or (b) at such other date, time and place as the Parties may mutually agree. Notwithstanding the foregoing, the Closing shall occur no earlier than October 30, 2020. The date on which the Closing occurs is called the “Closing Date.”

Section 2.4    Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers, the following:

(a)    (i) the delivery to Sellers of the Credit Bid and Release pursuant to Section 2.1(a)(i) and (ii) payment of the Closing Payment pursuant to Section 2.1(a)(ii);

(b)    the certificates to be delivered pursuant to Section 7.3(c);

(c)    pursuant to Section 2.1(a)(iii) and Section 2.6, a counterpart to a joint instruction to the Escrow Agent, instructing the Escrow Agent to release the Deposit Amount to Sellers;

(d)    a duly executed counterpart to each of the Transaction Documents;

(e)    duly executed counterparts to one or more assumption and assignment agreements with respect to the Transferred Leases, Closing Assumed Contracts and any Additional Assumed Contracts, substantially in the form of Exhibit C attached hereto (the “Assumption and Assignment Agreement”);

(f)    a duly executed and acknowledged counterpart to each Assignment and Assumption of Ground Lease, if applicable;

(g)    with respect to the transactions contemplated hereunder, all Transfer Tax returns required to be prepared by the Sellers and Buyer pursuant to Section 6.4(a), duly executed by Buyer;

(h)    a counterpart duly executed by Buyer (or Buyer Designee, as applicable) of the Transfer Instrument; and

(i)    such other instruments of assumption and other instruments or documents, including bills of sale and/or assignment and assumption agreements or other documents evidencing or otherwise necessary to give effect to the transfer of the Transferred Interests, the Transferred Assets, including the Investments, each in form and substance reasonably acceptable to Sellers and Buyer, as may be necessary to effect Buyer’s acquisition of Transferred Interests and the Investments, the assumption of the Assumed Liabilities and the assignment of any Transferred Assets in accordance with the requirements of applicable Law and this Agreement, in each case duly executed by Buyer.

Section 2.5    Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer, the following:

(a)    the certificate to be delivered pursuant to Section 7.2(c);

(b)    pursuant to Section 2.1(a)(iii) and Section 2.6, a counterpart to a joint instruction to the Escrow Agent, instructing the Escrow Agent to release the Deposit Amount to Sellers;

(c)    a duly executed counterpart to each of the Transaction Documents;

(d)    from each Seller that is a United States person within the meaning of Section 7701 of the Code, an IRS Form W-9 with respect to such Seller, duly completed and executed;

(e)    the Books and Records; provided that the delivery obligations of Sellers hereunder shall be deemed satisfied if such Books and Records remain at the Transferred Owned Property or Transferred Leased Property;

(f)    duly executed counterparts to the Assumption and Assignment Agreements;

(g)    an instrument of assignment substantially in the form of Exhibit D attached hereto with respect to the transfer of the Transferred Intellectual Property;

(h)    with respect to each Transferred Owned Property, (i) a duly executed special warranty deed (or the local equivalent thereof), in form and substance as required by local Law or custom so that such deed will be in recordable form, conveying the fee estate in such Transferred Owned Property to Buyer (or a Buyer Designee, as applicable) (the “Deed”), (ii) subject to Section 6.15(c), with respect to any Transferred Owned Property which is subject to a ground lease as of the Closing, a duly executed and acknowledged by the applicable Seller assignment and assumption of ground lease (the “Assignment and Assumption of Ground Lease”), conveying the leasehold estate in such Transferred Owned Property to Buyer (or an Affiliate thereof), in recordable form in the applicable local jurisdiction and (iii) any additional documents, instruments and/or agreements, each in form and substance reasonably satisfactory to Sellers and Buyer, which are required by local Law to be, or are customarily, filed and/or recorded with the Deed and/or the Assignment and Assumption of Ground Lease in the applicable local jurisdiction, including those certain documents, instruments, and/or agreements set forth on Schedule 2.5(h) attached hereto;

(i)    with respect to the transactions contemplated hereunder, all Transfer Tax returns required to be prepared by the Seller and Buyer pursuant to Section 6.4(a), duly executed by Sellers;

(j)    Lien Release Letters;

(k)    such documentation as may be reasonably necessary to change the authorized signatories of any bank accounts or powers of attorney relating to the Transferred Assets;

(l)    three electronic copies (in the form of USB flash drives) of the Data Room;

(m)    a counterpart duly executed by the Stock Seller of a transfer instrument in a form reasonably acceptable to Buyer in respect of the Equity Interests of Holdings B.V. (the “Transfer Instrument”);

(n)    a deed substantially in the form of Exhibit F attached hereto, delivered by Courier Properties, Inc., a Massachusetts corporation, to a Seller, with respect to the Transferred Owned Property located 15 Wellman Avenue, North Chelmsford, Massachusetts (the “Internal MA Deed”);

(o)    a deed substantially in the form of Exhibit G attached hereto, delivered by Quality Park, LLC, a Delaware limited liability company (as successor by name change to QP Holdings, LLC) or LSC Communications US, LLC, a Delaware limited liability company, as the sole member of Quality Park, LLC to LSC Communications US, LLC, a Delaware limited liability company, with respect to the Transferred Owned Property located at 100 Quality Park, Beresford, SD (the “Internal SD Deed”);

(p)    a quitclaim assignment and assumption agreement substantially in the form of Exhibit H attached hereto executed by Creel Printing, LLC, a Delaware limited liability company (f/k/a CPP Acquisition, LLC, a Delaware limited liability company), as assignor, and a Seller, as assignee, with respect to those certain leased premises located at (i) 2665, 2635, and 2631 Highland Drive, and 2650 Westwood, Las Vegas, NV, and (ii) 500 Corporate Drive, Mahwah, NJ (collectively, the “Internal Las Vegas and Mahwah Assignments”);

(q)    a deed substantially in the form of Exhibit I attached hereto, delivered by Banta Corporation, a Wisconsin corporation, to LSC Communications MM LLC, a Delaware limited liability company, with respect to the Transferred Owned Property parcel identified as 124-(A)-L93C (which parcel is adjacent to the Transferred Owned Property located at 1433 Pleasant Valley Road, Harrisonburg, VA) (the “Internal Banta Deed”); and

(r)    such other instruments of assumption and other instruments or documents, including bills of sale and/or assignment and assumption agreements, stock transfers, stock certificates (or local legal equivalent) and other documents evidencing or otherwise reasonably necessary to give effect to the transfer of the Transferred Interests and the Transferred Assets, including the Investments, each in form and substance reasonably acceptable to Buyer and Sellers, as may be necessary to effect Buyer’s acquisition of the Transferred Interests, the assumption of the Assumed Liabilities and the effective assignment of any Transferred Assets, including the Investments, in accordance with the requirements of applicable Law and this Agreement, in each case duly executed by the applicable Seller.

Section 2.6    Escrow Mechanics. Any disbursement of any amounts by the Escrow Agent pursuant to Section 2.4(c), Section 2.5(b), this Section 2.6, and/or the Escrow Agreement shall be made by wire transfer of immediately available funds to such account or accounts as may be designated in such joint written instruction, pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 2.7    Adjustment; Holdback.

(a)    Sellers shall prepare and deliver to Buyer, at least five Business Days prior to the Closing Date, a written statement (the “Seller Closing Statement”), in reasonable detail, setting forth: (i) an estimated consolidated balance sheet of the Business as of the Reference Time, and (ii) the Sellers’ good faith estimates, each as of the Reference Time, of (v) Net Working Capital (the “Estimated Net Working Capital”), (w) the Assumed Expenses Amount (“Estimated Assumed Expenses Amount”), and (x) the Seller Tax Amount (“Estimated Seller Tax Amount”), as well as the calculation of the Estimated Cash Consideration and Estimated Cash Consideration Cap and, if applicable, the Deficiency Amount, the Estate Holdback Amount and the Maximum Estate Holdback Amount. Sellers and Buyer shall cooperate in good faith to appropriately address any comments or questions that Buyer may have regarding such Seller Closing Statement; provided that in the event of any good faith dispute regarding any such comments of Buyer, Sellers shall have no obligation to reflect any such comments in the Seller Closing Statement.

(b)    Within 60 days after the Closing Date, Buyer shall deliver to LSC a written statement (the “Buyer Closing Statement”), setting forth its good faith calculations of (i) Net Working Capital, (ii) Assumed Expenses, and (iii) Seller Tax Amount, together with reasonable supporting detail with respect to Buyer’s calculations thereof. Buyer shall (A) permit LSC and its Representatives to have reasonable access to the books, records and other documents pertaining to or used in connection with the preparation of the Buyer Closing Statement and Buyer’s calculation of Net Working Capital, Assumed Expenses, and Seller Tax Amount, and provide LSC with copies thereof and (B) provide LSC and its Representatives reasonable access to Buyer’s executive officers and accountants (subject to compliance with the accountants’ customary procedures for release and subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege, protect any proprietary or confidential information, or comply with third-party confidentiality obligations). If LSC disagrees with the computation of the Net Working Capital, Assumed Expenses or Seller Tax Amount reflected on the Buyer Closing Statement, LSC shall, within 30 days after receipt of the Buyer Closing Statement, deliver a notice (an “Objection Notice”) to Buyer setting forth LSC’s calculation of the Net Working Capital, Assumed Expenses and Seller Tax Amount. If LSC does not deliver the Objection Notice to Buyer within 30 days after receipt by LSC of the Buyer Closing Statement, then Net Working Capital, Assumed Expenses, and the Seller Tax Amount, specified in the Buyer Closing Statement will be conclusively presumed to be true and correct in all respects and will be final and binding upon the Parties. Notwithstanding anything to the contrary herein, to the extent that the Buyer Closing Statement or the Objection Notice corrects a manifest error that was utilized in the determination of the Net Working Capital, then the Net Working Capital shall be appropriately increased or decreased to reflect the correction of such error. LSC and Buyer will use their respective commercially reasonable efforts to resolve any disagreements as to the computation of the Net Working Capital, Assumed Expenses, and the Seller Tax Amount, in good faith, but if they do not obtain a final resolution, then all amounts remaining in dispute shall be submitted to a nationally recognized independent public accounting, financial services, valuation or consulting firm (the “Neutral Auditors”) mutually selected by LSC and Buyer. LSC and Buyer will direct the Neutral Auditors to render a determination within 45 days of its retention and LSC and Buyer will cooperate with the Neutral Auditors during their engagement. The Neutral Auditors will consider only those items and amounts on the Buyer Closing Statement set forth in the Objection Notice which LSC and Buyer are unable to resolve; provided, that each of LSC and Buyer shall be entitled to make a presentation to the Neutral Auditors regarding the items and amounts that they are unable to resolve. In making its determination, the Neutral Auditors shall (i) be bound by the terms and conditions of this Agreement, including, without limitation, the definitions of Net Working Capital, Assumed Expenses, and Seller Tax Amount, and the terms of this Section 2.7, and (ii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either LSC or Buyer or that is less than the lowest value for such amount claimed by LSC or Buyer. Absent fraud or manifest error, the determination of the Neutral Auditors will be conclusive and binding upon the Sellers and Buyer. Buyer and Sellers shall pay the fees, costs and expenses of the Neutral Auditors in inverse proportion to the aggregate amount in dispute for which each of them is successful.

(c)    Upon the date of the final determination in accordance with the terms of Section 2.7(b) (the “Final Determination Date”) of (i) Net Working Capital as of the Reference Time (“Final Net Working Capital”), (ii) Assumed Expenses Amount as of the Reference Time (“Final Assumed Expenses Amount”) and (iii) the Seller Tax Amount as of the Reference Time (the “Final Seller Tax Amount”), Buyer shall calculate the Final Cash Consideration Cap and Final Cash Consideration using the Final Net Working Capital, Final Assumed Expenses Amount and Final Seller Tax Amount.

(d)    In the event that there is a Deficiency Amount, the Estate Holdback Amount shall be equal to the Deficiency Amount unless the Debtors determine, in good faith and in consultation with AlixPartners, LLP, the financial advisor to the Debtors, that the Debtors are reasonably likely to be administratively insolvent (i.e., the Debtors would not be able to pay in full, in cash, allowed administrative expense claims under Section 503(b) of the Bankruptcy Code) if the Estate Holdback Amount equals the Deficiency Amount. In the event the Debtors determine that the Debtors are reasonably likely to be administratively insolvent if the Estate Holdback Amount equals the Deficiency Amount, (i) the Sellers shall calculate in good faith and in consultation with AlixPartners, LLP, the maximum amount that could be the Estate Holdback Amount and after the holdback of which the Debtors would not be reasonably likely to be administratively insolvent (the “Maximum Estate Holdback Amount”), (ii) the Sellers shall provide the calculation of Maximum Estate Holdback Amount and reasonable support therefor as part of the Seller Closing Statement and (iii) if the Maximum Estate Holdback Amount is less than the Estate Holdback Amount, solely to the extent agreed in writing by Buyer (in its sole discretion), the Maximum Estate Holdback Amount shall be equal to the Estate Holdback Amount for purposes of this Agreement, and the amount that the Deficiency Amount exceeds the Estate Holdback Amount (the “Junior Claim Amount”) shall be treated in accordance with Section 2.7(e). In lieu of agreeing that the Maximum Estate Holdback Amount shall equal the Estate Holdback Amount, Buyer may terminate this Agreement pursuant to Section 8.1(d)(iv). The determination of whether the Debtors are reasonably likely to be administratively insolvent for purposes hereof shall be calculated in good faith without taking into account general reserves or general contingencies, in each case, for unknown or non-specific liabilities and shall only include allowed administrative expense amounts the Debtors reasonably expect to pay or cause to be paid.

(e)    Any amounts Buyer would have been entitled pursuant to Section 2.7(f) to retain up to the Junior Claim Amount, shall instead be paid by the Debtors to Buyer promptly upon the events giving rise to such entitlement in Section 2.7(f). The Junior Claim Amount shall be entitled to administrative expense priority status in the Bankruptcy Proceeding pursuant to Section 503(b)(1)(A) of the Bankruptcy Code, junior in administrative expense status only to (i) such obligations granted administrative expense priority pursuant to the DIP Order, (ii) such obligations that are senior to (or carved-out from) the administrative expense priority claims granted pursuant to the DIP Order, and (iii) allowed administrative expense obligations arising in the ordinary course of the Debtors’ business, but shall not be junior to any other administrative expense obligations in the Bankruptcy Proceeding.

(f)    Subject to Section 8.1(d)(vi) and Section 2.7(d), Buyer shall be permitted to hold back from the Closing Payment an amount equal to the Estate Holdback Amount, if any, at the Closing. Subject to Section 2.7(e) with respect to the Junior Claim Amount, in the event that Buyer holds back the Estate Holdback Amount following the Closing, Buyer shall promptly (but in any event within five Business Days) pay to Sellers the following amounts, up to the Estate Holdback Amount (in the aggregate), by wire transfer of immediately available funds to an account designated in writing by LSC:

(i)     upon the completion of either of the External Deed Transfers as set forth on Section (a)(i) of Schedule 6.15(a), subject to the proviso below, an amount equal to the Property Holdback Amount related to the completion of such action on Schedule 6.15(b); and

(ii)    upon the Final Determination Date, subject to the proviso below, an amount equal to the greater of (A) (I) the difference between the Final Net Working Capital, less the Estimated Net Working Capital, plus (II) the difference between the Estimated Assumed Expenses Amount, less the Final Assumed Expenses Amount, and (B) $0;

provided that, in no event shall the Buyer be obligated to pay amounts under this Section 2.7(f) in the aggregate that exceed the Estate Holdback Amount. In the event the External Deed Transfers described on Schedule 6.15(a) with respect to either of the subject properties are not completed prior to the Outside Conveyance Date, the Buyer shall be entitled to retain the portion of the Property Holdback Amount related to such property and shall have no further obligation to pay such amount to Sellers or any other Person. In the event upon the Final Determination Date, the Estate Holdback Amount (after giving effect to any previous payments pursuant hereto), exceeds the amount Buyer is obligated to pay Sellers in clause (ii), then Buyer is entitled to retain such excess amount and shall have no further obligation to pay such amount to Sellers or any other Person.

(g)    Estimated Net Working Capital, Final Net Working Capital and the determinations and calculations contained therein shall be prepared in accordance with GAAP, applied in a manner consistent with Schedule 2.7, except that such statements, calculations and determinations shall not include any purchase accounting or any other adjustment arising out of the consummation of the transactions contemplated by this Agreement.

(h)    Sellers and Buyer will use their respective reasonable best efforts to minimize the Final Assumed Expenses and Final Seller Tax Amount.

(i)    Sellers shall use their reasonable best efforts to keep the professional advisors to the Ad Hoc Group apprised of the status of matters contemplated by this Section 2.7.

(j)    Notwithstanding anything in this Agreement to the contrary, the implementation of any Qualified Holdback Replacement Modification (as defined in the Credit Bid Support Agreement) shall require Sellers’ consent (not to be unreasonably withheld). If Sellers consent to such Qualified Holdback Replacement Modification, Sellers and their respective Affiliates and Representatives shall cooperate in good faith to implement such Qualified Holdback Replacement Modification.

Section 2.8    Withholding. Buyer shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement any amounts required to be deducted and withheld under the Code or any provision of any U.S. federal, state, local or foreign Tax Law. Prior to withholding any amount, Buyer shall provide written notice to the Seller to whom such amounts would otherwise have been paid, together with reasonably sufficient details regarding the relevant withholding law. To the extent that amounts are so deducted and withheld and properly remitted to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller. The Parties shall cooperate and use their commercially reasonable efforts to obtain any available reduction to or exemption from any such withholding requirement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the corresponding numbered section or subsection of a Schedule (it being agreed that for the purposes of the representations and warranties made by Sellers in this Agreement, disclosure of any item in any Schedule shall be deemed disclosure with respect to any other section or sub-section of the Agreement to which the relevance of such item is reasonably apparent on its face), Sellers represent and warrant to Buyer as of the date of this Agreement and as of the Closing, as follows:

Section 3.1    Organization; Good Standing. Each Seller and each Transferred Entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Seller and each Transferred Entity has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept applies, is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2    Transferred Entities.

(a)    Part 1 of Schedule 3.2(a) sets forth the designation and par value and the number of authorized, issued and outstanding Equity Interests of Holdings B.V. held by LSC Communications Netherlands B.V., a limited liability organized under the Laws of The Netherlands and the record owner of each such issued and outstanding Equity Interest (the “Stock Seller”). The Stock Seller is wholly owned by the Sellers and legally and beneficially owns, directly or indirectly, all of the respective Equity Interests set forth opposite its name in Part 2 of Schedule 3.2(a) free and clear of any Liens, except with regard to restrictions arising under or in connection with the Securities Act or any other applicable securities Laws. Each Transferred Entity legally or beneficially owns, directly or indirectly, all of the respective Equity Interests set forth opposite its name in Part 3 of Schedule 3.2(a) free and clear of any Liens, except for restrictions arising under or in connection with the Securities Act or any other applicable securities Laws (including state securities and “blue sky” Laws). The Equity Interests identified on Schedule 3.2(a) constitute 100% of the issued and outstanding securities of the Transferred Entities and Sellers have good and valid title to such Equity Interests.

(b)    All the Transferred Interests have been duly authorized and validly issued and are fully paid and were not issued in violation of any preemptive or other similar right. There are no outstanding options, warrants, rights of conversion, exchange or purchase or any similar rights in respect of any Transferred Interests. There are no agreements or understandings outstanding with respect to the issuance, voting, sale or transfer of any of the Transferred Interests (except for this Agreement). Sellers have full right, power and authority to transfer and deliver to Buyer good and valid title to the Transferred Interests, free and clear of all Liens, except for restrictions imposed by applicable securities Laws.

(c)    No Transferred Entity owns, beneficially, directly or indirectly, any Equity Interests of any Person other than all of the respective Equity Interests set forth opposite its name in Part 2 of Schedule 3.2(a). No Transferred Entity has any obligation to contribute capital to, or loan any amounts to, or acquire equity securities of, any Person that is not a Subsidiary.

(d)    All of the Equity Interests associated with the Investments have been duly authorized and validly issued and are fully paid and are not subject to, and have not been issued in violation of, any preemptive or other similar right. There are no agreements or understandings outstanding with respect to the issuance, voting, sale or transfer of any of the Equity Interests associated with the Investments or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any of the Equity Interests or debt securities associated with the Investments. No Seller or any of its Affiliates has any obligation to contribute capital to, or loan any amounts to, or acquire equity securities of, any Person relating to an Investment.

(e)    As of July 31, 2020, except for such Indebtedness as is set forth on Schedule 3.2(e), none of the Transferred Entities has any outstanding Indebtedness. Since July 31, 2020, any Indebtedness incurred by the Transferred Entities has been incurred in the Ordinary Course of Business and would not reasonably be expected to be material to the Business (taken as whole).

(f)    Neither F.T.C. Services, Inc. nor Moore-Langen Printing Company, Inc. has any assets used in, or Related to the Business.

Section 3.3    Authority; Approval. Subject to the issuance of the Sale Order and any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby:

(a)    each Seller has all right, power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will become a party and has all requisite corporate or similar power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will become a party; and

(b)    this Agreement has been duly executed and delivered by each Seller and, assuming due execution and delivery by Buyer, will constitute a valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, subject, in the case of any Seller that is not a Debtor, to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (the “Equitable Exception”).

Section 3.4    Governmental Filings; No Violations.

(a)    Other than the filings and/or notices under the HSR Act and the filings, notices, reports, consents, registrations, approvals, permits and authorization set forth on Schedule 3.4(a), and subject to the issuance of the Sale Order and any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby, and, assuming the representations of Buyer made in Section 4.3 are true and correct, no filing, notice, report, consent, registration, approval, permit or authorization is required to be given, filed or obtained by any Seller to or from any Governmental Entity in connection with the execution, delivery and performance by any Seller of this Agreement or the transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole) or prevent or materially delay the consummation of the transactions contemplated hereby.

(b)    The execution, delivery and performance by Sellers of this Agreement does not, and the consummation of the transactions contemplated hereby (x) will not result in the creation of any Lien upon any of the Transferred Assets or Transferred Entities under, and (y) will not, conflict with, or result in any violation of or default (with or without notice, lapse of time or both) under, require a consent, notice, authorization or approval under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under (i) any provision of the Organizational Documents of any Seller or any Transferred Entity or governing agreement applicable to any Investment, (ii) subject to the Sale Order or any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby, and assuming compliance with the matters referred to in Section 3.4(a), any Law or Order to which any Seller, the Business or the Transferred Assets are subject, or (iii) subject to the Sale Order or any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby, any Material Contract or Transferred Lease, except, in the case of clauses (ii) and (iii) above, for any such creation of any Lien, breach, violation, termination, default, right or loss of rights, adverse modification, cancellation or acceleration that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay or materially impair the consummation of the transactions contemplated hereby.

Section 3.5    Financial Statements.

(a)    The consolidated financial statements of LSC included in or incorporated by reference to the SEC Documents (including the related notes and schedule) (the “Financial Statements”) present fairly, in all material respects, the consolidated financial position of LSC and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to notes and normal and year-end adjustments that will not be material in amount or effect in the case of any unaudited statements). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be noted therein or in the notes thereto). LSC maintains a system of internal controls over financial reporting that is reasonably designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of LSC and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of LSC and its Subsidiaries are being made only in accordance with authorizations of management and directors of LSC and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of LSC and its Subsidiaries that could have a material effect on the financial statements of LSC and its Subsidiaries.

(b)    Since January 1, 2018, LSC has filed (or furnished) on a timely basis all reports, schedules, forms, statements and other documents (including exhibits, financial statements and schedules thereto, and all other information incorporated therein and amendments and supplements thereto) required to be filed with (or furnished to) the U.S. Securities and Exchange Commission (the “SEC”), by LSC (such documents, the “SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each SEC Document complied, or if filed (or furnished) subsequent to the date of this Agreement, will comply, as to form in all material respects with the requirements of the Securities Act, the Exchange Act or Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document. As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, no SEC Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and no SEC Document filed with (or furnished to) the SEC pursuant to the Exchange Act subsequent to the date of this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no amendments or modifications to the SEC Documents that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Accounts Receivable, net of any allowances for doubtful accounts and reserves for discounts, returns, damages, and promotions, set forth on the Financial Statements arose in the Ordinary Course. To the Knowledge of Sellers, there are no material disputes with respect to any of the Accounts Receivable that have not been reserved for on the Financial Statements. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all trade accounts payable have arisen in the Ordinary Course, and there are no trade accounts payable for purchases in material excess of usual requirements.

(d)    All of the letters of credit, guarantees (other than guarantees provided by any Seller in respect of Leases), sureties and other similar obligations relating to obligations of the Business to support or facilitate business transactions of the Business are set forth on Schedule 6.9(a).

Section 3.6    Litigation. Except for the general pendency of the Bankruptcy Proceeding and Actions that would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole), since January 1, 2018, there have not been, and there are no Actions pending or, to the Knowledge of Sellers, threatened, against any Seller or any Transferred Entity that are attributable to any of the Transferred Assets, the Business or, in each case, the ownership or operation thereof. There are no Actions pending, or to the Knowledge of Sellers, threatened that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents. Sellers are not subject to any outstanding Order that prohibits or otherwise restricts the ability of Sellers or any of their Affiliates to consummate the transactions contemplated by this Agreement or any other Transaction Documents or that is or is reasonably expected to be material to the Business (taken as a whole).

Section 3.7    Real Property.

(a)    Except for any real property set forth on Schedule 1.2(j), Schedule 1.1(a)(iv) sets forth a complete list of all of the real property owned by Sellers (other than the Stock Seller), specifying the address, ownership of, and any other information necessary to identify all Transferred Owned Property. Schedule 3.7(a) sets forth a complete list of all of the real property owned by Transferred Entities (such real property, the “Transferred Entity Owned Property”, and together with the Transferred Owned Property, collectively, the “Owned Property”), specifying the address, ownership of, and any other information necessary to identify all Transferred Entity Owned Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Sellers or the Transferred Entities, as applicable, have good and marketable title to, the Owned Property free and clear of all Liens, except Permitted Pre-Closing Encumbrances. As of the date hereof, there are no pending, or, to the Knowledge of Sellers, threatened, appropriation, condemnation, eminent domain or like proceedings relating to any Owned Property in any material respect. As of the date hereof, no Seller nor any Transferred Entity has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any Owned Property or any material portion thereof or interest therein.

(b)    Except as set forth on Schedule 1.2(j) and Schedule 1.5(c), Schedule 1.1(a)(iii) sets forth a complete list of all of the real property leased by Sellers (other than the Stock Seller), specifying the address and any other information necessary to identify all such Transferred Leased Property. Schedule 3.7(b) sets forth a complete list of all of real property leased by Transferred Entities (such leased real property, the “Transferred Entity Leased Property”, and together with the Transferred Leased Property, collectively, the “Leased Property”), specifying the address and any other information necessary to identify all such Transferred Entity Leased Property. (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of Sellers, none of the Sellers nor the Transferred Entities are in default under the Transferred Leases or the leases for the Transferred Entity Leased Property (collectively with the Transferred Leases, the “Leases”) (for the avoidance of doubt, not including any default directly arising due to the commencement of the Bankruptcy Proceeding or the financial condition of the Sellers), (ii) no written notice of any default under any material Leases (for the avoidance of doubt, not including any default directly arising due to the commencement of the Bankruptcy Proceeding or the financial condition of the Sellers), which default remains uncured, has been sent or received by any Seller or Transferred Entity, and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of Sellers, no conditions or circumstances exist which, with the lapse of time or the giving of notice, or both, would constitute a default or breach under the Leases (for the avoidance of doubt, not including any default directly arising due to the commencement of the Bankruptcy Proceeding or the financial condition of the Sellers). The Leases are in full force and effect in accordance with their terms, except as may be limited by the Equitable Exception, and no event has occurred which constitutes, or which with notice or lapse of time or both would constitute, a breach or default by any Seller or Transferred Entity (or to Sellers’ Knowledge, any other party thereto) of its obligations under any of the Leases (for the avoidance of doubt, not including with respect to the Bankruptcy Proceeding or the financial condition of the Sellers), except in each case for those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole). Sellers have made available to Buyer true and complete copies of all Leases, to the extent such Leases are in the possession of Sellers.

(c)    To the Knowledge of Sellers, Sellers or the Transferred Entities, as applicable, have exclusive possession of each parcel of the Owned Property and the Leased Property, other than (i) any occupancy rights granted to third-party owners, tenants or licensees set forth on Schedule 1.1(a)(iii) and (ii) any occupancy rights granted to third-party owners, tenants or licensees in the Ordinary Course for less than a material portion of any Owned Property or Leased Property. To the Sellers’ Knowledge, (A) there is no existing breach or default (for the avoidance of doubt, not including any default directly arising due to the commencement of the Bankruptcy Proceeding or the financial condition of the Sellers) by any party under any easements, restrictive covenants or similar instruments affecting the Owned Property which breach or default has not yet been cured, (B) no Seller nor any Transferred Entity has received written notice of any default (for the avoidance of doubt, not including any default directly arising due to the commencement of the Bankruptcy Proceeding or the financial condition of the Sellers), under any easements, restrictive covenants or similar instruments affecting the Owned Property which default has not yet been cured, and (C) there does not exist any condition or event that with the lapse of time or the giving of notice, or both, would constitute such a breach or default (for the avoidance of doubt, not including any default directly arising due to the commencement of the Bankruptcy Proceeding or the financial condition of the Sellers), under any easements, restrictive covenants or similar instruments affecting the Owned Property, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)    Notwithstanding anything in this Agreement to the contrary, in the event of any conflict or inconsistency between the representations and warranties made by Sellers in this Section 3.7 with respect to the Owned Property and the Leased Property and the representations and warranties made by Sellers in Article III (other than this Section 3.7), this Section 3.7 shall prevail.

Section 3.8    Material Contracts.

(a)    Other than this Agreement, the other Transaction Documents and the DIP Financing, Schedule 3.8(a) sets forth a true and correct list of the following (x) Contracts to which any Transferred Entity is a party and (y) Seller Contracts to the extent relating to the Business, the Transferred Assets, the Transferred Entities or Assumed Liabilities (together, the “Material Contracts”):

(i)    any joint venture agreements, partnership agreements, purchase and sale agreements or similar agreements that are material to the Business (taken as a whole) or in which the Sellers own more than 10% voting or economic interest (on an as-converted basis);

(ii)    any Contract which is reasonably expected by Sellers to either (A) involve any future aggregate receipts of revenues by any Seller(s) or any Transferred Entity(ies) in excess of $15,000,000 in the aggregate during the 2020 calendar year or (B) involve any future aggregate payments or obligations by any Seller(s) or any Transferred Entity(ies) in excess of $10,000,000 in the aggregate during the 2020 calendar year (other than purchase orders in the Ordinary Course);

(iii)    any non-competition agreement or any agreement or any Contract that purports to restrict, limit or prohibit the manner in which, or the locations in which any Seller or Transferred Entity conducts the Business;

(iv)    any Contract (A) imposing on the Transferred Entities, the Business or the Transferred Assets any future minimum take-or-pay requirements for ink, paper, plates, adhesives or packaging materials in excess of $5,500,000 per annum or (B) granting any type of exclusive rights to any Person or requiring that any Seller or Transferred Entity purchase all of its requirements of a specified good from any Person in an amount in excess of $5,000,000 per annum;

(v)    any Contract (including any right to receive or obligation to pay royalties or any other consideration) pursuant to which any Seller or Transferred Entity grants or receives any license, sublicense, co-existence agreement, covenant not to sue, or similar right with respect to Intellectual Property material to the Business, other than (x) intercompany licenses among Sellers or Transferred Entities, (y) agreements on standardized terms for commercially available software or information technology services with a one-time payment or aggregate annual payments to or from any of Sellers or Transferred Entities of under $2,000,000, or (z) non-exclusive licenses or grants of similar non-exclusive rights granted to customers, vendors, suppliers or distributors in the Ordinary Course;

(vi)    any material Contract with a Governmental Entity;

(vii)    any Contract pursuant to which any Seller or Transferred Entity currently leases personal property to or from any Person or holds or currently operates any tangible personal property owned by another Person, providing for lease payments in excess of $1,000,000 per annum;

(viii)    any collective bargaining agreement with any union, staff association, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively;

(ix)    any Contract relating to the incurrence of Indebtedness or the making of any loans by any Transferred Entity;

(x)    any Material Publisher Contract;

(xi)    any Contract under which any Seller or Transferred Entity has advanced or loaned any amount to any of its Affiliates, directors, officers, managers or employees;

(xii)    any Contract entered into in connection with any merger, consolidation, acquisition or disposition of a business or any material assets pursuant to which any Seller or Transferred Entity is subject to continuing purchase price adjustment, indemnification, “earn-out” or other contingent Liabilities (other than confidentiality obligations);

(xiii)    Contracts pursuant to which the Transferred Entities or the Sellers made or have made a binding commitment to make expenditures for the fiscal year ended December 31, 2020 or December 31, 2021 in excess of $10,000,000 during such fiscal year (other than purchase orders in the Ordinary Course);

(xiv)    any material Contract providing for or relating to consignment arrangements;

(xv)    any material Current Government Contract; and

(xvi)    any material settlement offers or other arrangements with respect to any current Action related to the Transferred Assets or the Business.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole), (i) no Seller or Transferred Entity is in breach or default under any Material Contract and (ii) no Seller or Transferred Entity has received a written notice of a breach or default of the terms of any Material Contract. The Material Contracts are in full force and effect in accordance with their terms, except as may be limited by the Equitable Exception, and no event has occurred which constitutes, or which with notice or lapse of time or both would constitute, a breach or default by any Seller or Transferred Entity (or to Sellers’ Knowledge, any other party thereto) of its obligations under any of the Material Contracts (for the avoidance of doubt, not including with respect to the Bankruptcy Proceeding), except in each case for those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole). Sellers have made available to Buyer true and complete copies of all Material Contracts (other than purchase orders and invoices).

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of Sellers, none of the Sellers, the Transferred Entities nor any of their respective present directors, officers or employees, agents or consultants, is or has been the subject of any allegation, voluntary disclosure, prosecution, investigation or other enforcement Action with respect to, or been given notice in writing by a Governmental Entity of, any violation by any of Sellers or any of the Transferred Entities of any Current Government Contract or to any Current Government Bid, and (ii) neither Sellers nor the Transferred Entities, or, to the Knowledge of Sellers, any of their respective present directors or officers is, or has been at any time in the past five years, suspended or debarred from doing business with any Governmental Entity.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all cost or pricing data in each Current Government Contract or in any Current Government Bid was materially accurate, complete, and current as of the date submitted and such Current Government Contracts and Current Government Bids would not reasonably be expected to give rise to a claim by a Governmental Entity or any counterparty to such Contract (i) for contract price adjustments or reductions in the amounts due to any Seller or any Transferred Entity, or (ii) to withhold or offset material amounts due to any Seller or any Transferred Entity. To the Knowledge of Sellers, no facts or circumstances related to any Current Government Contract or Current Government Bid exist that would reasonably be expected to give rise to a claim for fraud under any applicable Law, or, without limiting the foregoing, for any violation of the United States civil or criminal False Claims Act, the Anti-Kickback Act, the Procurement Integrity Act, or any comparable state or foreign Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9    Compliance with Laws; Permits.

(a)    Each of the Sellers and the Transferred Entities are, and since January 1, 2018, have been, in compliance with all Laws, and the Business is, and since January 1, 2018 has been, conducted in compliance with any Laws applicable to the Business or the Transferred Assets, in each case, except for violations that would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole). No Seller has received any written notice of (i) any investigation or review by any Governmental Entity with respect to the Business or the Transferred Assets or (ii) any material noncompliance with any applicable Laws which noncompliance has not been cured, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Seller and Transferred Entity has obtained and is in compliance with all Permits and Orders issued or granted by a Governmental Entity necessary to conduct its Business as presently conducted, except those the absence of which to have or be in compliance with would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Sellers hold all material Permits (including Environmental Permits) necessary for the current operation and conduct of the Business, the Transferred Entities, and the Transferred Assets, except where the failure to hold any such Permit has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Business, the Transferred Entities or the Transferred Assets. The Permits set forth on Schedule 3.9(b) are all of the material Permits (including Environmental Permits) necessary for the current operation and conduct of the Business, the Transferred Entities, and the Transferred Assets, as applicable.

(c)    Each of the Sellers, the Transferred Entities and each of their directors, officers and, to the Knowledge of Sellers, their employees and each other Person acting on behalf of the Sellers or the Transferred Entities, is and has for the past five years been in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and any other U.S. or foreign Law concerning anti-corruption or anti-bribery applicable to Sellers, to the Transferred Entities or to the Business. None of Sellers, the Transferred Entities or any of their directors or officers or, to the Knowledge of Sellers, their employees or any other Person acting on behalf of the Sellers or the Transferred Entities, has been at any time in the past five years, or is currently, the subject of any allegation, voluntary disclosure, prosecution, investigation or other enforcement Action with respect to, or been given notice in writing by a Governmental Entity of, any violation by any of Sellers or any of the Transferred Entities of the FCPA or any other U.S. or foreign Law concerning anti-corruption or anti-bribery applicable to the Sellers, the Transferred Entities or the Business. In the past five years, no Seller or Transferred Entity, nor any of their directors or officers or, to the Knowledge of Sellers, their employees, or any other Person acting on their behalf, has, in connection with the Business, corruptly paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly, to any foreign official (as such term is defined in the FCPA). Each Seller and each Transferred Entity has devised and maintains a system of internal controls designed to provide reasonable assurances that it is in compliance with the FCPA and any other U.S. or foreign Law concerning anti-corruption or anti-bribery applicable to the Sellers, the Transferred Entities or the Business.

(d)    Since January 1, 2018, none of Sellers, the Transferred Entities nor any of their respective Affiliates or, any director or officer, nor, to the Knowledge of Sellers, any agent, employee or other Person acting on behalf of Sellers or the Transferred Entities, directly or indirectly, is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce Denied Person’s List, the U.S. Department of Commerce’s Entity List, the U.S. Department of Commerce’s Unverified List, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by the United States federal government or (iii) located, organized or resident in a Designated Jurisdiction in violation of any Sanctions. Sellers and the Transferred Entities are in compliance with all applicable Export/Import Laws and Sanctions Laws, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2018, Sellers and the Transferred Entities (w) have not been found in violation of, charged with or convicted of, any Export/Import Laws or any Sanctions Laws (x) are not under investigation by any Governmental Entity for possible violations of any Export/Import Law or any Sanctions Law (y) have not been assessed civil penalties under any Export/Import Laws or any Sanctions Laws and (z) have not filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export/Import Laws or Sanctions Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole).

Section 3.10    Brokers and Finders. Except for fees and expenses payable to Evercore Group L.L.C. and AlixPartners, LLP by Sellers, there are no fees or expenses payable by any Seller to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers in connection with the transactions contemplated hereby.

Section 3.11    Employees.

(a)    No Seller or Transferred Entity is a party to, or bound by, any collective bargaining agreement, work rules or practices, or other agreement or Contract with a labor union, trade union, works council or like organization covering any of the Scheduled Employees and Transferred Entity Employees. There are no activities or proceedings by any individual or group of individuals, including representatives of any labor organization or labor unions, to organize any Scheduled Employees or any employees of any of the Transferred Entities. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there is no pending or, to the Knowledge of Sellers, threatened strike, lockout, slowdown, work stoppage, picketing or other labor dispute or disruption involving the Scheduled Employees or Transferred Entity Employees and (ii) each of the Sellers and Transferred Entities is in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, immigration, and occupational safety and health.

(b)    Schedule 3.11(b) sets forth the names of all individuals who are Seller Employees as of the date hereof and (x) whose job responsibilities primarily relate to the ownership, operation or use of the Transferred Assets or (y) whom Buyer and Sellers have otherwise designated as Scheduled Employees (the individuals set forth on Schedule 3.11(b), as such Schedule may be updated in accordance with Section 6.5(a), the “Scheduled Employees”). Schedule 3.11(b) also sets forth, for each Scheduled Employee, as applicable, the employee’s job title, date of hire, work location (indicating the applicable facility), annual base salary (and base wages) and target bonus opportunity for 2020, any other supplemental or bonus compensation (including commission opportunity and any retention bonus arrangements), job classifications, and whether or not the employee is a member of a labor union and, if so, the identity of such labor union (the “Scheduled Employees Schedule”). The Scheduled Employees Schedule shall be held in confidence and shall not be filed with the Bankruptcy Court (unless under seal).

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) none of Sellers and Transferred Entities have effectuated (A) a “plant closing” (as defined in the WARN Act) in connection with the Business; or (B) a “mass layoff” (as defined in the WARN Act) of individuals employed at or who primarily provided service to the Business; (ii) since January 1, 2018, Sellers and the Transferred Entities have not failed to provide advance notice of layoffs or terminations as required by, or incurred any material Liability under, the WARN Act, or any applicable Law for employees outside the United States, regarding the termination or layoff of employees; or (iii) there are no pending or, to the Knowledge of Sellers, threatened Actions, including any unfair labor practice Actions, against any Seller or any Transferred Entity brought by or on behalf of any applicant for employment, any current or former employees of Sellers, any person alleging to be a current or former employee, any representative, agent, consultant, independent contractor, subcontractor, or leased employee, volunteer, or “temp” of any Seller or any Transferred Entity, or any group or class of the foregoing, or any Governmental Entity, alleging violation of any labor or employment Laws, breach of any collective bargaining agreement, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) with respect to the Mexican Entities and the TOPS Mexican Entities, none of the applicable Transferred Entity Employees reside in a non-affiliated outsourcing entity; (ii) the Mexican Entities and the TOPS Mexican Entities are not participating, and have not in the past participated, in any employment structure or scheme in which the applicable Transferred Entity Employees and/or service providers receive any portion of their compensation through any concept other than salary; and (iii) the Mexican Entities and the TOPS Mexican Entities are not part, and have never been part, of any employment or compensation scheme that may be considered unlawful in accordance with applicable Law.

Section 3.12    Employee Benefit Plans.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Seller Plan (i) each such Seller Plan (including any related trusts) has been established, operated and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by any Seller or Transferred Entity with respect to each such Seller Plan, any Contract or by Law in respect of current or prior plan years have been timely paid or properly accrued and reflected in accordance with the provisions of such Seller Plan, applicable Law and GAAP, (iii) each Seller Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (“IRS”), to be qualified under Section 401(a) of the Code and, to the Knowledge of Sellers, nothing has occurred that would adversely affect the qualification or tax exemption of any such Seller Plan, (iv) with respect to any such Seller Plan that is subject to ERISA, none of Sellers and Transferred Entities has engaged in a transaction in connection with which any of Sellers and Transferred Entities reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (v) no Seller or Transferred Entity maintains or contributes to (A) a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (B) any Multiemployer Plan, (C) a plan maintained by more than one employer within the meaning of Section 413(c) of the Code, (D) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (E) a “registered pension plan” within the meaning of Section 248(1) of the Income Tax Act (Canada), or (F) a “retirement compensation arrangement” within the meaning of Section 248(1) of the Income Tax Act (Canada), (vi) other than routine claims for benefits, no material Liens or Actions by any Person or Governmental Entity have been filed in the past three years against any Seller Plan or against Sellers or any Transferred Entity with respect to any Seller Plan and, to the Knowledge of Sellers, no such material Liens or Actions are contemplated or threatened with respect to any Seller Plan, (vii) no Seller Plan provides retiree or post-employment medical, disability, life insurance or welfare benefits to any Person, except to the extent required under applicable Law, and (viii) to the Knowledge of Sellers, as of the date hereof, there are no facts or circumstances that would be reasonably likely to subject any Seller or any of its Subsidiaries to any assessable payment under Section 4980H of the Code. Participation in each Transferred Entity Plan is limited solely to current and former employees of the applicable Transferred Entity Employees (and their beneficiaries and dependents).

(b)    Schedule 3.12(b) sets forth a true and complete list of each material Seller Plan in which Scheduled Employees (or any beneficiary or dependents thereof) participate and each Transferred Entity Plan, and separately identifies each material Non-U.S. Plan, which list will be delivered to Buyer’s representative within ten Business Days after the date of this Agreement. Sellers have made available to Buyer’s representatives with respect to each material Transferred Seller Plan set forth on Schedule 1.1(a)(xv) as of the date hereof (excluding any “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”)) and each Transferred Entity Plan, to the extent applicable, accurate and complete copies of: (A) the plan document and all amendments thereto, (B) the most recent determination or opinion letter issued by the Internal Revenue Service or the Department of Labor, (C) the most recently prepared actuarial valuation or annual report, (D) the most recent summary plan description and summaries of material modifications and (E) all material correspondence to or from the Internal Revenue Service, the Department of Labor, or any other Governmental Entity for the last three years.

(c)    (i) All premiums due to the Pension Benefit Guaranty Corporation (the “PBGC”) with respect to the Pension Plan have been paid; (ii) no Seller or Transferred Entity has filed a notice of intent to terminate the Pension Plan and has not adopted any amendment to treat such the Pension Plan as terminated; (iii) the PBGC has not instituted, or threatened to institute, proceedings to treat any the Pension Plan as terminated; and (iv) to the Knowledge of Sellers, no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, the Pension Plan.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any of the Scheduled Employees or Transferred Entity Employees; (ii) limit or restrict the right of any Seller or its Affiliates to merge, amend or terminate any Seller Plan; (iii) accelerate the time of payment or vesting of benefits or increase the amount of other compensation due to any of the Scheduled Employees or Transferred Entity Employees; or (iv) result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Seller Plan.

(e)    Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) cause any material amounts payable (A) under the Seller Plans or (B) by any Transferred Entity (without taking into account any amounts payable under any new Buyer arrangements entered into after the date hereof) to fail to be deductible for U.S. federal income Tax purposes by virtue of Section 280G of the Code. No Seller Plan provides for, and none of Sellers and any of their Subsidiaries (including Transferred Entities) otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Seller Plan subject to the laws of any jurisdiction outside of the United States (the “Non-U.S. Plan”): (i) that is intended to qualify for special tax treatment, has met all requirements for such tax treatment; (ii) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and does not have unfunded liabilities or liabilities that could reasonably be imposed upon the assets of any of the Transferred Entity, Buyer or any of their respective Affiliates by reason of such Non-U.S. Plan; (iii) is in compliance with its terms and all applicable Laws; and (iv) if intended or required to be qualified, approved or registered with a Governmental Entity, is and has been so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

Section 3.13    Title to Transferred Assets; Sufficiency of Assets.

(a)    Subject to Section 1.6, Sellers have good and valid title to, or in the case of leased assets, have good and valid leasehold interests in, all material Transferred Assets, free and clear of all Liens (other than Permitted Pre-Closing Encumbrances) and, at the Closing, Buyer will be vested with good and valid title to, or in the case of leased assets, good and valid leasehold interests in, such material Transferred Assets, free and clear of all Liens (other than Permitted Post-Closing Encumbrances) and Excluded Liabilities, to the fullest extent permissible under Law, including Section 363(f) of the Bankruptcy Code.

(b)    The Transferred Assets and all such assets owned by the Transferred Entities, including any rights in assets or properties that are licensed or leased by third parties to one or more of the Sellers or Transferred Entities, constitute all or substantially all of the tangible and intangible assets and properties that are used or held for use by Sellers or the Transferred Entities in connection with the Business as currently conducted and (i) all material Transferred Assets are in good working condition and are suitable in all material respects for the purposes for which they are used (subject to normal wear and tear) and (ii) assuming all Necessary Consents required in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents have been obtained and all Permits have been transferred, the Transferred Assets are sufficient for Buyer to conduct and operate the Business in all material respects from and after the Closing Date in substantially the same manner as it was conducted by Sellers immediately prior to the Closing Date.

Section 3.14    Intellectual Property.

(a)    Sellers and the Transferred Entities own all right, title and interest in and to the Transferred Intellectual Property and the Intellectual Property owned by the Transferred Entities (“Transferred Entity Intellectual Property”), respectively, free and clear of all Liens other than Permitted Pre-Closing Encumbrances. Schedule 1.1(a)(vi) includes a complete list, as of the date hereof, of all material Transferred Intellectual Property that is registered with or issued by a Governmental Entity, including all material patents, registered Trademarks, copyright registrations, domain names, and applications therefor. All material Transferred Intellectual Property and all material Transferred Entity Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting Sellers’ or the applicable Transferred Entity’s use thereof or rights thereto. Each of the Sellers and the Transferred Entities, as applicable, have taken commercially reasonable steps to protect and maintain each material item of Transferred Intellectual Property or Transferred Entity Intellectual Property.

(b)    To the Knowledge of Sellers, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) Sellers’ and the Transferred Entities’ conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate, and since January 1, 2018, has not infringed, misappropriated or otherwise violated, the Intellectual Property of any other Person, and (ii) Sellers and the Transferred Entities have not, since January 1, 2018 through the date hereof, received any written notice (A) alleging any such infringement, misappropriation or violation by any of Sellers or the Transferred Entities of Intellectual Property owned by any other Person or (B) challenging any of the Sellers’ or

Transferred Entities’ right, interest or title in any of the Transferred Intellectual Property or Transferred Entity Intellectual Property, respectively. To the Knowledge of Sellers, none of the Transferred Intellectual Property, nor any Transferred Entity Intellectual Property, has been or is being infringed upon, misappropriated or otherwise violated by any other Person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    There is no Action against Sellers or the Transferred Entities pending before any Governmental Entity concerning the ownership, validity, registrability, enforceability, infringement, misappropriation or violation of any Transferred Intellectual Property or Transferred Entity Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Transferred Intellectual Property or Transferred Entity Intellectual Property is subject to any outstanding injunction, directive, order, decree, award, settlement or judgment restricting the use or validity thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)    Since January 1, 2018, there have been no security breaches of or unauthorized access to the technology and computer systems, infrastructure or Personal Information, in each case, owned by Sellers or any of the Transferred Entities and used in connection with the Business, in each case, except as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.

(e)    The Transferred IT Equipment used by Sellers in the operation of the Business, together with any IT Equipment licensed or provided by third parties to Sellers or Transferred Entities pursuant to Seller Contracts or Contracts to which any Transferred Entity is a party, are sufficient in all material respects for Seller’s and the Transferred Entities’ current needs in the operation of the Business as presently conducted, including sufficient numbers of seat, server core, or other unit-based licenses or leases used in the operation of the Business. Sellers and the Transferred Entities have implemented commercially reasonable backup, security and disaster recovery technologies and procedures in connection with the Transferred IT Equipment.

(f)    Sellers and the Transferred Entities have taken reasonable security measures in accordance with generally accepted industry standards and applicable Law, and in any event no less than reasonable measures to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, all non-public Transferred Intellectual Property and Transferred Entity Intellectual Property, and to maintain the security of all Personal Information in the possession of the Sellers and the Transferred Entities, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the non-public Transferred Intellectual Property or Transferred Entity Intellectual Property has been used, disclosed, or appropriated to the detriment of the Sellers, the Transferred Entities or the Business without authorization, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No present or former officer, director, employee, agent, contractor or consultant of the Sellers or the Transferred Entities has misappropriated any trade secrets or other confidential information of any other person in the course of the performance of responsibilities to the Sellers or the Transferred Entities, other than unintentional misuse in a manner that is not material.

(g)    The proprietary software that is owned by one or more of the Sellers or the Transferred Entities (“Proprietary Software”) does not contain any computer code or any other mechanism which is intended to (i) disrupt, disable, erase or harm in any way such software’s operation, or cause such Proprietary Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any person to access such software or any data, hardware, storage media, programs, equipment or communications without authorization, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) none of the Proprietary Software fails to comply in any material respect with any applicable warranty relating to the use, functionality or performance of such Proprietary Software, and (B) there are no pending or, to the Knowledge of the Sellers, threatened claims alleging any such failure. To the Knowledge of Sellers, neither the Sellers nor the Transferred Entities or any person acting on behalf of the Sellers or the Transferred Entities have, since January 1, 2018, disclosed or delivered, or permitted the disclosure or delivery to, any escrow agent or other person, of any material portion of source code for Proprietary Software.

(h)    The Sellers and the Transferred Entities have not distributed any Open Source Software (alone or incorporated, integrated, or bundled with or into any products of the Sellers, the Transferred Entities or the Business) in a manner that would require that any Proprietary Software: (i) be disclosed, distributed, or made available in source code form; (ii) be licensed with the permission to create derivative works; (iii) be redistributable at no charge; or (iv) be subject to any other material limitation, restriction or condition on the right or ability of the Sellers or the Transferred Entities to use or distribute any such software, in each case (clauses (i) through (iv)), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Sellers and the Transferred Entities have been and currently are in compliance with all licenses to Open Source Software that are used in its Business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)    The Sellers and the Transferred Entities maintain (i) at least one machine readable copy of the Proprietary Software and (ii) reasonably complete technical documentation or user manuals for material releases or versions thereof currently in use by Sellers and the Transferred Entities, currently made available to the customers of Sellers, the Transferred Entities or the Business, or currently supported by Sellers, the Transferred Entities or the Business. The Sellers and the Transferred Entities maintain at least one copy of the material Proprietary Software in source code format (the “Source Code”), and such code is treated as confidential and substantially in accordance with industry-standard safekeeping for proprietary Source Code.

(j)    Each of the Sellers (with respect to the Transferred Assets) and the Transferred Entities has, during the past three years, complied with (i) all applicable Laws governing the collection, use, security, handling, and sharing of Personal Information, (ii) their respective policies governing the collection, use, security, handling, and sharing of Personal Information, and (iii) provisions of contracts related to the collection, use, security, handling, and sharing of Personal Information, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k)    All employees, contractors and consultants of the Sellers or the Transferred Entities involved in the development of any material Transferred Intellectual Property or material Transferred Entity Intellectual Property have executed written agreements providing for the assignment to the Sellers or the Transferred Entities, as applicable, of all material inventions and material Intellectual Property rights created by such employee, contractor or consultant in the course of his, her, or its employment or other engagement with the Sellers or the Transferred Entities, without further consideration or any restrictions or obligations on the use or ownership of such Transferred Intellectual Property or Transferred Entity Intellectual Property (an “IP Assignment”). No employee, officer, director, consultant or advisor of the Sellers or the Transferred Entities (i) retains any ownership right or similar interest in or with respect to any material Transferred Intellectual Property or Transferred Entity Intellectual Property, or (ii) is in material violation of any IP Assignment.

Section 3.15    Environmental Matters.

(a)    Except for matters that relate to an Excluded Liability or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)    the Business, the Owned Property and the Leased Property have been since January 1, 2018 and are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Sellers of all Environmental Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof, and there are no pending or, to the Knowledge of Sellers, threatened proceedings relating to the appeal, revocation, non-renewal, suspension, or termination of such Environmental Permits) and, to the Knowledge of Sellers, as of the date hereof, there are no other Environmental Liabilities with respect to the Business;

(ii)    there are no writs, injunctions, decrees, orders or judgments outstanding, or any notices, actions, suits, proceedings or investigations pending or, to Sellers’ Knowledge, threatened, relating to compliance with Environmental Laws or any other actual or potential Environmental Liability affecting the Business, the Owned Property, the Leased Property or the Transferred Assets and, to Sellers’ Knowledge, there is no condition, situation or set of circumstances that would reasonably be expected to result any such Liability;

(iii)    to Sellers’ Knowledge, there has been no placement, storage, burial, Release, threatened Release, contamination or disposal of Hazardous Substances at any Owned Property, Leased Property or third-party property, or waste generated, produced by or resulting from operations of Seller or any of its Affiliates or any legally responsible predecessor corporation thereof, and no Person has been exposed to any Hazardous Substances at, from, in, to, on, or under any Owned Property, Leased Property or third-party property, that has given or could reasonably be expected to give rise to any Environmental Liability for which the Business or any Transferred Entity would incur or share Liability; and

(iv)    except as present in compliance with Environmental Laws, to Sellers Knowledge, there are no (i) polychlorinated biphenyl-containing equipment, (ii) underground storage tanks, or (iii) asbestos-containing material at any Owned Property, Leased Property, or Transferred Asset.

(b)    Sellers have delivered or otherwise made available to Buyer for inspection complete and correct copies of material studies, audits, assessments, memoranda and investigations pertaining to Hazardous Substances at the Owned Property, Leased Property, and Transferred Assets or regarding the compliance of the Business, the Owned Property and the Leased Property with applicable Environmental Laws that are in the possession or control of Sellers.

(c)    Sellers and the Transferred Entities have not, either expressly or by operation of law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability or obligation, arising under or relating to Environmental Laws affecting the Business, the Owned Property, Leased Property, or Transferred Assets.

(d)    To the Knowledge of Sellers, neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement will require any notification to or consent of any Governmental Entity or other Person or the undertaking of any investigations or remedial actions pursuant to Environmental Laws.

Section 3.16    Taxes.

(a)    Sellers have timely filed or caused to be filed all material Tax Returns with respect to the Transferred Assets required under applicable Law to be filed by Sellers or any Transferred Entity with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file), and all Taxes shown as due on such Tax Returns have been paid.

(b)    All income and other material Tax Returns of or with respect to each Transferred Entity required under applicable Law to be filed have been filed with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file) and all Taxes shown as due on such Tax Returns have been paid.

(c)    No audit or other proceeding with respect to any income or other material Taxes or income or other material Tax Returns with respect to the Transferred Assets or any Transferred Entity is currently in progress, or has been proposed or threatened in writing.

(d)    No Transferred Entity has received written notice of any material outstanding, proposed or assessed Tax deficiency that has not been paid, accrued for or been contested in good faith and in accordance with applicable Law (with appropriate reserves taken in accordance with applicable accounting standards), nor has any Transferred Entity executed any waiver of any statute of limitations in respect of material Taxes nor agreed to any extension of time with respect to a Tax assessment, collection or deficiency.

(e)    There are no liens for Taxes other than Permitted Pre-Closing Encumbrances upon any of the Transferred Assets or any assets of a Transferred Entity.

(f)    There are not any outstanding ruling requests, and no rulings have been received, by any Transferred Entity relating to Taxes.

(g)    No claim has been made by a Governmental Entity in a jurisdiction where Sellers have not filed a Tax Return with respect to the Transferred Assets, or where a Transferred Entity has not filed a Tax Return, that Sellers or a Transferred Entity are or may be subject to Tax by such jurisdiction with respect to the Transferred Assets or Transferred Entities (as applicable), nor to Sellers’ or any Transferred Entity’s knowledge is any such assertion threatened.

(h)    Sellers, with respect to the Business and Transferred Assets have, and each Transferred Entity has, collected all material sales and use Taxes required to be collected and has remitted or will remit on a timely basis such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates or other valid forms of exemption.

(i)    Sellers have, to the extent related to the Transferred Assets, the Business or the Transferred Entities, and each Transferred Entity has, withheld and paid all material Taxes required to be withheld with respect to amounts paid or owing to any employee, creditor, independent contractor or other third party.

(j)    No Transferred Entity (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is LSC) or (ii) has any liability for the Taxes of any person (other than Sellers) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract (other than contracts entered into in the Ordinary Course the primary subject matter of which is not Tax).

(k)    No Transferred Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l)    No Transferred Entity is a party to or bound by any Tax indemnity, Tax allocation or Tax sharing agreement (other than agreements entered into in the Ordinary Course the primary subject matter of which is not Tax).

(m)    No Transferred Entity has entered into any agreement with third parties that could be understood for purposes of Article 17-B of the Mexican Federal Tax Code (Código Fiscal de la Federación) as a joint venture or “asociación en participación”. No Transferred Entity has acquired a negotiation in terms of section IV of Article 26 of the Mexican Federal Tax Code (Código Fiscal de la Federación). No Mexican Entity or TOPS Foreign Entity has received an invoice issued by a third party that has been assessed by the Tax Authorities to fall under the scope of Article 69-B of the Mexican Federal Tax Code (Código Fiscal de la Federación); provided that if a Mexican Entity or TOPS Foreign Entity has received such invoice, either it did not give tax effects to the associated invoices or it evidenced to the Tax Authority that the services or goods were effectively provided. The CFDIs (Comprobante Fiscal Digital por Internet) issued in favor of the Mexican Entity or TOPS Foreign Entity support real bona fide and existing transactions carried out in the Ordinary Course. All transactions carried out by a Mexican Entity or TOPS Foreign Entity have a legitimate business rationale, and do not violate Article 5-A of the Mexican Federal Tax Code (Código Fiscal de la Federación).

(n)    All material deductions utilized by Transferred Entities in preparing any Tax Returns have been utilized in conformity with applicable Law.

(o)    No Transferred Entity will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

Section 3.17    Intracompany Arrangements. Except: (a) for employment-related arrangements and the payment of compensation and benefits in the Ordinary Course, (b) Contracts entered into in the Ordinary Course on an arm’s length basis, or (c) as set forth on Schedule 3.17, no current officer, manager, director or Affiliate of any Seller (other than the Transferred Entities) is a party to any Contract, or business relationship with, or has any material interest in any property used by, any of the Sellers or the Transferred Entities.

Section 3.18    Insurance.

(a)    Each material insurance policy maintained for, at the expense of, or for the benefit of, the Transferred Entities, the Transferred Assets or the Business is in full force and effect, all premiums due to date thereunder have been paid in full and neither Sellers nor any of its Affiliates is in material default with respect any other obligations thereunder.

(b)    Except as set forth on Schedule 3.18(b), neither Sellers nor any Affiliate thereof, including the Transferred Entities, has received written notice of cancellation or nonrenewal, in whole or in part, in respect of any such policy.

Section 3.19    Material Customers; Material Vendors.

(a)    Schedule 3.19(a) sets forth with respect to the Business (i) the top 20 customers of the Business in each of the Books Segment, the MCL Segment, the Office Products Segment and the top 10 customers of the Mexico Segment since the period beginning January 1, 2019 and ending as of July 31, 2020 (collectively, the “Material Customers”) and (ii) the amount of consideration paid by each Material Customer during such period. Neither Sellers nor any Transferred Entities have, since January 1, 2020, received any notice that any of the Material Customers has ceased, or, to Sellers’ Knowledge intends to cease, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business, except for any such terminations, reductions or renegotiations with such Material Customers in the Ordinary Course. Neither Sellers nor any Transferred Entities has, since January 1, 2020, been engaged in any material dispute or controversy with any Material Customer with respect to the supply or pricing of products or services by Sellers or any Transferred Entities.

(b)    Schedule 3.19(b) sets forth the top 25 vendors of the Business since the period beginning January 1, 2019 and ending as of August 31, 2020 (collectively, the “Material Vendors”) and the amount of consideration paid to each Material Vendor during such period. Neither Sellers nor any Transferred Entities have, since January 1, 2020, received any notice that any of the Material Vendors has ceased, or, to Seller’s Knowledge, intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business, except for any such terminations, reductions or renegotiations with such Material Vendors in the Ordinary Course. Neither Sellers nor any Transferred Entities has, since January 1, 2020, been engaged in any material dispute or controversy with any Material Vendor with respect to the supply or pricing of products or services to Sellers or any Transferred Entities.

Section 3.20    Undisclosed Liabilities. Other than (a) Liabilities set forth in, reflected in or reserved against in the Financial Statements, (b) Liabilities for Taxes, (c) Liabilities incurred in the Ordinary Course since December 31, 2019 (none of which related to a violation of Law or tort or infringement Action), (d) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated hereby, (e) Liabilities that have been incurred in the performance of obligations under any Seller Contracts (but not Liabilities incurred as a result of breaches of any such Seller Contract), (f) Excluded Liabilities, (g) Liabilities arising from or in connection with the Bankruptcy Proceeding and (h) Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole), there are no Liabilities of the Business or the Transferred Entities required by GAAP to be reflected or reserved against on a balance sheet of Sellers or of LSC and its Subsidiaries.

Section 3.21    Absence of Certain Developments. Since December 31, 2019, other than as contemplated by the Transaction Documents or actions taken in connection with or related to the filing of the Bankruptcy Proceeding or arising out of the Bankruptcy Proceeding, the Sellers and the Transferred Entities have conducted the Business in the Ordinary Course. Since December 31, 2019, there has not been any effect, change, event, occurrence, development, circumstance, condition or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect. Since June 30, 2020, the Sellers and the Transferred Entities have not taken any actions which would, had such actions been taken after the date of this Agreement, required the consent pursuant to Section 6.2(b)(v)-(viii), (x)-(xii), (xv)-(xvi) and (xviii)-(xxi).

Section 3.22    Bank Accounts. Sellers have made available to Buyer a complete list of all bank accounts (including any deposit accounts, securities accounts and any sub-accounts), safety deposit boxes and lock boxes (in each case, designating each authorized signatory with respect thereto) maintained with respect to the Business.

Section 3.23    COVID-19 Measures. Sellers have made available to Buyer a list of all workplace guidelines and policies that have been implemented by any Seller or any of its Affiliates as of the date hereof in response to COVID-19 with respect to the Business, any Transferred Asset or any Transferred Entity. To the Knowledge of Sellers, each of the Sellers and the Transferred Entities are in compliance in all material respects with all COVID-19 Measures.

Section 3.24    No Other Representations or Warranties.

(a)    Except for the representations and warranties contained in this Article III, no Seller nor any other Person makes any other express or implied representation or warranty with respect to Sellers, the Business, the Transferred Assets, the Transferred Interests, the Assumed Liabilities or the transactions contemplated hereby, and each Seller disclaims any other representations or warranties, whether made by Sellers, any Affiliate of Sellers or any of Sellers’ or their Affiliates’ respective Representatives. Except for the representations and warranties contained in this Article III, each Seller (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute or otherwise, relating to the condition of the Transferred Assets (including any express or implied warranty of merchantability or fitness for a particular purpose) and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to Buyer by any Representative of Sellers or any of its Affiliates). Sellers make no representations or warranties to Buyer regarding the probable success or profitability of the Transferred Assets or the use thereof. Notwithstanding anything to the contrary herein, the foregoing shall not limit, in any way, the specific representations and warranties made by Sellers in this Agreement and nothing in this Agreement shall be deemed to be a waiver of any claim for fraud.

(b)    Each Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to the transactions contemplated hereby or with respect to the accuracy or completeness of any other information provided, or made available, to Sellers in connection with the transactions contemplated hereby and none of the Sellers have relied on any representation or warranty other than those expressly set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as of the date hereof and as of the Closing, as follows:

Section 4.1    Organization, Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has all requisite limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept applies, is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, in each case, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.2    Authority; Approval.

(a) Buyer has all right, power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will become a party and has all requisite limited liability company or similar power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated hereby. No additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Transaction Documents to which it is or will become party.

(b)    This Agreement has been duly executed and delivered by Buyer and, when executed and delivered by Sellers, will constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Equitable Exception.

Section 4.3    Government Filings; No Violations.

(a) Other than the HSR Act and the filings, notices, reports, consents, registrations, approvals, permits and authorization set forth on Schedule 4.3(a), and subject to the issuance of the Sale Order and any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby, no filing, notice, report, consent, registration, approval, permit or authorization is required to be given, filed or obtained by Buyer to or from any Governmental Entity in connection with the execution, delivery and performance by Buyer of this Agreement or the transactions contemplated hereby.

(b)    The execution, delivery and performance by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice, lapse of time or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under (i) any provision of the Organizational Documents of Buyer or (ii) subject to the Sale Order, any Law or Order to which Buyer, except, in the case of clause (i) and (ii) is subject for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 4.4    Litigation. There are no Actions pending, or, to the Knowledge of Buyer, threatened against Buyer, and Buyer is not subject to any Order, in each case, that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 4.5    Available Funds.

(a) Buyer has sufficient funds available to it in cash to pay or cause to be paid the Closing Payment, all Assumed Cure Costs, all Assumed Expenses and, to the extent payable at the Closing, all other obligations, fees and expenses required to be paid by Buyer in connection with the transactions contemplated hereby, and to effect the transactions contemplated hereby. Buyer’s obligations hereunder are not subject to a condition regarding Buyer’s obtaining of funds

(including the Financing) to consummate the transactions contemplated hereby. Upon the consummation of the transactions contemplated hereby, (i) Buyer will not be insolvent as defined in Section 101 of the Bankruptcy Code, (ii) Buyer will not be left with unreasonably small capital to carry on the Business, (iii) Buyer will not have incurred debts beyond its ability to pay such debts as they mature and (iv) the capital of Buyer will not be impaired.

(b)    As of the date hereof, Buyer has provided to Sellers a complete and correct copy of a fully executed Debt Commitment Letter and all exhibits, schedules and annexes thereto, from the Financing Sources, pursuant to which such Financing Sources have agreed, subject to the terms and conditions thereof, to provide the amount of debt financing stated therein (collectively, the “Financing”).

(c)    There are no conditions precedent related to the funding of the full amount of the Financing, other than those expressly set forth in the Debt Commitment Letter. Other than as expressly set forth in the Debt Commitment Letter, there are no agreements, side letters, arrangements or understandings that would, or would reasonably be expected to, (i) impair the enforceability of the Debt Commitment Letter, (ii) reduce the aggregate amount of the Financing below the level required for Buyer to have sufficient funds, together with its other sources of cash, to pay the Closing Payment and other monetary obligations to be paid by Buyer at the Closing, (iii) impose new or additional conditions precedent to the Financing, or (iv) otherwise adversely expand, amend or modify any of the conditions precedent to the Financing.

(d)    As of the date hereof, the Debt Commitment Letter is valid, binding and enforceable against Buyer and, to the Knowledge of Buyer, each of the other parties thereto, in accordance with its terms (subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). The Debt Commitment Letter is in full force and effect, and no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Buyer or, to the Knowledge of Buyer, any other party thereto, under the terms and conditions of the Debt Commitment Letter. As of the date hereof, the Debt Commitment Letter has not been amended, restated or otherwise modified or waived in any manner, the commitments contained in the Debt Commitment Letter have not been terminated, withdrawn, modified or rescinded and, to the Knowledge of Buyer, no such amendment, restatement, modification, waiver, termination, withdrawal or rescission is contemplated (other than to add or replace lenders, financial institutions, lead arrangers, bookrunners, syndication agents or other similar entities in the manner contemplated by the Debt Commitment Letter). As of the date hereof, Buyer has no reason to believe that any of the conditions to the funding of the Financing contemplated by the Debt Commitment Letter will fail to be satisfied on the Closing Date or that the full amounts committed pursuant to the Debt Commitment Letter will not be available to be funded on the Closing Date. Buyer has paid or caused to be paid in full any and all commitment fees or other fees or expenses that are required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement.

Section 4.6    Credit Bid Support Agreement. Buyer has provided Sellers with a true, correct and complete copy of the Credit Bid Support Agreement. The Credit Bid Support Agreement has been duly executed by ACR III Libra Parent LLC, an Affiliate of Buyer, and assuming the due execution by the others party thereto, is in full force and effect and constitutes the valid and binding obligation of ACR III Libra Parent LLC. As of the date hereof, the Credit Bid Support Agreement has not been amended or modified, no such amendment or modification is contemplated as of the date hereof, and the respective commitments and obligations contained in the Credit Bid Support Agreement have not been withdrawn or rescinded in any respect.

Section 4.7    Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees (a) that it has conducted its own independent review and analysis of the Business and the Transferred Assets, Assumed Liabilities and other rights and obligations it is acquiring and assuming under this Agreement and the other Transaction Documents, as it deems necessary and appropriate in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, and (b) that Buyer will acquire the Transferred Assets (i) without any representation or warranty, express or implied, as to the fitness for purpose, merchantability, condition, quantity or quality of the Transferred Assets or any part thereof and (ii) in an “as is” condition and on a “where is” and “with all faults” basis without any warranty whatsoever, legal or conventional, at Buyer’s own risk as more fully set out in Section 3.24, except, in each case, for the representations and warranties expressly set forth in Article III of this Agreement.

Section 4.8    Brokers and Finders. Except for fees and expenses payable by Buyer, there are no fees or expenses payable to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer in connection with the transactions contemplated hereby.

Section 4.9    Investment Intent. Buyer is financially sophisticated and understands that the Transferred Interests have not been registered under the securities Laws of any jurisdiction, including the Securities Act, and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws. Buyer is acquiring the Transferred Interests for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. Buyer has not, directly or indirectly, offered the Transferred Interests to anyone or solicited any offer to buy the Transferred Interests from anyone, so as to bring such offer and sale of the Transferred Interests by Buyer within the registration requirements of the Securities Act or the securities Laws of any other jurisdiction. Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and the Transferred Interests that Buyer receives hereunder shall be received only on behalf of itself and its Affiliate assignees and not for the account or benefit of any other person or entity.

Section 4.10    No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty with respect to the transactions contemplated hereby, and Buyer disclaims any other representations or warranties, whether made by Buyer, any Affiliate of Buyer or any of Buyer’s or its Affiliates’ respective Representatives.

(b)    Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, no Seller nor any other Person has made any express or implied representation or warranty with respect to the transactions contemplated hereby or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer in connection with the transactions contemplated hereby.

(c)    Buyer acknowledges and agrees that the enforceability of this Agreement against Sellers is subject to entry of the Sale Order.

ARTICLE V

BANKRUPTCY MATTERS

Section 5.1    Competing Transactions.

(a) Consummation of the transactions contemplated hereby is subject to approval by the Bankruptcy Court and the consideration by Debtors, in consultation with the Consulting Professionals, of higher or better competing bids. Promptly after the date of this Agreement, Sellers will, and will cause their Affiliates and their and their respective officers and directors to, and will cause their other Representatives to, (i) promptly cease and terminate all solicitations, discussions and negotiations with any Person (other than Buyer and its Affiliates) that would be prohibited by this Section 5.1 (including any Person that received non-public information about the Sellers or with whom Sellers or their Representatives had discussions prior to the date of this Agreement) and terminate all physical and electronic data-room access previously granted to any such Person or any of their Representatives. Except as expressly set forth in this Section 5.1, from and after the date hereof, Sellers shall not, and shall cause their respective Representatives and Affiliates not to (i) initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person (except for Buyer and its Affiliates, agents and representatives) with respect to any Competing Transaction and (ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to any Competing Transaction.

(b)    Notwithstanding anything to the contrary in this Section 5.1, prior to the entry of the Sale Order, if Debtors receive a bona fide written proposal related to a Competing Transaction (an “Alternative Proposal”) that did not result from a breach of this Section 5.1, Debtors and their Representatives may, in all cases subject to compliance with this Section 5.1(b), communicate with such Person solely to clarify the terms and conditions thereof in order to determine whether such Alternative Proposal constitutes or would reasonably be likely to result in a Superior Proposal. Sellers shall promptly (and in any event within 24 hours) notify Buyer of the receipt of any Alternative Proposal and in connection with such notice, shall specify the material terms thereof (including, if applicable, by providing copies of any written requests, proposals, letters of intent or offers, including proposed agreements), and provide the identity of the Person making such Alternative Proposal, request or inquiry (including, if known, each of its beneficial owners and controlling persons).

(c)    If, prior to the entry of the Sale Order, the Company Board determines in good faith, after consultation with its Consulting Professionals, that (i) such Alternative Proposal is or would reasonably be expected to result in a Superior Proposal, and (ii) the failure to take the actions set forth in Section 5.1(b) would be inconsistent with the directors’ fiduciary duties under applicable Law, then LSC may (A) engage in negotiations or discussions with any such Person and its Representatives that has made such Superior Proposal, (B) furnish to such Person information relating to the Debtors pursuant to a confidentiality agreement with confidentiality provisions that are no less favorable to the Sellers than those contained in the Confidentiality Agreement, and (C) subject to compliance with Section 5.1(d) below, authorize, adopt, or approve such Superior Proposal and cause or permit the Sellers to terminate this Agreement pursuant to Section 8.1(b) in order to simultaneously enter into an agreement with respect to such Superior Proposal (a “Change of Recommendation”); provided, that in the case of each of clauses (A) and (B), LSC shall promptly (and in any event, within 24 hours) provide written notice thereof to Buyer.

(d)    Notwithstanding anything to the contrary in this Section 5.1, prior to the entry of the Sale Order, the Company Board may effect a Change of Recommendation; provided, however, that no such actions may be taken unless and until: (i) Debtors have provided prior written notice (a “Notice of Intended Recommendation Change”) to Buyer of the Debtors’ intention to make a Change of Recommendation at least five Business Days in advance of taking such actions, which notice shall include a reasonably detailed description of the material terms and conditions of the Alternative Proposal received by the Sellers that constitutes a Superior Proposal, including a copy of the acquisition agreement with respect to such Alternative Proposal and any other proposed transaction agreements with, and the identity of, the party making such Alternative Proposal; (ii) after providing such notice and prior to terminating this Agreement, Debtors shall have negotiated, and shall have caused their Representatives to negotiate, with Buyer and its Representatives in good faith during such five Business Day period to make such adjustments to the terms and conditions of this Agreement and the other Transaction Documents as would result in such Alternative Proposal not constituting a Superior Proposal; (iii) the Company Board shall have considered in good faith any changes to this Agreement and the other Transaction Documents that may be offered in writing by Buyer by 5:00 p.m. prevailing Eastern time on the last Business Day of the period described in the foregoing clause (ii); and (iv) following the expiration of such five Business Days’ notice period, the Company Board shall have determined in good faith, after consultation with the Consulting Professionals, that the Alternative Proposal received by the Debtors would continue to constitute a Superior Proposal even if such changes offered in writing by Buyer were given effect and that the failure to take the actions contemplated by this Section 5.1(d) continue to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that any material amendment to the terms of any Superior Proposal (and, in any event, including any amendment to any price term thereof or the form of consideration payable in connection therewith), shall require delivery of a new Notice of Intended Recommendation Change and compliance with the five Business Days’ period described in this Section 5.1(d).

(e)    If, upon completion of the Auction, Sellers have agreed to sell their assets under a Competing Transaction, Sellers may select Buyer as an Alternate Bidder (as defined in the Bid Procedures) or may select another Alternate Bidder as provided in the Bid Procedures. Buyer hereby agrees and acknowledges that it shall serve as an Alternate Bidder if so requested.

Section 5.2    Bankruptcy Court Filings.

(a)    Buyer and Sellers shall take all actions as may be reasonably necessary to cause the Sale Order to be issued, entered and become a Final Order, including furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court. Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” Buyer under Section 363(m) of the Bankruptcy Code.

(b)    Sellers shall use their commercially reasonable efforts to (i) hold the Auction, unless an Auction is not required to be held pursuant to the terms of the Bid Procedures, on or before September 11, 2020 and (ii) file and have entered the Sale Order on or before October 10, 2020.

(c)    The Parties shall consult with each other regarding pleadings that any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of the Sale Order, including, with respect to Debtors, sharing in advance any drafts thereof for Buyer’s review and comment. Each Seller shall promptly provide Buyer and its outside legal counsel with copies of all notices, filings and orders of the Bankruptcy Court that such Seller has in its possession (or receives) pertaining to the Sale Order, or any other order related to any of the transactions contemplated hereby, but only to the extent such papers are not publicly available on the docket of the Bankruptcy Court. No Seller shall seek any modification to the Sale Order by the Bankruptcy Court or any other Governmental Entity of competent jurisdiction to which a decision relating to the Bankruptcy Proceeding has been appealed, in each case, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

(d)    If the Sale Order, or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby are appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bid Procedures Order and the Sale Order, or other such order), subject to rights otherwise arising from this Agreement, Sellers shall take all actions as may be reasonably necessary to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

ARTICLE VI

COVENANTS

Section 6.1    Access and Information.

(a) From the date hereof through the Closing Date, subject to Section 6.1(b), Buyer will be entitled, through its Representatives, to have reasonable access to the Seller Employees, the Transferred Entity Employees, the Transferred Assets, including the offices and properties of the Sellers and of the Transferred Entities, and information of the Business regarding Assumed Liabilities. Any such access will be conducted upon reasonable advance notice and under reasonable circumstances and will be subject to restrictions under COVID-19 Measures and applicable Law. Sellers will direct and use their commercially reasonable efforts to cause their Representatives to cooperate with Buyer and Buyer’s Representatives in connection with such access, and Buyer and its Representatives will cooperate with Sellers and their Representatives; provided that (i) any such access shall be conducted, at Buyer’s expense in accordance with applicable Law (including applicable privacy and competition laws), under the supervision of Sellers’ personnel and in such a manner as to maintain confidentiality and not unreasonably interfere with the normal operations of the Business of Sellers and their Affiliates; (ii) in no event will the foregoing permit any sampling, invasive testing or analysis of soil, groundwater, building materials or other media, including any investigations of the sort generally referred to as a Phase II environmental investigation without the prior written consent of LSC; and (iii) the foregoing shall not require Sellers to disclose information or materials (A) that would (x) violate any obligation of confidentiality (not created in contemplation hereof) binding on Sellers or any of their respective Affiliates that or that could reasonably be expected to result in the loss or waiver of the protection of any attorney-client privilege, attorney work product privilege or other relevant legal privilege or immunity, or (y) the disclosure of which would result in the disclosure of any trade secrets of third parties or violate any applicable Laws related to the exchange of information (provided that, at Buyer’s reasonable request, the Parties shall implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided); or (B) relating to other bids or potential bids for any of the Transferred Assets.

(b)    As promptly as practicable after the date of this Agreement and prior to the Closing Date, Sellers shall provide to Buyer a list and high-level description of the material Proprietary Software platforms developed and used in connection with the Business.

(c)    All information received pursuant to this Section 6.1 shall be governed by the terms of the Confidentiality Agreement.

Section 6.2    Interim Operations of the Business.

(a) Except (i) (A) as required by applicable Law, including any COVID-19 Measures, (B) as required by the DIP Financing or (C) as authorized by any Order of the Bankruptcy Court, which Order is consistent with this Agreement, (ii) as otherwise expressly contemplated by this Agreement, (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (iv) as set forth on Schedule 6.2 or (v) to the extent primarily related to any Excluded Assets or Excluded Liabilities (so long as any such action would not reasonably be expected to (1) prevent, materially impair or materially delay the consummation of the transactions contemplated hereby or (2) materially adversely affect the Business or the Transferred Assets), during the period from the date hereof to and through the Closing Date, Sellers will, and will use commercially reasonable efforts to cause the Transferred Entities to: (A) conduct the Business in the Ordinary Course and maintain and preserve the Transferred Assets, and the assets and properties of the Transferred Entities, in their current condition, ordinary wear and tear excepted; (B) preserve in all material respects the present business operations, organization and goodwill of the Business, and the present relationships with the Seller Employees, material customers and material suppliers of the Business; and (C) maintain their books, accounts and records in the Ordinary Course.

(b)    Notwithstanding Section 6.2(a), except (1) (A) as required by applicable Law, including any COVID-19 Measures, (B) as required by the DIP Financing, or (C) as authorized by any Order of the Bankruptcy Court, which Order is consistent with this Agreement (2) as otherwise expressly contemplated by this Agreement or another Transaction Document, (3) with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed, with respect to such action), (4) as set forth on Schedule 6.2 or (5) to the extent solely related to any Excluded Assets or Excluded Liabilities (so long as any such action would not reasonably be expected to (A) prevent, materially impair or materially delay the consummation of the transactions contemplated hereby or (B) materially adversely affect the Business or the Transferred Assets), during the period from the date hereof to and through the Closing Date, no Seller shall, and shall use commercially reasonable efforts to cause the Transferred Entities not to, take any of the following actions:

(i)    sell, lease, Transfer, mortgage, pledge, assign, exclusively license or otherwise dispose of or encumber any of the assets or properties of the Transferred Entities or any Transferred Assets, including the Owned Property and Leased Property (or permit any of such assets or properties of the Transferred Entities or the Transferred Assets to become subject to any additional Liens, other than in respect of Permitted Pre-Closing Encumbrances (including, for the avoidance of doubt, Liens arising in connection with the DIP Financing)), other than (A) dispositions of inventory in the Ordinary Course, (B) dispositions not relating to any Owned Property or any Leased Property, in each case, of less than $1,000,000 individually or $5,000,000 in the aggregate, or (C) non-exclusive licenses or similar rights under Intellectual Property granted to customers, vendors, suppliers or distributors in the Ordinary Course;

(ii)    enter into any new Contract that would constitute a Material Contract if entered into prior to the date of this Agreement, or materially amend or modify any Material Contract (other than in any such cases involving any Excluded Contract or pursuant to Section 1.5(b));

(iii)    make or authorize any payment of, or accrual or commitment for, capital expenditures, other than capital expenditures of less than $500,000 individually or $2,500,000 in the aggregate, other than expenditures contemplated by the Sellers’ budget in effect as of the date of this Agreement set forth on Schedule 6.2(b)(iii);

(iv)    except as required pursuant to the terms of any Seller Plan in effect as of the date hereof or as otherwise required by applicable Law, (A) grant or announce any increase in the compensation or benefits (including severance or termination pay) of, or grant new retention awards, incentive awards or severance or termination pay to, any Scheduled Employee or any Transferred Entity Employee, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Seller Plan or any arrangement that would have been a Seller Plan had it been entered into prior to this Agreement, (C) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits of any Scheduled Employee or any Transferred Entity Employee, (D) forgive any loans or issue any loans (other than routine travel advances issued in the Ordinary Course) to any director, officer or Scheduled Employee or any Transferred Entity Employee, (E) hire any individual who would be a Scheduled Employee or any Transferred Entity Employee, or change the terms of employment of any Seller Employee so that he or she would become a Scheduled Employee or any Transferred Entity Employee (other than in the Ordinary Course for any Scheduled Employee or Transferred Entity Employee, in each case, with annual compensation not exceeding $150,000), (F) terminate the employment of any Scheduled Employee or any Transferred Entity Employee (excluding hourly employees) other than for cause (other than in the Ordinary Course), (G) transfer any Scheduled Employee to any Affiliate of any Seller (other than Sellers) or Transferred Entity Employee to any Affiliate of any Seller (other than the Transferred Entities), or (H) become a party to, establish, adopt, amend, terminate, extend or commence participation in any collective bargaining agreement or other agreement with a labor union, works council or similar organization covering any Scheduled Employee or any Transferred Entity Employee;

(v)    other than in connection with the decommissioning of the Decommissioned Plants where adequate notification under the WARN Act has been given, implement any layoffs of Seller Employees that implicate the WARN Act;

(vi)    waive, release, assign, settle or compromise any material Action relating to the Business to the extent that such waiver, release, assignment, settlement or compromise (A) imposes any binding obligation or restriction, whether contingent or realized, on the Business, the Transferred Assets, the Transferred Entities and/or Buyer, or (B) waives or releases any material rights or claims of the Transferred Entities or that would constitute Transferred Assets;

(vii)    declare or set aside any dividends or distributions on any capital stock of any Transferred Entity (in cash or in kind);

(viii)    with respect to the Business, the Transferred Entities, or the Transferred Assets, make or change any material Tax election, file any amended material Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, or, other than in the Ordinary Course, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(ix)    assume, reject or assign any Closing Assumed Contract other than pursuant to Section 1.5;

(x)    (A) adjust, split, combine or reclassify the Equity Interests of any Seller or Transferred Entity, (B) redeem, purchase or otherwise acquire, directly or indirectly, any Equity Interests or any securities convertible or exchangeable into or exercisable for any Equity Interests of any Seller or Transferred Entity, (C) grant any Person any right or option to acquire any Equity Interests of any Seller or Transferred Entity, or (D) issue, deliver or sell any additional Equity Interests or any securities convertible or exchangeable into or exercisable for any Equity Interests of any Seller or any Transferred Entity;

(xi)    amend or authorize the amendment of its or its subsidiaries’ articles of organization, bylaws or operating agreement (or similar organizational documents);

(xii)    change its accounting policies or procedures, other than as required by GAAP or applicable Law;

(xiii)    (A) materially amend or materially modify any pricing policies or delay or postpone payment of any Assumed Accounts Payable or commissions or any other Liability, or enter into any agreement with any Person to extend the payment date of any Assumed Accounts Payable or commissions or any other Liability, or (B) accelerate the collection or receipt of, or cancel or discount, any Accounts Receivable, in each case, outside of the Ordinary Course;

(xiv)    grant any refunds in excess of $100,000 in the aggregate other than in the Ordinary Course or grant any credits, rebates or other allowances in excess of $100,000 in the aggregate other than to the extent set forth in the terms of any Contract, in each case, to any end user, customer, reseller or distributor;

(xv)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division;

(xvi)    incur, assume or guarantee any Indebtedness, other than, solely with respect to Sellers, Indebtedness of a Seller that will not constitute an Assumed Liability;

(xvii)    (A) amend, modify, terminate or fail to exercise any renewal option with respect to any Lease; or (B) enter into any lease, sublease, license or agreement to use or occupy real property;

(xviii)    except in the Ordinary Course, cancel, surrender, allow to expire or fail to renew any Permit that is Related to the Business;

(xix)    propose or adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xx)    enter into a joint venture, partnership, joint development program or similar transaction;

(xxi)    enter into, modify or amend any Contract between the Sellers and their Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other hand; or

(xxii)    authorize, or commit or agree to take, any of the foregoing actions.

Section 6.3    Cooperation; Status Updates; Regulatory Filings.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Parties shall cooperate with each other and use their respective reasonable best efforts to: (i) take or cause to be taken all actions reasonably necessary, proper or advisable on their part under this

Agreement or applicable Law to consummate the transactions contemplated hereby as promptly as reasonably practicable in accordance with the Bid Procedures; (ii) execute, acknowledge and deliver in proper form any further documents, certificates, agreements and other writings, and take such other action as such other Party may reasonably require, in order to effectively carry out the intent of the Transaction Documents; (iii) make or cause to be made all registrations, filings, notifications, submissions and applications with, to give all notices to and to obtain any consents, governmental transfers, approvals, orders, qualifications and waivers from any Governmental Entity necessary for the consummation of the transactions contemplated hereby; (iv) not to take any action prior to the Closing that would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby, except to the extent such action is otherwise expressly contemplated by this Agreement or the Bid Procedures; (v) provide the other Party with cooperation and take such actions as such other Party may reasonably request in connection with the consummation of the transactions contemplated hereby and by the Transaction Documents, including with respect to the transactions contemplated by the Credit Bid Support Agreement; and (vi) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated hereby and by the Transaction Documents.

(b)    Status Updates. Each of Sellers and Buyer shall promptly notify the other Party or Parties, as applicable, of the occurrence, to such Parties’ or Party’s, as applicable, knowledge, of any event or condition, or the existence of any fact or circumstance, that would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied as of a reasonably foreseeable Closing Date.

(c)    Regulatory Filings.

(i)    Sellers and Buyer shall prepare and file as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated hereby, including, (A) all filings pursuant to the HSR Act within ten Business Days after the date of this Agreement, (B) the Mexico Filing within 20 Business Days or otherwise as soon as reasonably practicable after the date of this Agreement and (C) all other filings for required competition or other governmental approvals as promptly as practicable after the date of this Agreement, in the case of clauses (A) and (B), subject to Sellers and Buyer supplying as promptly as practicable (but no later than five Business Days after the date such information is requested) any information and documentary material that may be requested by the other Party in connection with such filings. Sellers and Buyer shall request early termination of the waiting period with respect to the transactions contemplated hereby under the HSR Act. Whether or not the transactions contemplated hereby are consummated, Buyer shall be responsible for all fees and payments to any Governmental Entity (including filing fees) in each case, relating to filing under the HSR Act or similar competition Law.

(ii)    Subject to applicable Law, Sellers and Buyer shall cooperate with each other and shall promptly furnish to the other Party all information necessary or desirable in connection with making any filing under the HSR Act, in connection with the Mexico

Filing and for any application or other filing to be made pursuant to any competition or foreign investment review Law, and in connection with resolving any investigation or other inquiry by any Governmental Entity under any competition or foreign investment review Laws with respect to the transactions contemplated by this Agreement. Each of the Parties shall promptly inform the other party of any substantive communication with any Governmental Entity regarding any such filings relating to the HSR Act or other competition Laws or any such transaction. To the extent practicable, neither Sellers nor Buyer shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the meeting. Such other party shall be permitted to participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry relating to the HSR Act or other competition Laws, to the extent permitted by such Governmental Entity. The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings under or relating to the HSR Act, the Mexico Filing or other competition Laws (including, with respect to making a particular filing, by providing copies of all such documents to the non-filing party and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith); provided that the Parties shall not be required to provide to each other any confidential information or business secrets, which information shall be provided on an outside counsel-only basis; provided, further, that Buyer shall have primary responsibility for directing and implementing the general strategy for obtaining all consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated hereby.

(d)    Efforts.

(i)    Notwithstanding anything in this Agreement to the contrary, Buyer shall use reasonable best efforts to take or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain all consents required to permit the satisfaction of the conditions in Article VII, as promptly as reasonably practicable; provided, that Buyer shall not be obligated to use such efforts to:

(ii)    proffer and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber, or hold separate pending such disposition any of the Transferred Assets;

(iii)    terminate any existing relationships or contractual rights and obligations of Buyer or Sellers;

(iv)    amend or terminate existing licenses or other intellectual property agreements or to enter into such new licenses or other intellectual property agreements;

(v)    take any actions or make any behavioral commitments whether or not they limit or modify Buyer’s rights of ownership in, or ability to conduct the Business or any of the Transferred Assets; or

(vi)    enter into agreements, including with the relevant Governmental Entity, giving effect to the foregoing clauses (i) through (v);

provided, that any actions taken in connection with this Section 6.3(d) are to be conditioned upon and become effective only from and after the Closing.

Section 6.4    Tax Matters.

(a) Transfer Taxes. All documentary, stamp, transfer, motor vehicle registration, sales, use, value added, excise and other similar non-income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the transactions contemplated hereby (collectively, “Transfer Taxes”) will be borne by Buyer, regardless of the Party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes. Sellers and Buyer will consult and cooperate in timely preparing and making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes, and will cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for or exemptions from such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under applicable Law and executing and delivering such affidavits and forms as are reasonably requested by the other Party.

(b)    Asset Taxes. Sellers shall be allocated and bear all Asset Taxes for any period or portion thereof ending on or prior to the Closing Date (other than Taxes that are Assumed Liabilities pursuant to Section 1.3(a)(xiv)) and Buyer shall be allocated and bear all Asset Taxes for any period or portion thereof that begins after the Closing Date. For purposes of this Section 6.4(b), (i) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (ii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (ii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period ending on and including the Closing Date, on the one hand, and the number of days in such Straddle Period that occur after the Closing Date, on the other hand. To the extent the actual amount of an Asset Tax is not known at the time an adjustment or determination is to be made with respect to such Asset Tax (and the Seller Asset Tax Amount) pursuant to Article II, the Parties (and, notwithstanding Section 2.7(b), the Neutral Auditors) shall utilize the most recent information available in estimating in good faith the amount of such Asset Tax for purposes of such adjustment or determination. For the avoidance of doubt, to the extent any Seller has prepaid or deposited any amounts of any Asset Taxes on prior to the Closing Date, Seller shall receive credit for such amounts in determining payments of Asset Taxes. Buyer shall be responsible for the preparation and timely filing of any Tax Returns and the payment to the applicable Governmental Entity of all Asset Taxes that become due and payable after the Closing Date. Sellers shall be responsible for the preparation and timely filing of any Tax

Returns and payment to the applicable Governmental Entities of all Asset Taxes that become due and payable on or prior to the Closing Date; provided that any such Asset Taxes paid by Seller to the applicable Governmental Entity will not be included in calculating the Final Seller Tax Amount.

(c)    Purchase Price Allocation.

(i)    As promptly as practicable after the Closing Date, but no later than 90 days thereafter, and subject to Section 6.4(c)(iii), Buyer will prepare and deliver to Sellers, an allocation schedule setting forth the amounts to be allocated among Sellers and among the Transferred Assets of each Seller, pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and the applicable regulations promulgated thereunder (or, if applicable, any similar provision under state, local or foreign Law or regulation) (the “Proposed Allocation Statement”). Sellers will have 20 Business Days following delivery of the Proposed Allocation Statement during which to notify Buyer in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of their objections. If Sellers fail to deliver an Allocation Notice of Objection in accordance with this Section 6.4(c)(i), the Proposed Allocation Statement will be conclusive and binding on all Parties and will become the “Final Allocation Statement.” If Sellers submit an Allocation Notice of Objection, then for 20 Business Days after the date Buyer receives the Allocation Notice of Objection, Buyer and Sellers will use their commercially reasonable efforts to agree on the allocations. If Buyer and Sellers agree on the allocations, such revised allocations will become the Final Allocation Statement. Failing such agreement within 20 Business Days of such notice, the unresolved allocations will be submitted to an independent, nationally recognized accounting firm mutually agreeable to Buyer and Sellers, which firm will be instructed to determine its best estimate of the allocation schedule based on its determination of the unresolved allocations (and as set forth in the last sentence of this Section 6.4(c)(i)) and provide a written description of the basis for its determination within 45 Business Days after submission, such written determination to be final, binding and conclusive. The allocations determined by such accounting firm (or those on the Proposed Allocation Statement to the extent Sellers did not object) will be conclusive and binding on all Parties and will become the “Final Allocation Statement.” The fees and expenses of such accounting firm will be apportioned 50% to Sellers and 50% to Buyer. For the avoidance of doubt, in administering any Action, the Bankruptcy Court shall not be required to apply the Final Allocation Statement in determining the manner in which the Purchase Price should be allocated as between Sellers and their respective estates. The allocations on the Final Allocation Statement (however finally determined) shall be consistent with the allocation made pursuant to Section 6.4(c)(iii), except as Buyer and Sellers, cooperating in good faith, otherwise mutually agree.

(ii)    Subject to Section 6.4(c)(iii), except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or by applicable Law, Sellers and Buyer and their respective Affiliates will report, act and file Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Statement and neither Sellers nor Buyer will take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Final Allocation Statement.

(iii)    Notwithstanding anything to the contrary contained herein, including this Section 6.4(c) (x) Buyer shall have the unilateral right to allocate the Purchase Price for the purpose of calculating the Transfer Taxes described in Section 6.4(a) with respect to the Transferred Owned Property and (y) Buyer shall provide written notice to Sellers no later than three Business Days prior to the Closing Date of Buyer’s Purchase Price allocation to such Transferred Owned Property for Transfer Tax purposes; provided, however, (A) no such Purchase Price allocation shall result in a change to the Purchase Price and (B) such Purchase Price allocation shall be proposed for a valid business purpose and reasonably consistent with the facts and value of the Transferred Owned Property. To the extent required by Law, each Seller of its respective Transferred Owned Property shall execute any applicable Transfer Tax return containing such allocation in accordance with this Section 6.4(c).

(d)    Cooperation and Audits. Buyer and Sellers will cooperate fully with each other regarding Tax matters and will make available to the other as reasonably requested all information, records and documents relating to Taxes with regard to the Transferred Entities, Transferred Assets and Continuing Employees until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes. Notwithstanding anything in this Section 6.4(d) to the contrary, Sellers, Buyer and their respective Affiliates shall not be required to provide to Sellers and their Affiliates or Buyer and its Affiliates, as the case may be, any records, Tax Returns or any other information related to Taxes, in each case, to the extent such records, Tax Returns, or other information do not relate to the Transferred Entities, Transferred Assets or Continuing Employees.

Section 6.5    Employment Matters.

(a) From time to time following the date hereof (and not later than five Business Days prior to the expected Closing Date), to the extent necessary, Sellers shall update the Scheduled Employees Schedule to reflect any terminations, whether such employee has been given notice of termination (if so, specifying the proposed termination date) or any other changes thereto permitted by this Agreement. Sellers shall provide Buyer with any such updated Scheduled Employees Schedule at least ten Business Days prior to the expected Closing Date. Buyer may add Seller Employees to the Scheduled Employees Schedule by providing written notice of such additions to Sellers not later than five Business Days prior to the expected Closing Date.

(b)

(i)    Except as set forth on Schedule 6.5(b)(i) (which schedule shall be provided by Buyer to Sellers no later than five Business Days prior to the expected Closing Date) (the Scheduled Employees set forth on Schedule 6.5(b)(i), the “Non-Offer Employees”), no later than five Business Days prior to the expected Closing Date (or two Business Days after a Scheduled Employee is added to the Scheduled Employees Schedule if later), Buyer shall, in consultation with Sellers, offer employment in writing to each of the Scheduled Employees who are not Non-Offer Employees (such Scheduled Employees, the “Offer Employees”), and Sellers shall terminate the employment of each such Offer Employee, each effective as of the Closing Date. Without limiting the foregoing, Buyer shall make offers of employment in writing in accordance with Section 6.5(b)(ii) to substantially all of the Scheduled Employees, whether salaried or hourly, other than any Scheduled Employees with a primary work location at any plants that are Excluded Assets.

(ii)    Each offer of employment to any Offer Employee who is not a member of a labor union shall include (A) the same or substantially similar position and work location as provided by Sellers to such Offer Employee immediately prior to the Closing Date, (B) base salary (and base wages), target annual cash incentive compensation opportunities and commission opportunities that are no less favorable in the aggregate than the base salary (and base wages), target annual cash incentive compensation opportunities and commission opportunities provided by Sellers to such Offer Employee immediately prior to the Closing Date (excluding any transaction or retention bonuses and equity-based compensation arrangements) and (C) eligibility for employee benefits that are substantially comparable in the aggregate to the employee benefits made available to similarly-situated employees of Buyer (excluding pension, severance and retiree health or welfare benefits) (the “Minimum Terms of Employment”); provided that, solely with respect to the Scheduled Employees who are Decommissioned Plant Employees, to the extent that (x) adequate notification under the WARN Act has been given by the Sellers prior to the Closing Date in compliance with all requirements under the WARN Act, as applicable, and (y) notice of the applicable termination date has not been given by the Sellers to such Decommissioned Plant Employees prior to the Closing Date, each offer of employment to such Decommissioned Plant Employees shall include severance benefits that are no less favorable than the severance benefits provided by Sellers that such employee is eligible to receive under the LSC Communications US, LLC Amended and Restated LSC Separation Pay Plan immediately prior to the Closing Date.

(c)    No later than two Business Days prior to the expected Closing Date, Buyer shall deliver to Sellers a list identifying each Offer Employee who has then accepted Buyer’s offer of employment (each Offer Employee who accepts such offer on or prior to the Closing Date and commences employment with Buyer, a “Continuing Employee”) and a list identifying each Offer Employee who has then rejected Buyer’s offer of employment. For the avoidance of doubt, Buyer shall not be obligated to provide any severance, separation pay or other payments or benefits to (i) any Scheduled Employee or Offer Employee to whom Buyer offered employment in accordance with Section 6.5(b) above who does not become a Continuing Employee or (ii) any Decommissioned Plant Employees to the extent that notice of the applicable termination date has been given by the Sellers to such Decommissioned Plant Employees prior to the Closing Date, and such benefits (if any) shall remain obligations of Sellers.

(d)    Buyer agrees that the employment of the Continuing Employees who are not members of a labor union (“Non-Union Continuing Employees”) who remain employed by Buyer or its Affiliates shall, during the period commencing on the Closing Date and ending on the earlier of (i) the first anniversary of the Closing Date and (ii) December 31, 2021, be on terms no less favorable than the Minimum Terms of Employment. Buyer shall use commercially reasonable efforts to (A) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates to be waived with respect to the Non-Union Continuing Employees and their eligible dependents to the extent waived or satisfied by such Non-Union Continuing Employee and eligible dependents under a comparable Seller Plan as of the Closing Date, (B) give each Non-Union Continuing Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date for which payment has been made and (C) give each Non-Union Continuing Employee service credit for such Non-Union Continuing Employee’s employment with Sellers since such Non-Union Continuing Employee’s date of hire with Sellers (as set forth on Schedule 3.11(b)) for purposes of vesting (other than for purposes of any new equity-based compensation plan, program, agreement or arrangement), vacation accrual and severance benefit determination and eligibility to participate under each applicable benefit plan of Buyer or its Affiliates, as if such service had been performed with Buyer, except (x) for benefit accrual under defined benefit pension plans or retiree health or welfare plans or for purposes of qualifying for subsidized early retirement benefits, (y) to the extent it would result in a duplication of benefits, or (z) to the extent that such service was not recognized under the corresponding Seller Plan immediately prior to the Closing. Prior to the Closing, Sellers shall reasonably cooperate with Buyer and its Affiliates and give commercially reasonable assistance as Buyer may reasonably request in order to effectuate the foregoing.

(e)    The Parties shall, and shall cause their respective Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, any union or other employee representative body that represent Continuing Employees.

(f)    On or as soon as commercially practicable after the Closing Date, Sellers shall provide to Buyer the number of employees terminated by Sellers within 90 days prior to the Closing Date at each site of employment and the number of employees who remain active but who have been on furlough within 90 days prior to the Closing Date (which shall include the date(s) on which the employees went on furlough). Subject to the provisions of Section 1.3(a)(x) and Section 1.4(m) with respect to the Decommissioned Plant Employees, Buyer shall be responsible and pay for any obligation arising out of the WARN Act, and any similar state and local laws to employees whose employment is terminated by Buyer on or after the Closing. To the extent required by Treasury Regulations Section 54.4980B 9, Q&A 8(c), Buyer shall perform all obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, or other applicable U.S. Law and the foregoing provisions of the Code and ERISA with respect to each employee of Sellers who is an “M&A qualified beneficiary” with respect to the transactions contemplated hereby, as such term is defined by Treasury Regulations Section 54.4980B 9, Q&A 4.

(g)    Nothing in this Agreement, express or implied, is intended to (i) be treated as an amendment of any particular Seller Plan or any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or any of its Affiliates, (ii) prevent Buyer or any of its Affiliates from amending or terminating any compensation or benefit plan of Buyer or its Affiliates (including any Transferred Plan) on or after the Closing Date, in accordance with their terms or (iii) prevent Buyer or any of its Affiliates from terminating the employment of any Continuing Employee. No current or former employee of Sellers or any beneficiary or dependent thereof is entitled to any third-party beneficiary or other rights under this Section 6.5 or under any other provisions of this Agreement with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any such employee or beneficiary or dependent by Sellers, Buyer or any of its Affiliates or under any benefit plan (including any Transferred Plans) which Sellers, Buyer or any of its Affiliates may maintain.

Section 6.6    Confidentiality. Each Party acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference in their entirety (and the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time all obligations under the Confidentiality Agreement shall terminate (other than those which expressly survive the termination thereof pursuant to its terms)). If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Buyer acknowledges and understands that this Agreement, before it becomes otherwise publicly available, may be publicly filed in the Bankruptcy Court and further made available by Sellers to prospective bidders and that, except as prohibited herein, such disclosure will not be deemed to violate any confidentiality obligations owing to Buyer, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise. Sellers acknowledge and agree that from and after the Closing, all non-public information relating to the Business, the Transferred Assets, the Transferred Entities and the Assumed Liabilities, will be valuable and proprietary to Buyer and its Affiliates, including any and all confidential and proprietary information that relates to the actual or anticipated business and/or products, research, or development of the Business, or to any technical data, trade secrets, or know-how, will be valuable and proprietary to Buyer and its Affiliates. Sellers agree that, from and after the Closing, each Seller and its Representatives will hold in confidence, will not disclose to any Person and will not use any information relating to Buyer and its Affiliates (including the Transferred Entities), the Transferred Assets or the Assumed Liabilities, except as required by Law or Order or Bankruptcy Court requirement, or as otherwise becomes available in the public domain other than through any action by any Seller in violation of its obligations under this Section 6.6.

Section 6.7    Publicity. Except as required by the Bankruptcy Court in connection with the Bankruptcy Proceeding, with the exception of the press releases issued by LSC and Buyer in connection with signing and on the date hereof, on the Closing Date in forms mutually agreeable to LSC and Buyer, any disclosure statement that the Debtors may file in connection with the Bankruptcy Proceeding and any public disclosure issued by LSC pursuant to its contractual obligations under any confidentiality agreement or as required by Law, Buyer and Sellers will not issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties, which approval may not be unreasonably withheld, except that such consent shall not be required in connection with ordinary or required pleadings made by any Debtor in the Bankruptcy Court or if disclosure is otherwise required by applicable Law or by the Bankruptcy Court; provided, however, that Buyer or Sellers, as applicable, will use its or their commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Parties with respect to the text of any such required disclosure; provided, further, that nothing in this Section 6.7 shall restrict Buyer and its Affiliates’ disclosure of information regarding the transactions contemplated hereby, including information related to Buyer’s determination to enter into this Agreement, to investors or prospective investors of Buyer or its Affiliates.

Section 6.8    Maintenance of Books and Records. After the Closing Date, Buyer shall until the sixth anniversary of the Closing Date, preserve, maintain and retain all books, records, other documents and electronically stored information Related to the Business, including the Books and Records, in existence on the Closing Date and, subject to compliance with applicable

Law, make the same available for inspection and copying by Sellers, any of Sellers’ successors or assigns or any trustee in bankruptcy and, in each case, any of their respective Representatives during normal business hours of the Business upon reasonable request and upon reasonable notice and in such reasonable manner as to not to interfere with the normal operations of the business of Buyer and its Affiliates, for any reasonable business purpose or compliance with any obligation under any applicable Law, including for the purposes of (a) the preparation or amendment of Tax Returns, financial or court filings or reports of Sellers, (b) responding to court orders, subpoenas or inquiries, investigations, audits or other proceedings of Governmental Entities, (c) prosecuting and defending any Action or for other like purposes, including claims, objections and resolutions in the Bankruptcy Proceeding, (d) as is necessary to administer, or satisfy their obligations in connection with, the Bankruptcy Proceeding and (e) enabling Sellers to wind down the Bankruptcy Proceeding. Any such access shall be conducted at Sellers’ expense, upon reasonable advance notice and under reasonable circumstances, and will be subject to applicable restrictions under applicable Law (including applicable COVID-19 Measures at such time). Nothing in this Section 6.8, shall require Buyer to provide access to or disclose any information that would (x) violate any obligation of confidentiality (not created in contemplation hereof) binding on Buyer or any of its Affiliates that could reasonably be expected to result in the loss or waiver of the protection of any attorney-client privilege, attorney work product privilege or other relevant legal privilege or immunity or (y) result in the disclosure of any trade secrets of third parties or violate any applicable Laws related to the exchange of information (in which case, Buyer shall use commercially reasonable efforts to provide access or disclosure of such information in a manner that would not reasonably be expected to result in a loss or waiver of such privilege).

Section 6.9    Credit Support Agreements.

(a) The Buyer acknowledges that in the conduct of the Business, Sellers and their Affiliates have entered into letters of credit, guaranty, surety and other similar obligations relating to obligations of the Business, in each case to support or facilitate business transactions of the Business, as set forth on Schedule 6.9(a) (the “Credit Support Arrangements”). Sellers and Buyer agree that the Credit Support Arrangements will not continue after the Closing and cannot be assumed, assumed and assigned, or otherwise used in any manner for the direct or indirect benefit of Buyer or its Affiliates without the prior written consent of the counterparty to such Credit Support Arrangement (such counterparty, the “Surety”). To the extent that Buyer intends to use the Credit Support Arrangements to support or facilitate business transactions of the Business after the Closing, Buyer agrees to (a) use its commercially reasonable efforts to obtain replacement Credit Support Arrangements which will be in effect at the Closing or arrange for itself or one of its Affiliates to be substituted as the obligor thereon as of the Closing Date or (b) obtain the prior written consent of the Surety.

(b)    Prior to the Closing Date, Buyer agrees to use its commercially reasonable efforts to cash collateralize or otherwise backstop, effective as of the Closing, any letters of credit outstanding under the Prepetition Credit Agreement set forth on Schedule 6.9(b) in an aggregate amount not to exceed $42,687,680 with one or more new letters of credit issued by a financial institution reasonably satisfactory to the issuer of the Casualty Insurance Policies.

Section 6.10    Insurance Matters.

(a)    Sellers shall, and shall cause their Affiliates to, assign, to the extent assignable, to Buyer any and all proceeds owing to Sellers under Sellers’ or any of their Affiliates’ third-party insurance policies written prior to the Closing in connection with (i) the damage or destruction of any of the Transferred Assets from and after the date of this Agreement and prior to the Closing that is, or would have been but for such damage or destruction, included in the Transferred Assets or (ii) any Assumed Liability (other than, in the case of this clause (ii), where insurance proceeds are directly or indirectly funded by Sellers or any of their Affiliates through self-insurance or other similar arrangement). If such proceeds are not assignable, Sellers agree to pay any such proceeds received by them or any of their Affiliates to Buyer promptly upon the receipt thereof.

(b)    Except as set forth in Section 1.1(a)(xviii) and Section 1.1(a)(xxvii), from and after the Closing, the Business, the Transferred Assets and the Assumed Liabilities shall cease to be insured by Sellers’ or their Affiliates’ insurance policies or by any of their self-insurance programs or other similar arrangements, and Buyer agrees to arrange for its own insurance policies (including self-insurance or similar arrangements funded directly or indirectly by Buyer or any of its Affiliates) with respect to the Business, the Transferred Assets and the Assumed Liabilities covering all periods from and after the Closing.

(c)    Subject to Section 6.10(b) from and after the Closing Date, Sellers agree that, with respect to acts, omissions, events or circumstances relating to the Business, the Transferred Assets and the Transferred Entities that occurred or existed on or prior to the Closing, whether known or unknown, and that are covered by the insurance policies, each Seller shall (or shall cause its Affiliates to) make claims under such insurance policies on behalf of Buyer, subject to all of the terms and conditions of such insurance policies and this Agreement. Sellers shall take no action following the Closing that may invalidate coverage of the Business, the Transferred Assets or the Transferred Entities under the insurance policies; provided, however, that the insurance policies shall be permitted to lapse in accordance with their respective terms.

Section 6.11    Use of Names and Marks. Promptly, but in no event more than 10 Business Days after a chapter 11 plan has been confirmed by the Bankruptcy Court, Sellers shall file all appropriate documents with the appropriate Governmental Entity and take all actions necessary to change each Seller’s legal, registered, assumed, trade and “doing business as” name, as applicable, to a name or names that does not include names included within the Transferred Intellectual Property, including the name “LSC Communications” and any confusingly similar names thereto (“LSC Name”); provided, that Sellers agree that from and after the Closing, each Seller and its Affiliates will cease to make any use of any name or names included within the Transferred Intellectual Property, including the LSC Name; provided, further, that Sellers and their Affiliates shall be permitted to continue using such LSC Name in their entity names to the extent their entity names incorporate such name or names as of the Closing solely as the name of the corporate entity, provided, however, that Sellers and their Affiliates shall cease using the LSC Name as soon as reasonably practicable (either through wind-up and dissolution or a name change), and shall not use the LSC Name, even as a corporate entity name, in connection with any sales, marketing, advertising or other use in commerce.

Section 6.12    Transition Services. Prior to the Closing, Buyer and Sellers shall negotiate in good faith the services, and costs and fees related thereto, to be provided by Buyer to Sellers under the Transition Services Agreement, which services shall be set forth in a schedule to be attached to the Transition Services Agreement. From and after the date of this Agreement until the Closing Date, Sellers shall use commercially reasonable efforts to assist Buyer in accomplishing a smooth transition of the Business from Sellers to Buyer. Sellers shall use commercially reasonable efforts to obtain any consents, waivers or approvals from third parties that are necessary for the provision and receipt of services under the Transition Services Agreement.

Section 6.13    Title Insurance Policies. Sellers and the Transferred Entities shall use commercially reasonable efforts to cooperate with Buyer, at Buyer’s sole expense and at no cost, expense or liability to Sellers, in Buyer’s efforts to obtain any title commitments, title policies and surveys with respect to the Transferred Owned Property, including by providing reasonable affidavits and other similar instruments as are reasonably required by the Title Company for the deletion of any standard or printed exceptions in Buyer’s title insurance policies that are customarily deleted by virtue of a seller delivering such instruments in commercial real estate transactions in the state in which the Transferred Owned Property which is the subject of such policy is located (including, without limitation, any statements within such affidavits or other similar instruments with respect to any customary factual statements regarding unpaid bills or claims for labor or services performed or materials furnished or delivered to the Transferred Owned Property during applicable statutory lien periods and contracts for the making of repairs or improvements on the Transferred Owned Property to the extent reasonably required by the Title Company in order to remove any exceptions, and provide customary coverage, related to mechanics’ liens or other similar liens).

Section 6.14    Financing Cooperation.

(a)    Notwithstanding anything to the contrary contained in this Agreement, but subject to clause (b) below, prior to the Closing, Sellers shall use commercially reasonable efforts to provide, at Buyer’s sole cost and expense, cooperation reasonably requested by Buyer in connection with obtaining the Financing (provided that such requested cooperation does not unreasonably interfere with the normal operations or business of Sellers), including: (i) using commercially reasonable efforts to participate in a reasonable number of meetings, presentations and due diligence sessions with Buyer, the Financing Sources and their respective Representatives upon reasonable advance notice at mutually agreed times and places; (ii) using commercially reasonable efforts to cause the Transferred Entities to execute and deliver any definitive financing documents (including any schedules or exhibits thereto), pledge and security documents, other certificates or documents customary for the Financing or as may be reasonably requested by Buyer and in form and substance reasonably requested by Buyer and otherwise facilitate the pledging of collateral and the providing of guarantees, in each case as may be reasonably requested by Buyer and in form and substance reasonably acceptable to Buyer and the Financing Sources (provided that the effectiveness of any such documents, certificates, pledges or guarantees shall be conditioned upon the Closing); (iii) using commercially reasonable efforts to permit Buyer, its Financing Sources and their respective Representatives to evaluate, examine or audit the Transferred Assets, the Transferred Entities and the Business, including the current assets, cash management and accounting systems and policies and procedures relating thereto; (iv) using commercially reasonable efforts to cooperate with the due diligence investigation of the Financing Sources to the extent customary and reasonable, including providing reasonable access, during normal working hours and upon reasonable advance notice and at times mutually agreed, as is necessary for completion of field exams and audits in connection with the borrowing base for the asset-based loan component of the Financing, asset appraisals and engineering/property condition reports and the evaluation of the current assets, cash management and accounting systems, policies and procedures of the Sellers relating thereto for the purpose of establishing collateral arrangements; (v) furnish Buyer, its Financing Sources and their respective Representatives as promptly as practicable after the same becomes available to Sellers with the Required Information and such other reasonably available financial, borrowing base and other pertinent information regarding the Business as may be reasonably requested by Buyer; (vi) using commercially reasonable efforts to assist Buyer in obtaining waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and related agreements, and appraisals, surveys and title insurance, and releases and other evidence of satisfaction of encumbrances (other than Permitted Pre-Closing Encumbrances), in each case as reasonably requested by Buyer or the Financing Sources; and (vii) provide (A) all documentation and other information about the Transferred Assets, the Transferred Entities and the Business as is reasonably required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (B) to the extent required by applicable Law, beneficial ownership certifications required pursuant to 31 C.F.R. § 1010.230 (provided, in the case of this clause (B), that Sellers shall not be responsible for including in any such certification information relating to the ownership of the Transferred Assets, the Transferred Entities or the Business, in each case, following the Closing), in each case of this clause (vii), at least 10 Business Days prior to the Closing Date to the extent requested by or on behalf of Buyer in writing at least 15 Business Days prior to the Closing Date.

(b)    Notwithstanding the provisions of clause (a) above, (i) no Transferred Entity shall be required to be an issuer or obligor with respect to the Financing, or incur any obligation under any such documents or certificates that is effective, in each case, prior to the Closing; (ii) nothing herein shall require the Sellers or any of their respective Affiliates or Representatives to provide any cooperation described in clause (a) above to the extent it would require the Sellers or their respective Affiliates or Representatives to (A) agree to pay any fees, reimburse any expenses, give any indemnities or otherwise incur any liability prior to the Closing for which it is not reimbursed or indemnified, (B) execute, deliver or approve any definitive financing documents (including any schedules or exhibits thereto), pledge and security documents, other certificates or documents in connection with the Financing (other than as expressly set forth in Section 6.14(a)(ii) above), (C) provide cooperation that could reasonably be expected to (1) conflict with or violate any applicable Law, (2) result in a breach of, or a default under, any Organizational Document or (3) result in a material breach of, or a material default under, any Material Contract (not created in contemplation of this Section 6.14(b)(ii)(C)), (D) to breach, waive or amend any terms of this Agreement, (E) to provide cooperation to the extent it would cause any condition to the Closing set forth in Section 7.1, Section 7.2 or Section 7.3, to not be satisfied, or (F) to provide access to or disclose any information in any manner that would violate any obligation of confidentiality (not created in contemplation of this Section 6.14(b)(ii)(F)) binding on any Seller or any of their respective Affiliates or Representatives or that could reasonably be expected to result in the loss or waiver of the protection of any attorney-client privilege, attorney work product privilege or other relevant legal privilege (in which case Sellers shall use commercially reasonable efforts to provide access to or disclosure of such information in a manner that would not reasonably be expected to result in a loss or waiver of such privilege). Buyer shall promptly, upon request by any Seller, reimburse Sellers and their respective Affiliates and Representatives for all reasonable and documented out-of-pocket costs and expenses incurred in performing the obligations pursuant to this Section 6.14. Buyer shall indemnify, defend and hold harmless each Seller and its respective Affiliates and Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information used in connection therewith, except in the event such losses or damages, claims, costs or expenses arise out of or result from the gross negligence or willful misconduct by Sellers in fulfilling their obligations pursuant to this Section 6.14.

(c)    Notwithstanding anything to the contrary in this Section 6.14, the Parties acknowledge and agree that (i) any breach by Sellers of their obligations under this Section 6.14 shall not constitute a breach of this Agreement or a breach for purposes of Article VIII or a breach of the condition precedent set forth in Section 7.3(b) hereof, unless the willful and material breach of Sellers of their obligations under this Section 6.14 results in the Financing not being obtained and (ii) the Closing is not conditioned upon Buyer obtaining the Financing or any other financing.

(d)    Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that Sellers’ compliance with Section 6.14(b)(ii)(C)(3) shall not constitute a breach of this Agreement, including Sellers’ representations set forth in Section 3.8(b), or a breach of the condition precedent set forth in Section 7.3(b) hereof.

Section 6.15    Properties.

(a)    Sellers shall comply with the terms and provisions set forth on Schedule 6.15(a); provided that, so long as Sellers have otherwise complied with such terms and conditions, failure of Sellers to have (i) caused the Covington and/or Harrisonburg Internal Deed Transfers (as defined in Schedule 6.15(a)), (ii) obtained the Covington and Harrisonburg Tax Acknowledgement, (iii) caused the External Deed Transfers, or (iv) taken such further actions or entered into such further instruments as described in Section (a)(v) of Schedule 6.15(a), in each case, shall not constitute a breach of this Agreement or a breach for purposes of Article VIII or a failure of any condition precedents set forth in Section 7.3 to be satisfied.

(b)    On or prior to the Closing Date, at Sellers’ sole cost and expense, Sellers shall (i) execute and record in the appropriate local jurisdiction’s recording office the Internal SD Deed and deliver a copy of such recorded document to Buyer, (ii) execute the Internal Las Vegas and Mahwah Assignments and deliver copies of such documents to Buyer and (iii) execute and record in the appropriate local jurisdiction’s recording office the Internal MA Deed and deliver a copy of such recorded document to Buyer.

(c)    Sellers shall comply with the terms and provisions set forth in Schedule 6.15(c).

(d)    Sellers shall use commercially reasonable efforts to (i) obtain and deliver to Buyer, at least 15 Business Days prior to the Closing Date, copies of all Leases that have not been made available to Buyer on or prior to date of this Agreement and (ii) execute and record in the appropriate local jurisdiction’s recording office the Internal Banta Deed and deliver a copy of such recorded document to Buyer on or prior to the Closing Date.

Section 6.16    Contract Cooperation. Prior to the Designation Deadline, Sellers shall reasonably cooperate with Buyer, to the extent reasonably requested by Buyer, to identify all

Identified Contracts with a Material Customer or Material Vendor for the purposes of assisting Buyer to designate such Contracts as either Additional Assumed Contracts or Additional Rejected Contracts.

Section 6.17    Ownership Records for Transferred Intellectual Property and Transferred Entity Intellectual Property. Sellers shall use their commercially reasonable efforts to file or submit, prior to Closing, to the applicable intellectual property office or similar Governmental Entity responsible for the registration or issuance of the Transferred Intellectual Property or Transferred Entity Intellectual Property identified on Schedule 6.17, all documents (if any) necessary to demonstrate and record with such applicable intellectual property office or similar Governmental Entity the applicable Seller’s or Transferred Entity’s ownership of such Transferred Intellectual Property and Transferred Entity Intellectual Property that is actually owned by such Seller or Transferred Entity, including any gaps in the associated chain of title.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1    Conditions Precedent to Each Party’s Obligation. The Parties’ obligations to consummate the transactions contemplated hereby are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Parties in whole or in part to the extent permitted by applicable Law):

(a)    the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated, and the other approvals set forth on Schedule 7.1(a) shall have been received;

(b)    there shall not be in effect any Order of a Governmental Entity of competent jurisdiction or any Law preventing, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(c)    the Bankruptcy Court shall have entered the Sale Order, and the Sale Order shall be in full force and effect and shall not have been vacated, reversed or stayed, and shall have become a Final Order.

Section 7.2    Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a)    (i) the representation and warranty of Sellers made in the second sentence of Section 3.21 shall be true and correct in all respects on and as of the Closing; (ii) the Fundamental Representations shall be true and correct in all respects (other than in de minimis respects) on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects (other than in de minimis respects) as of such earlier date; (iii) the representations and warranties of Sellers made in Section 3.2(d), Section 3.2(e) and Section 3.13(a) shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (iv) all other representations of Sellers contained in this Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) shall be true and correct on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for any failure of any such representation and warranty to be so true and correct that has not had and would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(b)    Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date;

(c)    Buyer shall have received from Sellers a certificate signed by an authorized officer of Sellers on behalf of Sellers certifying that the conditions set forth in Section 7.2(a) and Section 7.1(b), have been satisfied;

(d)    Sellers shall have (i) received the Spartanburg Landlord Consent and Sellers shall have assigned (or shall have caused its Affiliate to have assigned), pursuant to an Assignment and Assumption of Ground Lease, all of Sellers’ right, title and interest in and to the Spartanburg 1995 Lease and the Spartanburg 2002 Lease, as applicable, to Buyer (in which case the Spartanburg 1995 Lease and the Spartanburg 2002 Lease shall be Transferred Leases hereunder), (ii) obtained entry of an Order of the Bankruptcy Court in form and substance reasonably acceptable to Buyer and after giving due and proper notice, which Order shall have become a Final Order, approving the Assignment and Assumption of Ground Lease of the Spartanburg 1995 Lease and the Spartanburg 2002 Lease to Buyer or (iii) executed and recorded in the appropriate local jurisdiction’s recording office a Deed conveying good and marketable title of record of the Spartanburg Project (subject only to Permitted Post-Closing Encumbrances) and all other Real Estate Closing Deliverables to Buyer as required in accordance with the terms of this Agreement (in which case the Spartanburg Project shall be a Transferred Owned Property hereunder);

(e)    Sellers shall have performed and complied in all respects with Section 6.15(b);

(f)    subject to Section 7.5, the Credit Bid and Release shall have been delivered and be effective contemporaneously with the Closing; and

(g)    Estimated Cash Consideration expected to be paid at the Closing based on the Cash Consideration Statement shall not be less than an amount equal to the sum of (i) all indebtedness, liabilities and other obligations outstanding under the DIP Financing and (ii) all indebtedness, liabilities and other obligations outstanding under the senior secured revolving credit facility under the Prepetition Credit Agreement.

Section 7.3    Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)    the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing in all material respects, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, except for any failure of any such representation and warranty to be so true and correct as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Buyer to consummate the transactions contemplated hereby and deliver the amounts to be delivered by Buyer pursuant to Section 2.1;

(b)    Buyer shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Buyer prior to or on the Closing Date; and

(c)    Sellers shall have received from Buyer a certificate signed by an authorized officer of Buyer on behalf of Buyer certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4    No Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on the failure of any condition to their respective obligations to consummate the transactions contemplated hereby set forth in Section 7.1, Section 7.2 and Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s or its Affiliates’ failure to use its reasonable best efforts (or such other applicable efforts standard expressly contemplated hereby) to satisfy the conditions to the consummation of the transactions contemplated hereby or by any other breach of a representation, warranty, or covenant hereunder.

Section 7.5    Credit Bid and Release. If (a) Sellers are otherwise prepared to consummate the Closing, (b) the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, except for the satisfaction of the condition set forth in Section 7.2(f), and (c) Sellers have delivered written notice to Buyer, the Supporting Term Loan Lenders and the Supporting Noteholders (as each term is defined in the Credit Bid Support Agreement) that Sellers are otherwise ready, willing and able to consummate the Closing and the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, except for the satisfaction of the condition set forth in Section 7.2(f) within the earlier of (x) 10 Business Days prior to the anticipated Closing Date and (y) as promptly as practicable prior to the Termination Date, and the condition set forth in Section 7.2(f) remains unsatisfied at the time the Closing occurs, then the Sellers and Buyer will consummate the purchase and sale contemplated by this Agreement exclusive of the obligations of Buyer under Section 2.1(a)(i) and Section 2.4(a)(i), and Buyer or an Affiliate of Buyer shall pay an amount equal to (A) Initial Payment Amount (as such term is defined in the Credit Bid Support Agreement) and (B) the other amounts that would have been payable or distributable, directly or indirectly, to the Prepetition Term Loan Lenders and Prepetition Noteholders under Section 1(i) of the Credit Bid Support Agreement to LSC at such time when such amounts would have been payable to the Prepetition Term Loan Lenders and Prepetition Noteholders under the Credit Bid Support Agreement (the “Junior Secured Lender Payment Amount”), which Junior Secured Lender Payment Amount will be held in escrow by LSC and not released unless (i) mutually agreed by LSC, the Required Supporting Lenders and Buyer (it being understood that such Junior Secured Lender Payment Amount will apply towards the Aggregate Creditor Holdback Amount and the calculation of any Deficiency Amount as if such amount had been credit bid hereunder and pursuant to the Credit Bid Support Agreement); provided that the agreement of Buyer to such release shall not be required if the Required Supporting Lenders, on behalf of the Supporting Term Loan Lenders and the Supporting Noteholders, have agreed in writing that the Credit Bid Support Agreement terminated in accordance with Section 9(g) thereof, or (ii) such release is so ordered by the Bankruptcy Court.    Notwithstanding the other provisions of this Section 7.5, in the event that any provision of this Agreement is amended, modified, supplemented or waived after the delivery of the notice described in Section 7.5(c) in a manner that would, or would reasonably be expected to, require a new authorization or direction, or an amendment, modification or supplement to any previously given authorization or direction, to the Agent (as defined in the Credit Bid Support Agreement) and/or Trustee/Collateral Agent (as defined in the Credit Bid Support Agreement) relating to the Credit Bid and Release, the Closing required pursuant to this Section 7.5 shall be subject to delivery of a new notice of the type described in Section 7.5(c) and satisfaction of the conditions described in this Section 7.5 following such new notice.

ARTICLE VIII

TERMINATION

Section 8.1    Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)    by mutual written consent of Buyer and Sellers;

(b)    automatically, upon the entry by the Sellers into a definitive agreement with respect to a Competing Transaction, subject to Buyer’s rights under Section 1.10, if applicable;

(c)    by either Party, upon written notice to the other Party:

(i)    if the Closing has not occurred by 5:00 p.m., prevailing Eastern time, on March 14, 2021 (the “Termination Date”), which date may be extended by mutual agreement of the Parties or otherwise pursuant to Section 8.1(d)(i) or Section 8.1(e)(i); provided that the right to terminate this Agreement pursuant to this Section 8.1(c)(i) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure of the Closing to have occurred on or prior to the Termination Date;

(ii)    if there is in effect a Final Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(iii)    if the Bankruptcy Court shall have stated unconditionally that it will not enter the Sale Order approving the sale to Buyer;

(iv)    if the Bankruptcy Proceeding is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or an order is entered by the Bankruptcy Court appointing a trustee or other Person for operation or administration of the Sellers or their Business or assets, or a responsible officer for any of the Sellers, or an examiner with enlarged power relating to the operation or administration of Sellers or their Business or assets; or

(v)    if Buyer is not selected as a Successful Bidder or an Alternate Bidder (each as defined in the Bid Procedures) at the conclusion of the Auction;

(d)    by Buyer, upon written notice to Sellers:

(i)    in the event of a material breach by Sellers of any representation or warranty or any covenant or agreement contained in this Agreement that (A) would result in any of the conditions set forth in Section 7.1 or Section 7.3 not being satisfied if such breach remained uncured as of the Closing and (B) such breach is incapable of being cured prior to the Termination Date or, if capable of being cured, such breach has not been cured within 30 days after the giving of written notice by Buyer to Sellers of such breach; provided that Buyer is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; provided, further, that in the event that Buyer provides such written notice to Sellers within 30 days of the Termination Date, then the Termination Date shall be extended until the end of the 30-day cure period set forth in this Section 8.1(d)(i); or

(ii)    if, following entry by the Bankruptcy Court of the Sale Order, the Sale Order is materially amended, modified or supplemented without Buyer’s prior written consent or is voided, reversed or vacated (provided that Buyer shall not be able to terminate this Agreement pursuant to this Section 8.1(d)(ii) if, prior to such termination, the Sale Order shall have become a Final Order);

(iii)    Sellers have failed to obtain entry of the Sale Order by no later than October 10, 2020; or

(iv)    other than as contemplated by the Sale Order or the Bid Procedures Order, if any Seller takes steps in furtherance of any Competing Transaction in violation of Section 5.1 or seeks to have the Bankruptcy Court enter an Order dismissing, or converting into cases under Chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under Chapter 11 of the Bankruptcy Code and comprising part of the Bankruptcy Proceeding, or appointing a trustee in the Bankruptcy Proceeding or appointing a responsible officer or an examiner with enlarged powers (other than a fee examiner) relating to the operation of Sellers’ businesses pursuant to Section 1104 of the Bankruptcy Code, or such an order of dismissal, conversion or appointment is entered for any reason and is not be reversed or vacated within 14 days after the entry thereof;

(v)    if a DIP Termination Declaration Notice (as defined in the DIP Order) has been delivered and the DIP Agent has accelerated the obligations under the DIP Financing following the Remedies Notice Period (as defined in the DIP Order);

(vi)    if the Maximum Estate Holdback Amount (as provided in the Seller Closing Statement) is less than the Deficiency Amount; or

(vii)    at any time prior to the entry of the Sale Order, if the Company Board has made a Change of Recommendation;

(e)    by Sellers, upon written notice to Buyer:

(i)    in the event of a breach by Buyer of any representation or warranty or any covenant or agreement contained in this Agreement, if (A) such breach would result in a failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied if such breach remained uncured as of the Closing, and (B) such breach is incapable of being cured prior to the Termination Date or, if capable of being cured, such breach has not been cured within 30 days after the giving of written notice by Sellers to Buyer of such breach; provided that Sellers are not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; provided, further, that in the event that Sellers provide such written notice to Buyer within 30 days of the Termination Date, then the Termination Date shall be extended until the end of the 30-day cure period set forth in this Section 8.1(e)(i); or

(ii)    if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing, all of which are capable of being satisfied at the Closing), (B) Sellers have irrevocably confirmed by written notice to Buyer that (1) all conditions set forth in Section 7.3 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing) or that it would be willing to waive any unsatisfied conditions in Section 7.3 if the Closing were to occur, and (2) they are ready, willing and able to consummate the Closing and (C) Buyer fails to consummate the Closing within two Business Days following the date the Closing should have occurred pursuant to Section 2.3; provided, however, that any purported termination by Buyer pursuant to Section 8.1(c)(i) shall be deemed to be a termination by Sellers pursuant to this Section 8.1(e)(ii) if Sellers are entitled to terminate this Agreement pursuant to this Section 8.1(e)(ii) at the time of such termination.

Section 8.2    Effect of Termination. With due regard to Section 1.10, in the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and of no effect; provided, however, that the provisions set forth in Section 1.10, Section 2.2, Section 2.6, this Section 8.2, Article IX and in the Confidentiality Agreement shall survive the termination of this Agreement; provided, further, that nothing in this Section 8.2 shall be deemed to release any Party from liability for any willful or material breach of this Agreement prior to termination.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Survival. The Parties agree that the representations, warranties, covenants or agreements contained in this Agreement (other than with respect to Section 3.24, Section 4.10, Section 6.6 and this Article IX) will not survive the Closing hereunder, and none of the Parties will have any liability to each other after the Closing for any breach of such representations, warranties, covenants or agreements which may be made, or Action instituted, after the Closing. Notwithstanding the foregoing, the covenants and agreements that by their terms are to be satisfied after the Closing Date, shall survive until satisfied in accordance with their terms.

Section 9.2    Notices. Unless otherwise set forth herein, all notices and other communications, including consents and waivers, to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by recognized overnight courier service upon the Person for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email (with a confirming copy sent by recognized overnight courier service), as provided in this Section 9.2:

To Buyer:

Atlas FRM LLC
100 Northfield Street
Greenwich, CT 06830
Telephone: 203-622-9138
Attn: Timothy Fazio;
Neil Mahajan
Email: tfazio@atlasholdingsllc.com
nmahajan@atlasholdingsllc.com

With a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Telephone: 212-728-8000
Attn: Paul V. Shalhoub
Mark A. Cognetti
Laura H. Acker
Email: pshalhoub@willkie.com
mcognetti@willkie.com
lacker@willkie.com

To Sellers or Debtors:

c/o LSC Communications, Inc.
191 N. Wacker Dr.
Suite 1400
Chicago, IL 60606
Attn: Andrew Coxhead
Suzanne Bettman
Rajeev Balakrishna
Email: drew.coxhead@lsccom.com
sue.bettman@lsccom.com
rajeev.balakrishna@lsccom.com

With a copy to:

Sullivan & Cromwell LLP
125 Broad St.
New York, NY 10004
Telephone: (212) 558-4000
Attn: Audra D. Cohen
Andrew G. Dietderich
Brian D. Glueckstein
Email: cohena@sullcrom.com
dietdericha@sullcrom.com
gluecksteinb@sullcrom.com

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies to outside counsel are for convenience only and the provision of a copy to outside counsel does not constitute notice or alter the effectiveness of any notice, request, instruction or other communication otherwise made or given in accordance with this Section 9.2.

Section 9.3    Entire Agreement; Amendments and Waivers.

(a)    This Agreement (including any exhibits and schedules hereto) and the other Transaction Documents represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed, in the case of an amendment, supplement or change, by the Parties, or in the case of a waiver, by the Party against whom enforcement of such waiver is sought. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

(b)    Notwithstanding anything to the contrary in this Section 9.3, any amendments, modifications, supplements to or waivers of Section 9.4(a), Section 9.4(b), Section 9.8(d), Section 9.14(a) (or any other provision or definition of this Agreement to the extent an amendment or waiver of such provision or definition, as applicable, would modify the substance of any such provision) in a manner adverse in any material respect to the Financing Sources shall require the prior written consent of the parties to the Debt Commitment Letter.

(c)    Notwithstanding anything to the contrary in this Section 9.3, any amendments, modifications, supplements to or waivers of any of: Section 9.4(a), the last sentence of

Section 1.5(j), the second sentence of Section 1.6(a), Section 2.7(i), Section 7.5 and this Section 9.3(c) (or any other provision or definition of this Agreement to the extent an amendment, modification, supplement or waiver of such provision or definition, as applicable, would modify the substance of any such specified provision) in a manner adverse in any material respect to the Supporting Term Loan Lenders and/or the Supporting Noteholders shall require the prior written consent of Required Supporting Lenders.

Section 9.4    Assignment.

(a)    Nothing in this Agreement or any other Transaction Document (including any exhibit or schedule hereto or thereto) will create or be deemed to create any third-party beneficiary rights in any Person or entity not a party to this Agreement, except that (i) the Financing Sources are made express third-party beneficiaries to Section 9.3(b), Section 9.6(b), Section 9.8(d) and Section 9.14 and (ii) the Supporting Term Loan Lenders and the Supporting Noteholders (whose rights, in each case, shall only be exercised, pursued or waived through the Required Supporting Lenders) are made express third-party beneficiaries to the last sentence of Section 1.5(j), the second sentence of Section 1.6(a), Section 1.11, Section 2.7(i), Section 7.5 and Section 9.3(c).

(b)    This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Buyer (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents will be void; provided, however, that (a) Buyer may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates (b) Buyer may collaterally assign its rights and benefits hereunder or under any of the other Transaction Documents, in whole or in part, to any of the Financing Sources in connection with the Financing, and (c) Sellers may assign some or all of their rights or delegate some or all of their obligations hereunder to successor entities (including any liquidating trust) pursuant to a chapter 11 plan confirmed by the Bankruptcy Court, in the case of each of clauses (a), (b) and (c) above, without any other Party’s consent. No assignment or delegation of any obligations hereunder will relieve the Parties of any such obligations. Upon any such permitted assignment, the references in this Agreement to Sellers or Buyer will also apply to any such assignee unless the context otherwise requires.

Section 9.5    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of Sellers, on the one hand, and Buyer, on the other hand, will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and all proceedings incident thereto.

Section 9.6    Governing Law.

(a)    This Agreement will be governed by and construed in accordance with the internal Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, and the obligations, rights and remedies of the Parties shall be determined in accordance with such Laws.

(b)    Notwithstanding anything herein to the contrary, the Parties hereto agree that any dispute, claim, cross-claim, third-party claim, legal action, suit, proceeding or controversy of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving or against a Financing Source arising out of or relating hereto, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof, or any of the transactions contemplated by this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to conflict of law principles thereof.

Section 9.7    Specific Performance.

(a)    The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief to prevent any such breach, and to specifically enforce the terms and provisions of this Agreement without the necessity of posting bond or other security against it or proving damages, including specific performance of such covenants, promises or agreements (including to cause Buyer to consummate the Closing and to make the payments contemplated by this Agreement pursuant to Section 2.1) or an Order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 9.7 will be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

(b)    The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Buyer or Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Buyer or Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 9.7.

Section 9.8    Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)    Without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 9.2; provided, however, that if the Bankruptcy Proceeding has been closed pursuant to Section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or in the

event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the Supreme Court of the State of New York, New York County, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Action brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)    Each of the Parties hereby consents to process being served by any other Party in any Action by delivery of a copy thereof in accordance with the provisions of Section 9.2; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

(c)    Each Party to this Agreement waives any right to trial by jury in any Action regarding this Agreement or any provision hereof.

(d)    Notwithstanding anything to the contrary contained in this Agreement and without limiting this Section 9.8, each of the Parties hereto, on behalf of itself and its respective Affiliates: (i) agrees that it shall not (and shall cause their respective Affiliates to not) bring or support any Person in any Action, cause of action, claim, cross-claim, third-party claim, suit or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or representatives (in each case, in such capacity) in any way relating to this Agreement, the Financing commitment letter or any of the Financing documents, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 9.9    Interpretation; Construction.

(a)    The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b)    Unless otherwise specified in this Agreement or the context otherwise requires: (i) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular and the singular shall include the plural; (iii) all Preamble, Recital, Article, Section, clause, Schedule and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, clauses, schedules and exhibits to this Agreement; (iv) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (v) the terms “date hereof” and “date of this Agreement” mean the date first written above; (vi) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (vii) (A) any reference to “days” means calendar days unless Business Days are expressly specified and (B) any reference to “months” or “years” shall mean calendar months or calendar years, respectively, in each case unless otherwise expressly specified; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; (ix) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; and (x) the term “made available” means made available in the Data Room or otherwise delivered or provided by Sellers or their Representatives to Buyer or its Representatives in connection with the transactions contemplated hereby, or publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions, in each case, prior to 11:00 a.m. prevailing Eastern time on September 14, 2020.

(c)    Unless otherwise specified in this Agreement, any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

(d)    Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder and all applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Entity, and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(e)    Unless otherwise specified in this Agreement all references in this Agreement (i) to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference, and (ii) to this Agreement mean this Agreement (taking into account the provisions of Section 9.3) as amended, supplemented or otherwise modified from time to time in accordance with Section 9.3.

(f)    With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

(g)    All capitalized terms in this Agreement (including the Exhibits and Schedules hereto) shall have the meaning set forth in Exhibit A, except as otherwise specifically provided herein. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

Section 9.10    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be negotiated in good faith by the Parties so as to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 9.12    Bulk Transfer Laws. The Parties intend that, under Section 363(f) of the Bankruptcy Code, the transfer of the Transferred Assets shall be free and clear of any encumbrances arising out of bulk transfer Laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with “bulk sales,” “bulk transfers” or similar Laws in respect of the transactions contemplated by this Agreement.

Section 9.13    Guarantee. Subject to the provisions of this Section 9.13, each Guarantor does hereby unconditionally and irrevocably guarantee to Sellers the full, complete and prompt performance and payment if, as and when due, as the case may be, of the Guaranteed Obligations (as hereafter defined); provided, that in no event shall each Guarantor’s maximum aggregate liability under this Section 9.13 exceed an amount equal to such Guarantor’s Pro Rata Portion of the Guarantee Cap, and if Buyer does not pay or perform any of the Guaranteed Obligations in accordance with their respective terms, each Guarantor shall immediately and without demand by Sellers, pay or perform such Guaranteed Obligations as if such Guarantor were the principal obligor primarily liable for the performance thereof and not as a mere surety. Sellers may obtain recourse against each Guarantor for the payment and performance of the Guaranteed Obligations prior to, concurrently with, or after any other Action to enforce such Guaranteed Obligations. Each Guarantor shall be entitled to perform or satisfy the Guaranteed Obligations pursuant to the same terms and conditions and subject to the same rights and limitations as are applicable to Buyer under this Agreement and in this Section 9.13. For purposes of this Agreement, “Guaranteed Obligations” means the due and punctual payment of the Closing Payment and other monetary obligations to be paid by Buyer at the Closing in accordance with the terms of this Agreement. For the avoidance of doubt, Guarantor’s obligations under this Section 9.13 shall be in exchange for the conveyance by the Sellers of the Transferred Assets and Transferred Interests to Buyer or Guarantor, as applicable, subject to, and in accordance with, the other terms and conditions set forth in this Agreement and provided that the Closing Payment and other monetary obligations to be paid by Buyer at the Closing are paid. If the Closing occurs in accordance with Section 2.3, the guarantee set forth in this Section 9.13 shall automatically and simultaneously be extinguished and of no force or effect. Each Guarantor shall be liable on a several, and not joint, basis for their respective Pro Rata Portion of the Guaranteed Obligations. There are no third-party beneficiaries of the guarantee set forth in this Section 9.13. This Agreement has been duly authorized, executed and delivered by each Guarantor and, assuming the due and valid authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

Section 9.14    Non-Recourse.

(a)    All Actions (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or related in any manner to this Agreement or the transactions contemplated hereby may be made only against (and are expressly limited to) the Persons that are expressly identified as parties hereto (the “Contracting Parties”). No Person who is not a Contracting Party, including any Financing Source and any director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, attorney or other Representative of a Contracting Party (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any Actions, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement (or the negotiation, execution, performance or breach thereof) or the transactions contemplated hereby; and, to the maximum extent permitted by Law, each Contracting Party waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates.

(b)    Notwithstanding anything to the contrary contained in this Agreement or otherwise, none of Buyer or any of its Affiliates, including without limitation the Guarantors and their Affiliates, shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any Actions, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of (i) the failure of the Buyer to deliver the Credit Bid and Release, including any breach of Section 2.1(a)(i) and Section 2.4(a)(i) or (ii) any failure by the agent under the Prepetition Credit Agreement or the trustee under the Prepetition Indenture to effect the Credit Bid and Release or comply with the direction letters delivered in connection with the Credit Bid Support Agreement.

Section 9.15    Seller Designation. Each Seller hereby designates LSC to execute any and all instruments, certificates or other documents on behalf of such Seller, and to do any and all other acts or things on behalf of such Seller, which LSC may deem necessary or advisable, or which may be required pursuant to this Agreement, any other Transaction Document or otherwise, in connection with the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder, including the exercise of the power to: (a) execute any other Transaction Document on behalf of such Seller, (b) act for such Seller with respect to any determination of the Purchase Price under this Agreement, (c) give and receive notices and communications to or from Buyer relating to this Agreement, any other Transaction Document or any of the transactions and other matters contemplated hereby or thereby, (d) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators or courts with respect to, any dispute between Buyer, on the one hand, and Sellers, on the other hand, in each case relating to this Agreement, any other Transaction Document or any of the transactions and other matters contemplated hereby or thereby, (e) grant any waiver, consent or approval, or election, and making any filings with any Governmental Entity, on behalf of such Seller under this Agreement or any other Transaction Document, and (f) take all actions necessary or appropriate in the judgment of LSC for the accomplishment of the foregoing. LSC shall have the authority and power to act on behalf of each other Seller with respect to the disposition, settlement or other handling of all claims under this Agreement and any other Transaction Document and all rights or obligations arising hereunder or thereunder. Each Seller shall be bound by all actions taken and documents executed by LSC in connection with this Agreement and any other Transaction Document, and Buyer shall be entitled to rely on any action or decision of LSC. The appointment of LSC as each other Seller’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to represent any such Seller with regard to this Agreement or any other Transaction Document. The appointment of LSC as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

ACR III LIBRA HOLDINGS LLC

By:	/s/ Neil Mahajan
Name: Neil Mahajan
Title: Vice President

[Signature Page to Stock and Asset Purchase Agreement]

LSC COMMUNICATIONS, INC.

By:	/s/ Thomas J. Quinlan, III
Name: Thomas J. Quinlan, III
Title: Chairman, President and Chief Executive Officer

LSC COMMUNICATIONS US, LLC

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

LSC COMMUNICATIONS LOGISTICS, LLC

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

LSC COMMUNICATIONS MM LLC

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

COURIER COMMUNICATIONS LLC

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

[Signature Page to Stock and Asset Purchase Agreement]

CONTINUUM MANAGEMENT COMPANY, LLC

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

PUBLISHERS PRESS, LLC

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

F.T.C. TRANSPORT, INC.

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

LIBREDIGITAL, INC.

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

LSC COMMUNICATIONS PRINTING COMPANY

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

[Signature Page to Stock and Asset Purchase Agreement]

LSC INTERNATIONAL HOLDINGS, INC.

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

CLARK HOLDINGS, INC.

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

THE CLARK GROUP, INC.

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

CLARK DISTRIBUTION SYSTEMS, INC.

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

NATIONAL PUBLISHING COMPANY

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

[Signature Page to Stock and Asset Purchase Agreement]

COURIER COMPANIES, INC.

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

COURIER KENDALLVILLE, INC.

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

COURIER NEW MEDIA, INC.

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

COURIER PUBLISHING, INC.

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

DOVER PUBLICATIONS, INC.

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

[Signature Page to Stock and Asset Purchase Agreement]

RESEARCH & EDUCATION ASSOCIATION, INC.

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

CLARK WORLDWIDE TRANSPORTATION, INC.

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

TRILITERAL LLC

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Chief Financial Officer and Treasurer

LSC COMMUNICATIONS NETHERLANDS B.V.

By:	/s/ Andrew B. Coxhead
Name: Andrew B. Coxhead
Title: Authorized Representative

[Signature Page to Stock and Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

Solely for the purposes of Section 9.13 of this Agreement:

ATLAS CAPITAL RESOURCES III LP

By: ATLAS CAPITAL GP III LP,
its general partner

By: ATLAS CAPITAL RESOURCES GP III LLC,
its general partner

By:	/s/ Timothy J. Fazio
Name: Timothy J. Fazio
Title: Managing Partner

Solely for the purposes of Section 9.13 of this Agreement:

ATLAS CAPITAL RESOURCES (P) III LP

By: ATLAS CAPITAL GP III LP,
its general partner

By: ATLAS CAPITAL RESOURCES GP III LLC,
its general partner

By:	/s/ Timothy J. Fazio
Name: Timothy J. Fazio
Title: Managing Partner

[Signature Page to Stock and Asset Purchase Agreement]

EXHIBIT A

Defined Terms

Unless otherwise defined in this Agreement, the following terms have the meaning specified in this Exhibit A.

“Acceptable Stipulation” means a stipulation entered into between the Debtors, the Requisite Junior Secured Creditors and the Committee to support the transactions contemplated by this Agreement and a liquidating chapter 11 plan of reorganization in accordance with the Wind-Down Budget, on terms and conditions reasonably acceptable to the parties thereto.

“Accounts Receivable” means all trade accounts receivable and other receivables, notes receivable or other rights to payment from any Person other than any Seller or its Affiliates and all rights to recoveries on receivables and advances written off prior to the Closing Related to the Business, including any Transferred Asset, except to the extent expressly included in Excluded Assets.

“Action” means any action, suit, claim, counterclaim, demand, hearing, summons, litigation, investigation, prosecution, contest, inquest, audit, examination, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), mediation, arbitration or other similar matter.

“Ad Hoc Group” means the ad hoc group of Prepetition Noteholders and Prepetition Term Loan Lenders.

“Additional Assumed Contracts” means the executory Seller Contracts listed on Schedule 1.1(a)(ix) as modified by Buyer from time to time pursuant to Section 1.5(d) between the date hereof and two Business Days prior to the Closing Date (the “Additional Assumed Contracts Schedule”), to the extent not included in Excluded Assets.

“Additional Assumed Contracts Schedule” has the meaning set forth in the definition of “Additional Assumed Contracts.”

“Additional Rejected Contracts” means the Identified Contracts and any other executory Contracts or unexpired leases that Buyer designates to reject from time to time as set forth on the Rejected Contracts Schedule pursuant to Section 1.5(d) prior to the Designation Deadline.

“Administrative Expense Amount” shall mean an amount to be determined by the Debtors in their reasonable discretion subject to the consent of the professional advisors to the Ad Hoc Group (such consent not to be unreasonably withheld, conditioned or delayed), which amount shall be comprised of the estimated allowed and unpaid administrative expenses after the Closing including the professional fee carve-out provided for in the DIP Order and such other amounts as are set forth in the Wind-Down Budget.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise).

“Aggregate Creditor Holdback Amount” means the amount equal to the sum of (i) the Property Holdback Amount, plus (ii) the Working Capital Holdback Amount, plus (iii) the Assumed Expenses Holdback Amount.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Notice of Objection” has the meaning set forth in Section 6.4(c)(i).

“Alternative Proposal” has the meaning set forth in Section 5.1(b).

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Business.

“Assigned Actions” has the meaning set forth in Section 1.1(a)(xii).

“Assignment and Assumption of Ground Lease” has the meaning set forth in Section 2.5(h).

“Assumed Accounts Payables” means (i) trade accounts payable of the Business (for the avoidance of doubt, including any accounts payable attributable to Seller Contracts, whether or not assumed and assigned to Buyer pursuant to Section 1.5), (ii) sales tax accounts payable of the Business and (iii) postage accounts payable of the Business, in each case arising in the Ordinary Course and incurred from and after the Petition Date and solely to the extent specifically taken into account in Final Net Working Capital, as finally determined pursuant to Section 2.7.

“Assumed Accrued Liabilities” means Liability accruals Related to the Business for (i) employee payroll with respect to salaries, wages, benefits costs, accrued bonus and short term deferred compensation, (ii) employee vacation and holiday pay, (iii) employee sales commissions, (iv) energy and utilities and (v) Assumed Other Miscellaneous Accruals, in each case, arising in the Ordinary Course and incurred from and after the Petition Date and solely to the extent specifically taken into account in Final Net Working Capital, as finally determined pursuant to Section 2.7.

“Assumed Casualty Claims” has the meaning set forth in Section 1.3(a)(ix).

“Assumed Cure Cost Amount” means (i) if the amount of the Assumed Cure Costs is less than $30,000,000, the amount of Assumed Cure Costs, or (ii) if the amount of Assumed Cure Costs is equal to or greater than $30,000,000, an amount equal to (x) $30,000,000 plus (y) 50% of the difference between the amount of Assumed Cure Costs and $30,000,000.

“Assumed Cure Costs” means the Cure Costs with respect to any Closing Assumed Contract or Additional Assumed Contract as set forth on, and in the amounts included on any Notice of Potential Assignment, net of any rebates or refunds related to such Closing Assumed Contracts or Additional Assumed Contracts, unless otherwise agreed to by Buyer in its sole discretion, subject to Section 1.5(j).

“Assumed Expenses” means the sum of the aggregate amount of Transfer Taxes pursuant to Section 6.4(a) and the aggregate amount of fees or expenses incurred with respect to obtaining the Necessary Consents.

“Assumed Expenses Amount” means (i) if the amount of the Assumed Expenses is less than $5,000,000, the amount of Assumed Expenses, or (ii) if the amount of Assumed Expenses is equal to or greater than $5,000,000, an amount equal to (x) $5,000,000 plus (y) the lesser of (A) 75% of the amount by which Assumed Expenses exceeds $5,000,000 and (B) $3,750,000.

“Assumed Expenses Holdback Amount” means the difference between $8,750,000 and the Estimated Assumed Expenses Amount.

“Assumed Liabilities” has the meaning set forth in Section 1.3(a).

“Assumed Other Miscellaneous Accruals” means Liability accruals related to the Business for (i) operating accruals, (ii) freight, (iii) manufacturing errors/spoilage, (iv) customer royalty, (v) book services publishing operating accruals, and (vi) Mexico segment operating accruals (JD Edwards), in each case, arising in the Ordinary Course and incurred from and after the Petition Date and solely to the extent specifically taken into account in Final Net Working Capital, as finally determined pursuant to Section 2.7.

“Assumption and Assignment Agreements” has the meaning set forth in Section 2.4(e).

“Auction” has the meaning set forth in the Recitals.

“Avoidance Action” means any avoidance claims, right, recovery, subordination or cause of action or remedies under Chapter 5 of the Bankruptcy Code, including any proceeds thereof, and any analogous state law claims, in each case, that relates to the Transferred Assets or the Business.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § 101 et seq.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Proceeding” has the meaning set forth in the Recitals.

“Bid Procedures” has the meaning set forth in the Recitals.

“Bid Procedures Order” has the meaning set forth in the Recitals.

“Books and Records” means all books, ledgers, files, reports, plans, records, documents, manuals, correspondence, and all customer sales, marketing, advertising, packaging and promotional materials, files (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other business and other records, in each case, that are used in, held for use in or intended to be used in, and are related to the Transferred Assets (including the Transferred Entities and the Investments), the Assumed Liabilities or the Business, but excluding any such items to the extent (a) they are included in or primarily related to any Excluded Assets or Excluded Liabilities, (b) any applicable Law or prohibits their transfer or (c) they are subject to legal privilege (other than title opinions).

“Books Segment” has the meaning set forth in the Recitals.

“Break-Up Fee” means an amount equal to 3.0% of the Estimated Cash Consideration, which amount was approved by the Bankruptcy Court pursuant to the Bid Procedures Order.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day ending at 11:59 p.m., prevailing Eastern time, other than a Saturday, a Sunday, a day on which banks in Mexico City, Mexico, Chicago, Illinois, New York, New York or Amsterdam, The Netherlands are authorized or required by Law, executive order or other governmental action to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Closing Statement” has the meaning set forth in Section 2.7(b).

“Buyer Designee” has the meaning set forth in Section 1.12.

“Buyer Disclosure Letter” means the disclosure letter delivered to Sellers by Buyer on or prior to the date hereof.

“Canadian Entities” means LSC Communications Canada Holdings ULC and LSC Communications Canada Corporation.

“Cash” means all cash, cash equivalents and liquid investments, including marketable securities, bank deposits, other deposits, investment accounts and similar items, excluding Restricted Cash.

“Cash Consideration Statement” has the meaning set forth in Section 2.1(c).

“Casualty Insurance Policies” has the meaning set forth in Section 1.1(a)(xxvii).

“Change of Recommendation” has the meaning set forth in Section 5.1(c).

“Closing” has the meaning set forth in Section 2.3.

“Closing Assumed Contracts” has the meaning set forth in Section 1.1(a)(vii), except to the extent included in Excluded Assets.

“Closing Cash” means Cash of the Sellers as of the Reference Time.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Payment” shall mean an amount equal to (i) the Estimated Cash Consideration, less (ii) the Deposit Amount, less (iii) the Estate Holdback Amount.

“Code” means the Internal Revenue Code of 1986.

“Committee” means the official committee of unsecured creditors appointed in the Debtors’ chapter 11 cases.

“Company Board” means the board of directors of LSC.

“Competing Transaction” means any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of all, or a material portion of, the Transferred Assets to a purchaser or purchasers other than Buyer or effecting any other transaction the consummation of which would be substantially inconsistent with the transactions contemplated hereby.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 5, 2020 by and between Atlas FRM LLC and LSC.

“Consignment Agreement” means that certain Consignment Agreement, dated as of November 15, 2019, by and between Central National Gottesman Inc. and LSC, as amended by the First Amendment, dated as of February 7, 2020 and the Second Amendment, dated as of July 20, 2020.

“Consulting Professionals” has the meaning set forth in the Bid Procedures Order.

“Continuing Employee” has the meaning set forth in Section 6.5(c).

“Contract” means any legally binding contract, agreement, lease, sublease, license, sublicense, settlement, use agreement, occupancy agreement, franchise agreement, note, bond, loan or credit agreement, mortgage, indenture, obligation, insurance policy, commitment or other arrangement or understanding (in each case whether written or oral), and any amendments, modifications or supplements thereto.

“Contract Procedures Order” that certain order entered by the Bankruptcy Court, dated July 15, 2020 [D.I. 507], approving procedures for the assumption and assignment of the Debtors’ executory contracts and unexpired leases and granting related relief.

“Contracting Parties” has the meaning set forth in Section 9.14.

“COVID-19 Measures” means any mandatory quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shutdown, closure, sequester or any other Law or Order by any Governmental Entity in connection with or in response to COVID-19 that is applicable to the Business.

“Credit Bid Amount” means an amount equal to $63,437,000.

“Credit Bid and Release” has the meaning set forth in Section 2.1(a)(i).

“Credit Bid Support Agreement” has the meaning set forth in the Recitals.

“Credit Support Arrangements” has the meaning set forth in Section 6.9(a).

“Cure Costs” means the monetary amounts that must be paid under Sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and/or assignment of any Closing Assumed Contract or Additional Assumed Contract, or as otherwise agreed upon by the Parties, or determined by the Bankruptcy Court pursuant to the procedures in the Bid Procedures Order.

“Current Government Bids” means Government Bids that have not expired and for which an award has not been issued as of the date of this Agreement.

“Current Government Contracts” means Government Contracts for which the period of performance has not expired and which remain in effect (i.e., each Government Contract for which any Seller or Transferred Entity has not completed performance and received final payment) or for which the right of any Governmental Entity or higher tier contractor to review, audit or investigate has not expired.

“Data Room” means that certain virtual data room hosted by Evercore on Donnelley Financial Solutions with the project name “Libra - Sale Process” and made accessible to Buyer and its Representatives.

“Debt Commitment Letter” means that certain Senior Secured Asset-Based Credit Facility Commitment Letter, dated as of September 15, 2020, by and among Buyer, Wells Fargo Bank, National Association, PNC Bank, National Association and PNC Capital Markets, LLC.

“Debtors” means LSC, Courier Communications LLC, a Massachusetts limited liability company, Courier Kendallville, Inc., an Indiana corporation, Courier New Media, Inc., a Massachusetts corporation, Dover Publications, Inc., a New York corporation, LSC Communications Logistics, LLC, a Delaware limited liability company, LSC Communications MM LLC, a Delaware limited liability company, LSC Communications US, LLC, a Delaware limited liability company, LSC International Holdings, Inc., a Delaware corporation, National Publishing Company, a Pennsylvania corporation, Publishers Press, LLC, a Delaware limited liability company, Continuum Management Company, LLC, a Delaware limited liability company, Clark Distribution Systems, Inc., a Delaware corporation, Clark Holdings Inc., a Delaware corporation, Clark Worldwide Transportation, Inc., a Pennsylvania corporation, The Clark Group, Inc., a Delaware corporation, Courier Companies, Inc., a Massachusetts corporation, Courier Publishing, Inc., a Massachusetts corporation, F.T.C. Transport, Inc., an Illinois corporation, LibreDigital, Inc., a Delaware corporation, LSC Communications Printing Company, a Delaware corporation, and Research & Education Association, Inc., a Delaware corporation.

“Decommissioned Plant Employees” has the meaning set forth in Section 1.3(a)(x).

“Decommissioned Plants” has the meaning set forth in Section 1.3(a)(x).

“Deed” has the meaning set forth in Section 2.5(h).

“Deficiency Amount” means the amount by which the Aggregate Creditor Holdback Amount exceeds the Available Amount (as defined in the Credit Bid Support Agreement), or, if the Available Amount is greater than the Aggregate Creditor Holdback Amount, then $0.

“Deposit Amount” has the meaning set forth in the Recitals.

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any Sanction, including Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine.

“Designation Deadline” has the meaning set forth in Section 1.5(d).

“DIP Agent” means Bank of America, N.A.

“DIP Financing” means that certain Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of April 15, 2020, by and among LSC, the several lenders from time to time parties thereto and Bank of America, N.A., as administrative agent and issuing bank.

“DIP Order” means the Final Order (I) Authorizing the Debtors to Obtain Senior Secured Superpriority Postpetition Financing, (II) Granting Liens and Superpriority Administrative Expense Claims, (III) Authorizing the Use of Cash Collateral, (IV) Granting Adequate Protection, (V) Modifying the Automatic Stay and (VI) Granting Related Relief [D.I. 321].

“Dutch Interests” means the Equity Interests of Holdings B.V. and LSC Communications Holdings II B.V., a private company with limited liability organized under the Laws of The Netherlands.

“Enterprise Value” means $440,000,000.

“Environmental Law” means any applicable Law concerning (i) pollution or the protection of the environment (including ambient air, vapor, surface water, ground water, land surface or subsurface strata, and natural resources), (ii) the protection of human health and safety as it pertains to exposure to Hazardous Substances, (iii) the manufacture, registration, distribution, formulation, packaging or labeling of Hazardous Substances or products containing Hazardous Substances, (iv) recordkeeping, notification, disclosure, or reporting requirements regarding Hazardous Substances, (v) the handling, use, presence, generation, treatment, storage, processing, transport, disposal, recycling, Release or threatened Release of or exposure to any Hazardous Substance, or (vi) the preservation of the environment or mitigation of adverse effects on or to human health or the environment.

“Environmental Liability” means any Liability arising under Environmental Law, including (a) any Liability relating to, arising from or with respect to (i) any actual or alleged violation of any Environmental Law, (ii) any actual or alleged generation, use, handling, transportation, storage, treatment, disposal, Release, or threatened Release of, or exposure to, any Hazardous Substances at any facility or location, and (iii) any Liability arising under Environmental Law relating to, arising from or with respect to any formerly owned, leased, or operated properties or any former, closed, divested, or discontinued business operations, and (b) any Liabilities arising under Environmental Law assumed or retained by contract, operation of law, or otherwise.

“Environmental Permit” means any Permit that is required by a Governmental Entity under any Environmental Law.

“Equitable Exception” has the meaning set forth in Section 3.3(b).

“Equity Interest” means, with respect to any Person, any share of capital stock of, or any general, limited, or other partnership interest, membership interest or similar equity ownership interest in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any Seller or any Transferred Entity, or that is, or was at the relevant time, a member of the same “controlled group” as any Seller or any Transferred Entity pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” has the meaning set forth in the Recitals.

“Escrow Agent” has the meaning set forth in the Recitals.

“Escrow Agreement” means that certain Escrow Agreement, dated as of August 4, 2020, between LSC and the Escrow Agent.

“Estate Holdback Amount” shall mean the Deficiency Amount (if any), or the Maximum Estate Holdback Amount as determined pursuant to Section 2.7(d).

“Estimated Assumed Expenses Amount” has the meaning set forth in Section 2.7(a)(ii).

“Estimated Cash Consideration” shall mean an amount equal to: (i) the amount outstanding under the senior secured revolving credit facility under the Prepetition Credit Agreement as set forth in the Cash Consideration Statement, plus (ii) the amount outstanding under the DIP Financing as set forth in the Cash Consideration Statement, plus (iii) an amount equal to the Administrative Expense Amount, plus (iv) the UCC Settlement Amount (if any), less (v) Closing Cash; provided, that in no event shall the Estimated Cash Consideration exceed the Estimated Cash Consideration Cap.

“Estimated Cash Consideration Cap” shall mean an amount equal to (i) Enterprise Value, less (ii) Assumed Cure Cost Amount, less (iii) Estimated Assumed Expenses Amount, plus (iv) the Estimated Working Capital Excess (if any), less (v) the Estimated Working Capital Shortfall (if any), less (vi) the Estimated Seller Tax Amount.

“Estimated Net Working Capital” has the meaning set forth in Section 2.7(a)(ii).

“Estimated Seller Tax Amount” has the meaning set forth in Section 2.7(a)(ii).

“Estimated Working Capital Excess” means the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Estimated Working Capital Shortfall” means the amount by which Target Net Working Capital exceeds Estimated Net Working Capital.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Benefit Plan” means all Seller Plans other than the Transferred Plans, including the Seller Plans set forth on Schedule 1.2(n).

“Excluded Contracts” has the meaning set forth in Section 1.2(k).

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Expense Reimbursement Amount” means an amount equal to the expenses of Buyer incurred in connection with this Agreement and the transactions contemplated hereby, in an amount up to 1.0% of the Estimated Cash Consideration to be paid by Buyer, subject to a maximum reimbursement of $750,000, which amount was approved by the Bankruptcy Court pursuant to the Bid Procedures Order.

“Export/Import Laws” shall mean, collectively, any laws, regulations, orders, and authorizations issued by a Governmental Entity applicable to the export or import of goods, technology or software, including the U.S. Export Administration Regulations (EAR), (15 C.F.R. 768-799); the U.S. Arms Export Control Act (22 U.S.C. 2751-2779), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120-130); the Regulations of the Bureau of Alcohol, Tobacco, and Firearms (ATF) (27 C.F.R. 447-555); the Homeland Security Act of 2002 and the U.S. Customs Regulations (19 C.F.R. 1-199).

“FCPA” has the meaning set forth in Section 3.9(c).

“Final Allocation Statement” has the meaning set forth in Section 6.4(c)(i).

“Final Assumed Expenses Amount” has the meaning set forth in Section 2.7(c).

“Final Cash Consideration” shall mean an amount equal to: (i) the amount outstanding under the senior secured revolving credit facility under the Prepetition Credit Agreement as set forth in the Cash Consideration Statement, plus (ii) the amount outstanding under the DIP Financing as set forth in the Cash Consideration Statement, plus (iii) an amount equal to the Administrative Expense Amount, plus (iv) the UCC Settlement Amount (if any), less (v) Closing Cash; provided, that in no event shall Final Cash Consideration exceed the Final Cash Consideration Cap.

“Final Cash Consideration Cap” shall mean an amount equal to (i) Enterprise Value, less (ii) Assumed Cure Cost Amount, less (iii) the Final Assumed Expenses Amount, plus (iv) the Final Working Capital Excess (if any), less (v) the Final Working Capital Shortfall (if any), less (vi) the Final Seller Tax Amount.

“Final Determination Date” has the meaning set forth in Section 2.7(c).

“Final Net Working Capital” has the meaning set forth in Section 2.7(c).

“Final Order” means an Order (a) as to which no appeal, leave to appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed (in cases in which there is a date by which such filing is required to occur, or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further appeal thereon), (b) in respect of which the time period for instituting or filing an appeal, leave to appeal, motion for rehearing or motion for new trial shall have expired (in cases in which such time period is capable of expiring), and (c) as to which no stay is in effect.

“Final Seller Tax Amount” has the meaning set forth in Section 2.7(c).

“Final Working Capital Excess” means the amount by which Final Net Working Capital exceeds Target Net Working Capital.

“Final Working Capital Shortfall” means the amount by which Target Net Working Capital exceeds Final Net Working Capital.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Financing” has the meaning set forth in Section 4.5(b).

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide the Financing, and the parties to the Debt Commitment Letter (including any joinder agreements thereto) and any credit agreements or indentures related to the Financing, together with their respective Affiliates, officers, directors, employees, agents, representatives and advisors.

“Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, machinery, tools, fixtures, Transferred IT Equipment and other personal and mixed property, operational and nonoperational, that are Related to the Business, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, except to the extent expressly included in Excluded Assets. “Fixtures and Equipment” shall include all rights under any leases relating to, arising from or with respect to such Fixtures and Equipment, to the extent such leases constitute Closing Assumed Contracts or Additional Assumed Contracts.

“Fundamental Representations” means the representations and warranties of Sellers set forth in Section 3.1 (Organization; Good Standing), Section 3.2(a)-Section 3.2(c) (Transferred Entities), Section 3.3 (Authority; Approval) and Section 3.10 (Brokers and Finders).

“Further Assignment Notice” has the meaning set forth in Section 1.5(e).

“GAAP” means United States generally accepted accounting principles.

“Government Bid” means any quotation, bid or proposal by any Seller or any Transferred Entity (and all amendments, modifications, or supplements thereto) which, if accepted or awarded, would lead to a Government Contract.

“Government Contract” means any written purchase order, delivery order, task order, change order or Contract (including any real property lease) between one or more of any Seller or Transferred Entity and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity, or (c) any subcontractor with respect to any contract described in clause (a) or (b). A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Guarantee Cap” has meaning set forth on Schedule 1.1(c) of the Buyer Disclosure Letter.

“Guaranteed Obligations” has the meaning set forth in Section 9.13.

“Guarantor” has the meaning set forth in Preamble.

“Hazardous Substance” means any chemical, pollutant, contaminant, or material, waste or substance, whether hazardous, toxic, deleterious, radioactive, noxious, harmful, or otherwise, petroleum and petroleum products, by-products, derivatives or wastes, greenhouse gases, asbestos or asbestos-containing materials or products, per- and polyfluoroalkyl substances, polychlorinated biphenyls (PCBs) or materials containing same, lead or lead-based paints or materials, pesticides, radon, fungus, mold in quantities or concentrations that may adversely affect human health or materially affect the value or utility of the building(s) in which it is present, or other substances that may have an adverse effect on human health or the environment.

“HMT” has the meaning set forth in the definition of “Sanction”.

“Holdings B.V.” means LSC Communications Holdings B.V., a private company with limited liability organized under the Laws of The Netherlands.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Identified Contract” has the meaning set forth in Section 1.5(c).

“Income Taxes” means any income, franchise or similar Taxes.

“Indebtedness” means, with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums or penalties payable as a result of the repayment thereof) arising under, any obligations consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money for the deferred purchase price of property or services, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) all obligations under financing or capital leases, including obligations created or arising under any conditional sale or other title retention agreement, or incurred as financing, (iv) all deferred obligations to reimburse any bank or other Person in respect of amounts paid or advance under a letter of credit, surety bond, performance bond or other instrument, (v) all Liabilities in respect of letters of credit and bankers’ acceptances, to the extent drawn and payable, (vi) all Liabilities in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, assets or services, including any royalty or “earn-out” payments (other than trade payables or accruals incurred in the ordinary course of business), (vii) book overdraft, and (viii) all Indebtedness of others guaranteed, directly or indirectly, by such Person or as to which such person has an obligation (contingent or otherwise) that is substantially the economic equivalent of a guarantee or that is otherwise recognized in the financial statements of such Person.

“Intellectual Property” means all intellectual property rights arising in any jurisdiction of the world, including with respect to any of the following: (a) trademarks, service marks, trade dress, trade names, and other indicia of origin, applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (b) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formulas, methodology, models, algorithms, systems, processes, technology, patents and patent applications, including divisionals, continuations, continuations-in-part and renewal applications, and including renewals, re-examinations, extensions and reissues; (c) trade secrets and rights in confidential information or information not generally known to the public and that derives economic value from not being generally known; (d) copyrightable works, works of authorship, software (including interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data), copyrights, applications and registrations therefor, and renewals, extensions, restorations and reversions thereof and all moral rights thereof; (e) Internet domain names; (f) social media accounts, identifiers and designations; and (g) all other intellectual property rights or similar rights recognized in any jurisdiction around the world.

“Internal Banta Deed” has the meaning set forth in Section 2.5(q).

“Internal Las Vegas and Mahwah Assignments” has the meaning set forth in Section 2.5(p).

“Internal MA Deed” has the meaning set forth in Section 2.5(n).

“Internal SD Deed” has the meaning set forth in Section 2.5(o).

“Intracompany Loan Payables” means any Intracompany Payables owed between any Seller, on the one hand, to any Transferred Entity or entity owned by a Transferred Entity, on the other hand, that are Related to the Business, incurred in the Ordinary Course and necessary for the operation of the Business in the Ordinary Course.

“Intracompany Loan Receivables” means any Intracompany Receivables owed between any Seller, on the one hand, and any Transferred Entity or entity owned by a Transferred Entity, on the other hand, that are Related to the Business, arising in the Ordinary Course and necessary for the operation of the Business in the Ordinary Course.

“Intracompany Loan Taxes” means any Taxes of the Transferred Entities (including any withholding tax obligation) resulting from or attributable to the cancellation or distribution of Intracompany Payables.

“Intracompany Payables” means all account, note or loan payables recorded on the books of Sellers or any of its Affiliates (the “Seller Payor”), including for advances (cash or otherwise) or any other extensions of credit to the Seller Payor, in each case, from any such other Seller or any of its Affiliates (other than the Seller Payor).

“Intracompany Receivables” means all account, note or loan receivables recorded on the books of Sellers or any of its Affiliates (the “Seller Payee”), including for advances (cash or otherwise) or any other extensions of credit made by the Seller Payee, in each case, to any such other Seller or any of its Affiliates (other than the Seller Payee).

“Inventory” means all inventory Related to the Business, wherever located, including all finished goods whether held at any location or facility of Sellers or any of their Affiliates or in transit to Sellers or any of their Affiliates, all semi-finished and finished goods, raw materials, works in progress, samples, prototypes, displays, packaging, supplies, tooling and parts, together with all rights of the Sellers against suppliers thereof, in each case, as of the Closing Date, except to the extent expressly included in Excluded Assets.

“Investments” has the meaning set forth in Section 1.1(a)(xiv).

“IP Assignment” has the meaning set forth in Section 3.14(k).

“IRS” has the meaning set forth in Section 3.12(a)(iii).

“IT Assumed Contracts” means the documents listed in the IT Assumed Contracts section of Schedule 1.1(a)(vii)(A).

“IT Equipment” means networks and communications equipment, information technology assets, network appliances, and storage devices, and any attached and associated hardware, routers, devices, panels, cables, manuals, cords, connectors, cards, and vendor documents, and including all warranties of the vendor applicable thereto.

“Junior Claim Amount” has the meaning set forth in Section 2.7(d).

“Junior Secured Lender Payment Amount” has the meaning set forth in Section 7.5.

“Knowledge” means, with respect to each Seller, the actual knowledge (after reasonable inquiry) of the Persons set forth on Schedule 1.1(a), and, with respect to Buyer, the actual knowledge (after reasonable inquiry) of the Persons set forth on Schedule 1.1(a) of the Buyer Disclosure Letter.

“Law” means any federal, state, provincial, local, or municipal law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or Permit of any Governmental Entity, including applicable zoning, building and set-back requirements.

“Leased Property” has the meaning set forth in Section 3.7(b).

“Leases” has the meaning set forth in Section 3.7(b)(i).

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability).

“Lien” has the meaning set forth in the DIP Financing.

“Lien Release Letters” means one or more release letters or termination statements or customary release documentation in the applicable jurisdiction with respect to obligations under the DIP Financing, the Prepetition Credit Agreement, the Prepetition Indenture and any hedging, cash management or other obligations that are incurred or guaranteed by any of the Transferred Entities or with respect to which a Lien is granted (i) on the Transferred Assets or any asset of the Transferred Entities or the Business, (ii) by any Transferred Entity or (iii) by the Stock Seller over its Equity Interests in any Transferred Entity, in each case, in form and substance reasonably satisfactory to Buyer, which letters and other instruments provide that all obligations of the Transferred Entities or the Business in respect of such obligations (including any guaranty thereof), and all Liens on the Transferred Assets or any asset of the Transferred Entities or the Business securing such obligations, in each case, shall be released and terminated effective concurrently with the Closing with no Liability to Buyer or any of its Affiliates, unless, in each case above, such release has been included in the Sale Order.

“LSC” has the meaning set forth in the Preamble.

“LSC Name” has the meaning set forth in Section 6.11.

“Material Adverse Effect” means any effect, event, change, occurrence, condition or state of facts which is or would reasonably be expected to be, individually or when considered together with any other effects, events, changes, occurrences, conditions or states of facts, materially adverse to the financial condition, properties, assets, liabilities, business or results of operations of the Business; provided, however, that in no event shall an effect, event, change, occurrence, condition or state of fact resulting from the following, either alone or in combination, be deemed to constitute or be taken into account in determining whether there has occurred a Material Adverse Effect: (i) any change in the United States or foreign economies or financial markets in general; (ii) any economic conditions that generally affect the industries or markets in which Sellers conduct the Business; (iii) any change arising in connection with acts of God, natural disasters, earthquakes, epidemics, plagues, pandemics, disease outbreaks, illnesses or public health events (including the COVID-19 virus and any non-human epidemic, plague, pandemic or other similar disease outbreak or illness), the declaration of a national emergency, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such epidemics, plagues, pandemics, disease outbreaks, illnesses or public health events or hostilities, acts of war, sabotage or terrorism or military actions; (iv) any change in applicable Laws or accounting rules or the interpretation or enforcement thereof; (v) any actions required or expressly permitted to be taken by Sellers pursuant to this Agreement or any actions taken by Sellers or the other Debtors at Buyer’s written request; (vi) any action not taken by Sellers at Buyer’s written request; (vii) the public announcement of this Agreement; (viii)(A) any Action approved by, motion made before or orders of the Bankruptcy Court or a court of similar jurisdiction or (B) the fact that Sellers are operating as debtors-in-possession under the Bankruptcy Court or a court of similar jurisdiction; provided, however, that with respect to clauses (i), (ii), (iii) and (iv), such effects, events, changes, occurrences, conditions or states of facts will not be excluded to the extent the same disproportionately adversely affects the Business, taken as a whole, as compared to other similarly situated businesses.

“Material Contracts” has the meaning set forth in Section 3.8(a).

“Material Customers” has the meaning set forth in Section 3.19(a)(i).

“Material Publisher Contract” means a Contract for book printing, warehousing and/or fulfillment services (together with any ancillary or related agreements) involving aggregate payments or obligations to the Debtors in excess of $25,000,000 in the aggregate during the 2019 calendar year.

“Material Vendors” has the meaning set forth in Section 3.19(b).

“Maximum Estate Holdback Amount” has the meaning set forth in Section 2.7(d).

“MCL Segment” has the meaning set forth in the Recitals.

“Mexican Entities” means Print LSC Mexico S. de R.L. de C.V., Print LSC Operaciones, S. de R.L. de C.V., and Print LSC Communications, S. de R.L. de C.V.

“Mexico Filing” means the filings, notices, reports, consents, registrations, approvals, permits and authorization listed on Schedule 3.4(a) as “Mexico Filings”.

“Mexico Segment” has the meaning set forth in the Recitals.

“Minimum Terms of Employment” has the meaning set forth in Section 6.5(b)(ii).

“Multiemployer Plan” has the meaning set forth in Section 3.12(b).

“Necessary Consent” has the meaning set forth in Section 1.6(a)(i)(C).

“Net Working Capital” means an amount equal to (a) all Transferred Assets required by GAAP to be recorded as current assets, less (b) all Assumed Liabilities required to be accounted for as current liabilities by GAAP, for the avoidance of doubt excluding any liabilities included in the Assumed Expenses and Seller Tax Amount, and excluding any rebates or refunds or any other amounts taken into account in the Assumed Cure Costs, and in each case as adjusted for the items set forth on Schedule 2.7; Schedule 2.7 sets forth, for illustrative purposes only, an example of the Net Working Capital calculation prepared as if the Closing had occurred as of June 30, 2020.

“Neutral Auditors” has the meaning set forth in Section 2.7(b).

“Non-Offer Employees” has the meaning set forth in Section 6.5(b)(i).

“Non-Party Affiliates” has the meaning set forth in Section 9.14(a).

“Non-Union Continuing Employees” has the meaning set forth in Section 6.5(d).

“Non-U.S. Plans” has the meaning set forth in Section 3.12(f).

“Notice of Intended Recommendation Change” has the meaning set forth in Section 5.1(d).

“Notice of Potential Assignment” has the meaning set forth in Section 1.5(c).

“Novation Agreement” has the meaning set forth in Section 1.6(b)(ii).

“Objection Notice” has the meaning set forth in Section 2.7(b).

“OFAC” has the meaning set forth in the definition of “Sanction”.

“Offer Employee” has the meaning set forth in Section 6.5(b)(i).

“Office Products Segment” has the meaning set forth in the Recitals.

“Open Source Software” means any software licensed and distributed under (a) a license listed by the Open Source Initiative as an approved license at https://opensource.org/licenses/alphabetical and that satisfies the “Open Source Definition” provided by the Open Source Initiative at https://opensource.org/osd as of the date of this Agreement, or (b) a license listed by the Free Software Foundation as a free software license at https://www.gnu.org/licenses/license-list.html#SoftwareLicenses and that satisfies the “Free Software Definition” provided by the Free Software Foundation at https://www.gnu.org/philosophy/free-sw.en.html as of the date of this Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.

“Ordinary Course” means the conduct of the Business, consistent with the normal day-to-day customs, practices and procedures of the Business, taking into account any changes to such practices as may have occurred prior to the date of this Agreement as a result of the outbreak of COVID-19, including compliance with COVID-19 Measures.

“Organizational Documents” means, with respect to any Person that is not an individual, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum or articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other similar constituent or organizational documents of such Person.

“Other Miscellaneous Accruals Amount” means Liability accruals for (i) CyberShift RBE, (ii) non-operating accruals, (iii) franchise taxes, (iv) unclaimed property, (v) audit expense, (vi) treasury clearing, (vii) bank charges, (viii) non-trade payable, (ix) appropriation expense and (x) rent liability, in each case, incurred from and after the Petition Date and solely to the expect specifically taken into account in Final Net Working Capital, as finally determined pursuant to Section 2.7.

“Outside Conveyance Date” means the date that is 180 days following the Closing Date.

“Outstanding Check Amount” has the meaning set forth in Section 1.3(a)(xii).

“Owned Property” has the meaning set forth in Section 3.7(a).

“Party” and “Parties” have the meaning set forth in the Preamble.

“PBGC” has the meaning set forth in Section 3.12(c)(i).

“Pension Plan” means the LSC Communications Pension Plan.

“Permit” means any consent, license, permit, certificate, clearance, qualification, franchise, waiver, approval, authorization, certificate, registration, certificate of occupancy or filing issued by, obtained from or made with a Governmental Entity, or any other permits required to use and occupy the Owned Property.

“Permitted Post-Closing Encumbrance” means the following non-monetary encumbrances: (a) licenses, covenants not to sue and similar rights granted with respect to Intellectual Property, (b) zoning restrictions, building codes and other land use laws regulating the use or occupancy of real property and imperfections in title, charges, easements, rights of way, covenants, restrictions, licenses and other Liens that do not materially affect the value, use or transferability of the affected asset or property or materially interfere with the operation of the assets or property to which they relate, and (c) Liens on the interest of any landlord or sublandlord or underlying fee interest of any Lease, it being understood that the Sale Order shall extinguish Liens to the maximum extent permissible under applicable Law.

“Permitted Pre-Closing Encumbrance” means (a) any Liens that are expressly permitted by the Sale Order to remain attached to the Transferred Assets following the Closing, (b) any Lien on the Transferred Assets that will be expunged, released or discharged at the Closing by operation of the Sale Order, (c) licenses, covenants not to sue and similar rights granted with respect to Intellectual Property, (d) zoning restrictions, building codes and other land use laws regulating the use or occupancy of real property and imperfections in title, charges, easements, rights of way, covenants, restrictions, licenses and other Liens that do not materially affect the value, use or transferability of the affected asset or property or materially interfere with the operation of the assets or property to which they relate, (e) Liens on the interest of any landlord or sublandlord or underlying fee interest of any Lease, (f) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the Ordinary Course for amounts which are (i) not due and payable and (ii) not, individually or in the aggregate, material to the Business or the Transferred Assets and (g) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or are being contested in good faith by appropriate proceedings with reserves taken pursuant to applicable accounting standards.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.

“Personal Information” has the same meaning as the terms “personal information,” “personal data,” or similar terms under any applicable Laws pertaining to data protection, data privacy, data security, data breach notification and cross-border data transfer.

“Petition Date” has the same meaning set forth in the Recitals.

“Polish Entities” means LSC Communications Sp. z.o.o. and LSC Communications OP Sp. z.o.o.

“Prepetition Credit Agreement” means the Credit Agreement, dated as of September 30, 2016 (as by Amendment No. 1 to Credit Agreement, dated as of November 17, 2017, Amendment No. 2 to Credit Agreement, dated as of December 20, 2018, Amendment No. 3 to Credit Agreement, dated as of August 2, 2019, and Waiver, Forbearance Agreement and Fourth Amendment to Credit Agreement, dated as of March 2, 2020, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among LSC, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent and collateral agent.

“Prepetition Indenture” means the Indenture, dated as of September 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among LSC, the subsidiary guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and collateral agent (as successor in interest to Wells Fargo Bank, National Association).

“Prepetition Noteholders” means the holders of senior notes under the Prepetition Indenture.

“Prepetition Term Loan Lenders” means the holders of the senior secured term loan B facility under the Prepetition Credit Agreement.

“Previously Omitted Contract” has the meaning set forth in Section 1.5(n).

“Previously Omitted Contract Designation” has the meaning set forth in Section 1.5(n).

“Previously Omitted Contract Notice” has the meaning set forth in Section 1.5(o)(ii).

“Prime U.S. Government Contract” means a Government Contract with the U.S. Government pursuant to which any Seller is the prime contractor (and not a subcontractor) under such Government Contract.

“Pro Rata Portion” of each Guarantor shall equal the percentage set forth across from such Guarantor’s name on Schedule 1.1(b) of the Buyer Disclosure Letter.

“Property Holdback Amount” means an aggregate amount equal to the sum of the amounts set forth across from the properties listed on
Schedule 6.15(b), solely to the extent the Covington Internal Deed Transfer and/or the Harrisonburg Internal Deed Transfer (as each such term is defined on Schedule 6.15(a)), as applicable, have not occurred on or prior to Closing.

“Proposed Allocation Statement” has the meaning set forth in Section 6.4(c)(i).

“Proprietary Software” has the meaning set forth in Section 3.14(g).

“Purchase Price” means (i) the Credit Bid Amount, (ii) the Final Cash Consideration and (iii) the assumption of the Assumed Liabilities.

“Real Estate Closing Deliverables” means all documents and/or instruments (other than the Deed) required to be delivered by Sellers in connection with the conveyance of any Transferred Owned Property pursuant to the terms of this Agreement, including Section 2.5 hereof.

“Reference Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Rejected Contracts Schedule” has the meaning set forth in Section 1.5(c).

“Rejected Identified Contracts” has the meaning set forth in Section 1.5(c).

“Related to the Business” means related to, owned, leased, licensed, used, or held for use or in consignment, in connection with the Business as conducted by Sellers prior to the Closing.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, placing, disposal, dispersal, leaching or migration into or through the environment (including ambient air, vapor, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the ambient air, vapor, soil, surface water, groundwater or property, and including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Substances.

“Representatives” means with respect to a Person, such Person’s officers, directors, employees, stockholders, partners, members, managers, agents, attorneys, accountants, consultants, advisors and other representatives.

“Required Information” means the unaudited condensed consolidated financial statements of LSC as of each fiscal quarter ended after June 30, 2020 and at least 45 days prior to the Closing Date (or, as applicable, for the relevant fiscal quarter period ending on such date).

“Required Supporting Lenders” has the meaning set forth in the Credit Bid Support Agreement.

“Requisite Junior Secured Creditors” means Prepetition Noteholders and Prepetition Term Loan Lenders who collectively hold at least two-thirds of the aggregate outstanding principal amount of the indebtedness under the term loan B facility under the Prepetition Credit Agreement and senior notes under the Prepetition Indenture.

“Restricted Cash” means (i) with respect to any Person as of any particular date, cash or cash equivalents that such Person is otherwise restricted from using, distributing or transferring to its equityholders as of such date pursuant to applicable Law or Contract or otherwise (including, for the avoidance of doubt, security deposits and escrows), other than, in each case, any such restrictions on use, distributions or transfer that, in the event such cash is used, distributed or transferred, would not result in material Liabilities, (ii) all cash of the Transferred Entities and (iii) all cash of TriLiteral.

“Sale Hearing” has the meaning set forth in the Recitals.

“Sale Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction in the form of Exhibit B attached hereto, subject to such changes to which Buyer consents; provided, that, Buyer shall not unreasonably withhold, condition or delay its consent to immaterial modifications or clarifications or such changes as necessary to comply with applicable Law.

“San Juan Del Río Plant” means the property located at Avenida Central 235 in San Juan Del Río, Qro., Mexico.

“Sanction” shall mean any sanction administered or enforced by the United States Government, including the Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the Department of State, and the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Employees” has the meaning set forth in Section 3.11(b).

“Scheduled Employees Schedule” has the meaning set forth in Section 3.11(b).

“SEC” has the meaning set forth in Section 3.5(b).

“SEC Documents” has the meaning set forth in Section 3.5(b).

“Securities Act” means the Securities Act of 1933.

“Seller Asset Tax Amount” means the amount of Asset Taxes allocated to be borne by Sellers in accordance with Section 6.4(b).

“Seller Closing Statement” has the meaning set forth in Section 2.7(a).

“Seller Contracts” means any Contracts to which any Seller is a party.

“Seller Employees” means the current employees (including employees on leave from work due to sickness, disability, temporary layoff, leave of absence, disability or other non-active status or any statutory leave) of Sellers.

“Seller Payee” has the meaning set forth in the definition of “Intracompany Receivables.”

“Seller Payor” has the meaning set forth in the definition of “Intracompany Payables.”

“Seller Plan” means any “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or any other compensation, bonus, profit sharing, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, retention, change in control, or other plan, program, policy, practice, agreement, contract, arrangement or other obligation (whether written or unwritten), in each case, which is established, sponsored, contributed to or maintained by, or required to be sponsored, contributed to or maintained by, or with respect to which any liability or potential liability is borne by any Seller or Transferred Entity.

“Seller Tax Amount” means the sum of the Seller Asset Tax Amount and Intracompany Loan Taxes.

“Sellers” has the meaning set forth in the Preamble.

“Source Code” has the meaning set forth in Section 3.14(i).

“Spartanburg 1995 Lease” means that certain Lease Agreement between the Spartanburg Landlord and R.R. Donnelley & Sons Company, dated September 1, 1995, as amended by that certain Amendment to Lease Agreement, dated January 8, 1997.

“Spartanburg 1995 Project” means the “Project” as defined in the Spartanburg 1995 Lease.

“Spartanburg 2002 Lease” means that certain Lease Agreement between Spartanburg County, South Carolina and R.R. Donnelley & Sons Company, dated May 1, 2002, as amended by that certain First Amendment to Memorandum of Lease Agreement, dated December 1, 2003.

“Spartanburg 2002 Project” means the “Project” as defined in the Spartanburg 2002 Lease.

“Spartanburg Landlord” means Spartanburg County, South Carolina.

“Spartanburg Landlord Consent” has the meaning set forth on Schedule 6.15(c).

“Spartanburg Project” means collectively, Spartanburg 1995 Project and the Spartanburg 2002 Project.

“Spartanburg Purchase Option” means the purchase options in favor of the tenant set forth in the Spartanburg 1995 Lease pursuant to Article X thereof and the Spartanburg 2002 Lease pursuant to Article X thereof.

“Stock Seller” has the meaning set forth in Section 3.2(a).

“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a written Alternative Proposal in which any Person or group of Persons would acquire eighty percent (80%) or more of the outstanding equity securities of LSC or eighty percent (80%) or more of the Transferred Assets and the Business, taken as a whole, that the Company Board determines in good faith (after consultation with the Consulting Professionals) (w) is not subject to any financing or due diligence contingency of any kind, (x) was not made as a result of, or otherwise in connection with, any breach of this Agreement, (y) is reasonably likely to be consummated in accordance with its terms and (z) if consummated, would result in a transaction that is more favorable to Debtors from a financial point of view, after taking into account all relevant factors, including the timing, financing and other legal and regulatory aspects of such Alternative Proposal (including the identity of the Person or group making such proposal) and the ability of Buyer to increase the Credit Bid Amount pursuant to the Credit Bid Support Agreement, than the transactions contemplated by this Agreement and the other Transaction Documents (after giving effect to all adjustments to the terms hereof and thereof that may be offered by Buyer pursuant to Section 5.1(d)).

“Supporting Noteholders” has the meaning set forth in the Credit Bid Support Agreement.

“Supporting Term Lenders” has the meaning set forth in the Credit Bid Support Agreement.

“Surety” has the meaning set forth in Section 6.9(a).

“Target Net Working Capital” means $444,600,000.

“Tax Returns” means any return, report, declaration, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any and all taxes of any kind, including any charges or other assessments, all income, profits, environmental, capital stock, stamp, gross receipts, windfall profits, premium, value added, severance, property, production, sales, harmonized sales, goods and services, use, occupancy, duty, license, excise, franchise, payroll, unemployment, employment, disability, escheat and unclaimed property, transfer, registration, mortgage, withholding or similar taxes and other taxes, duties or assessments in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Date” has the meaning set forth in Section 8.1(c)(i).

“Title Company” means Chicago Title Insurance Company or any other nationally recognized title insurance company designated by Buyer.

“Tlalnepantla HQ” means the property located at 16 de Septiembre no. 2007 in Tlalnepantla de Baz, Mexico.

“Tlalnepantla Plant” means the property located at Tlalnepantla Plant (Gustavo Baz No. 182) in Tlalnepantla de Baz, Mexico.

“TOPS Foreign Entities” means the Polish Entities and the TOPS Mexican Entities.

“TOPS Mexican Entities” means TOPS SLT Holdings S. de R.L. de C.V., American Pad and Paper de Mexico S. de R.L. de C.V., Cardinal Brands Fabrication S. de R.L. de C.V., LSC Communications Pendaflex Mexico, S. de R.L. de C.V. and LSC Communications Almacen S. de R.L. de C.V.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Documents” means this Agreement and all other ancillary agreements to be entered into by, or documentation delivered by, any Party pursuant to this Agreement.

“Transfer” means to sell, assign, transfer, convey and deliver.

“Transfer Instrument” has the meaning set forth in Section 2.5(m).

“Transfer Taxes” has the meaning set forth in Section 6.4(a).

“Transferred Assets” has the meaning set forth in Section 1.1(a).

“Transferred Entities” means Holdings B.V., LSC Communications Holdings II B.V., the TOPS Foreign Entities, the UK Entity, the Canadian Entities and the Mexican Entities.

“Transferred Entity Employee” means any current or former director, officer, employee or other individual service provider of any Transferred Entity.

“Transferred Entity Intellectual Property” has the meaning set forth in Section 3.14(a).

“Transferred Entity Leased Property” has the meaning set forth in Section 3.7(b).

“Transferred Entity Owned Property” has the meaning set forth in Section 3.7(a).

“Transferred Entity Plan” means each Seller Plan sponsored by any Transferred Entity or any of its Subsidiaries or under which any Transferred Entity or any of its Subsidiaries has contractual obligations.

“Transferred Intellectual Property” means the Intellectual Property owned by Sellers, including as listed on Schedule 1.1(a)(vi), and including any Proprietary Software (including any source code therein) owned by Sellers, in each case, excluding any Excluded Assets.

“Transferred Interests” means all of the Equity Interests in the Transferred Entities.

“Transferred IT Equipment” means all IT Equipment that are Related to the Business, but excluding any Excluded Assets.

“Transferred Leased Property” means all real property that is the subject of the Transferred Leases, together with any right, title and interest of Sellers and any of their respective Affiliates in and to the leasehold estates created thereby and subject to the terms, conditions, covenants and obligations set forth in the applicable instruments.

“Transferred Leases” means the leases, subleases and other occupancy agreements governing real property (including any amendments, modifications, renewals, guaranties or other agreements with respect thereto) used or leased by the Business set forth on Schedule 1.1(a)(iii).

“Transferred Owned Property” means the real property owned by Sellers and any of their respective Affiliates (including all buildings, structures and improvements thereon and appurtenances thereto) listed on Schedule 1.1(a)(iv) together with all rights, improvements thereon and all privileges and hereditaments appurtenant thereto.

“Transferred Permits” has the meaning set forth in Section 1.1(a)(xiii).

“Transferred Plans” means the Transferred Seller Plans and the Transferred Entity Plans.

“Transferred Seller Plans” has the meaning set forth in Section 1.1(a)(xv).

“Transition Services Agreement” has the meaning set forth in the Recitals.

“TriLiteral” means TriLiteral LLC, a Delaware limited liability company and wholly owned indirect subsidiary of LSC.

“UCC Settlement Amount” means such cash amount as may be agreed to by Buyer or one of its Affiliates and certain Prepetition Term Loan Lenders and Prepetition Noteholders.

“UK Entity” means LSC Communications UK Limited.

“U.S. Government” means a Governmental Entity that constitutes a part of the federal government of the United States.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any other similar Law relating to any plant closing or mass layoff or similar triggering event.

“Wind-Down Budget” means the wind-down budget attached hereto as Schedule A , which wind-down budget may be updated from time to time prior to the Closing by the Debtors as necessary or appropriate, provided that any increase in the aggregate amount of the wind-down budget shall require the consent of the professional advisors to the Ad Hoc Group (such consent not to be unreasonably withheld, conditioned or delayed).

“Wind-Down Period” has the meaning set forth in Section 1.5(f).

“Working Capital Holdback Amount” means $25,000,000.

EXHIBIT J

Amended and Restated Credit Bid Support Agreement

J-1

Execution Version

AMENDED AND RESTATED

CREDIT BID SUPPORT AGREEMENT

This amended and restated credit bid support agreement (as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, and including the exhibits hereto, this “Agreement”), dated as of September 15, 2020, is entered into by and among (a) ACR III Libra Parent LLC (“NewCo”), a Delaware limited liability company formed by one or more funds affiliated with Atlas FRM LLC (d/b/a Atlas Holdings LLC, “Atlas”), (b) each of the undersigned holders (each, a “Supporting Lender” and collectively, the “Supporting Lenders”, including any holders that execute this Agreement after the date hereof) of claims (as defined in section 101(5) of title 11 of the United States Code (the “Bankruptcy Code”)) arising under or in connection with (i) that certain Credit Agreement, dated as of September 30, 2016 (as amended, restated, supplemented, or otherwise modified from time to time), by and among LSC Communications, Inc. (“LSC”), as borrower, the guarantors party thereto, Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”), and the lenders party thereto, consisting of a revolving credit facility (the “Prepetition Revolving Credit Facility”) and a term loan B facility (the “Prepetition Term Loan Facility,” and the holders of claims thereunder, the “Prepetition Term Loan Lenders”); and (ii) that certain Indenture, dated as of September 30, 2016 (as amended, restated, supplemented, or otherwise modified from time to time), by and among LSC, as issuer, the guarantors party thereto, and Wilmington Trust, National Association, as trustee and as collateral agent (in such capacities, the “Trustee/Collateral Agent”) (as successor-in-interest to Wells Fargo Bank, National Association), with respect to the Company’s 8.750% Senior Secured Notes due 2023 (the “Prepetition Notes” and the holders thereof, the “Prepetition Noteholders”), (c) Lapetus Capital III LLC (the “Atlas Lenders”) and (d) solely for purposes of Sections 1(d)(i), 3, 6, 10, 12, 14 and 15 of this Agreement, Atlas Capital Resources III LP and Atlas Capital Resources (P) III LP (each a “Fund” and collectively, the “Funds”). “Parties” shall mean the Supporting Lenders, the Atlas Lenders, the Funds (solely for purposes of those Sections indicated above), and NewCo.

RECITALS

WHEREAS, on April 13, 2020 (the “Petition Date”), LSC and its debtor affiliates (the “Debtors”) filed jointly administered chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under Case No. 20-10950 (SHL) (the “Chapter 11 Cases”);

WHEREAS, on June 5, 2020, the Bankruptcy Court entered the Final Order (I) Authorizing the Debtors to Obtain Senior Secured Superpriority Postpetition Financing, (II) Granting Liens and Superpriority Administrative Expense Claims, (III) Authorizing the Use of Cash Collateral, (IV) Granting Adequate Protection, (V) Modifying the Automatic Stay and (VI) Granting Related Relief [Docket No. 321] (the “Final DIP Order”);

WHEREAS, on June 5, 2020, the Bankruptcy Court entered the Order (A) Approving Bid Procedures for Sale of Debtors’ Assets, (B) Approving Stalking Horse Bid Protections, (C) Scheduling Auctions for, and Hearing to Approve, Sale of Debtors’ Assets, (D) Approving Form and Manner of Notices of Sale, Auction and Sale Hearing and (E) Granting Related Relief [Docket No. 322] (the “Bid Procedures Order”) approving certain bid procedures (the “Bid Procedures”);

WHEREAS, the Parties entered into that certain Credit Bid Support Agreement dated as of August 28, 2020 (the “Initial Support Agreement”) in order to submit a joint bid on August 28, 2020 (the “Initial Joint Bid”) to purchase all or substantially all of the assets and businesses of the Debtors;

WHEREAS, pursuant to Section 8 of the Initial Support Agreement, the written consent of (i) NewCo, (ii) the Atlas Lenders and (iii) the Required Supporting Lenders (the “Requisite Consent”) is required to modify, amend, supplement, or waive any of the terms of the Initial Support Agreement; and

WHEREAS, the undersigned constituting the Requisite Consent desire to amend and restate the Initial Support Agreement in its entirety in connection with a Stock and Asset Purchase Agreement, substantially in the form attached hereto as Schedule 1 (as such agreement may be amended, modified and/or supplemented by NewCo or an affiliate thereof, the “Purchase Agreement”).

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties (to the extent applicable), intending to be legally bound, hereby agrees to amend and restate the Initial Support Agreement as follows:

1.    Joint Bid. This joint bid (the “Joint Bid”) shall be submitted by ACR III Libra Holdings LLC (“Buyer”), an acquisition vehicle formed by one or more funds affiliated with Atlas and a subsidiary of NewCo, for the purpose of submitting the Joint Bid, subject to the Bid Procedures Order and the Purchase Agreement. Pursuant to this Agreement and as more fully set forth in the Purchase Agreement:

(a)

Purchase Price. The Purchase Agreement shall provide for aggregate consideration that consists of (i) an initial credit bid of obligations outstanding under the Prepetition Term Loan Facility in the amount of $20,488,711.94 (the “Term Loan Credit Bid Amount”), which Term Loan Credit Bid Amount may be increased as set forth below up to the full amount of obligations outstanding under the Prepetition Term Loan Facility (in the outstanding principal amount, including accrued interest, of $223,962,593.58 as of the Petition Date) (the “Maximum Term Loan Credit Bid Amount”) and an initial credit bid of obligations outstanding under the Prepetition Notes in the amount of $42,948,288.06 (the “Notes Credit Bid Amount,” and together with the Term Loan Credit Bid Amount, the “Credit Bid”), which Notes Credit Bid Amount may be increased as set forth below up to the full amount of obligations outstanding under the Prepetition Notes (in the outstanding principal amount, including accrued interest, of $469,468,750 as of the Petition Date) (the “Maximum Notes Credit Bid

Amount” together with the Maximum Term Loan Credit Bid Amount, the “Maximum Credit Bid Amount”), (ii) a cash amount equal to the Final Cash Consideration, and (iii) the assumption of the Assumed Liabilities, including the Assumed Cure Costs.

(b)	Credit Bid. In order to provide for the satisfaction and payment of the Credit Bid at the Closing under the Purchase Agreement, prior to the submission of the Joint Bid:

(i)

The Atlas Lenders and the Supporting Term Loan Lenders shall have duly and validly authorized and directed the Agent to (i) credit bid up to the Maximum Term Loan Credit Bid Amount and (ii) at the Closing, assign and transfer such credit bid to NewCo, in each case, pursuant to a written direction letter in form and substance satisfactory to NewCo and approved by the Agent, a form of which is attached hereto as Schedule 2-A. Such written direction letter shall be delivered to the Agent prior to the execution hereof and a copy thereof shall be promptly provided to NewCo.

(ii)

The Atlas Lenders and the Supporting Noteholders shall have duly and validly authorized and directed the Trustee/Collateral Agent to (i) credit bid up to the Maximum Notes Credit Bid Amount and (ii) at the Closing, assign and transfer such credit bid to NewCo, in each case, pursuant to a written direction letter in form and substance satisfactory to NewCo and approved by the Trustee/Collateral Agent, a form of which is attached hereto as Schedule 2-B. Such written direction letter shall be delivered to the Trustee/Collateral Agent no later than the Bid Deadline and a copy thereof shall be promptly provided to NewCo.

(iii)

The written direction letters referred to in Sections 1(b)(i) and 1(b)(ii) above shall irrevocably authorize and direct the Agent and the Trustee/Collateral Agent, as applicable, (i) to credit bid the applicable indebtedness pursuant to the terms set forth in this Agreement and the Purchase Agreement, (ii) at the Closing, to assign and transfer such credit bids to NewCo, and (iii) upon the Closing of the transactions contemplated in this Agreement and the Purchase Agreement, to cancel such amount of obligations under the Prepetition Term Loan Facility and the Prepetition Notes that were included in the Credit Bid.

(c)

Credit Bid Allocation; Increases. The initial amount of the Credit Bid shall be allocated to the Prepetition Term Loan Facility and the Prepetition Notes in the respective amounts of the Term Loan Credit Bid Amount and the Notes Credit Bid Amount. Thereafter, increases in the Credit Bid that may be made by NewCo in connection with (i) bidding at the Auction (as defined in the Bid Procedures) or (ii) meeting or exceeding any proposed Competing Transaction shall be allocated to the Prepetition Term Loan Facility and the

Prepetition Notes in the same proportion as the initial Credit Bid; provided, that, NewCo (and only NewCo) shall have the authority to increase the Credit Bid (x) during the Auction to the extent necessary to satisfy the incremental overbid requirements of the Bid Procedures and exceed any competing bid or (y) in connection with any proposed Competing Transaction in order to meet or exceed any such proposed Competing Transaction.

(d)	Atlas Investment.

(i)

At or prior to the Closing, NewCo shall amend and restate its operating agreement to provide for the issuance of non-voting equity interests. On or prior to the Closing, subject to the terms of the Purchase Agreement and satisfaction or waiver of the conditions to closing set forth therein (and subject to the substantially concurrent closing thereof), each Fund shall fund (or cause the funding of), directly or indirectly through one or more intermediate entities, the purchase from NewCo voting equity interests in NewCo, in exchange for an amount in cash equal to their respective Pro Rata Portion of the Atlas Equity Investment.

(ii)

In addition, on or prior to the Closing, NewCo or a subsidiary of NewCo will enter into a new ABL Credit Facility and draw up to $150 million (it being understood the intention of NewCo is to draw approximately $150 million less the actual cash proceeds of any additional equity purchased by the Funds (or one or more intermediate entities) (if any) prior to Closing in excess of the Atlas Equity Investment) but, in any event, not less than such amount as is sufficient to pay all amounts required to be paid by NewCo and Buyer under this Agreement and the Purchase Agreement, as applicable.

(e)	Cash Consideration under Purchase Agreement. The Final Cash Consideration under the Purchase Agreement shall be required thereunder to be applied as follows:

(i)	First, to the obligations outstanding under the DIP Financing, which shall be paid upon the Closing;

(ii)

Second, to the obligations outstanding under the Prepetition Revolving Credit Facility (in the amount of approximately $252 million), which shall be paid upon the Closing. At the Closing, any letters of credit or cash management or swap obligations outstanding under the Prepetition Revolving Credit Facility shall be cash collateralized or otherwise backstopped in a manner reasonably satisfactory to the applicable letter of credit issuer, cash management bank or swap provider, as the case may be (including, in the case of any letter of credit outstanding under the Prepetition Revolving Credit Facility, by one or more new letters of credit issued by a financial institution reasonably satisfactory to the applicable letter of credit issuer);

(iii)

Third, cash for the Debtors to satisfy the Administrative Expense Amount if the Debtors do not otherwise have cash on hand for such purposes (i.e., after taking into account the use of the Debtors’ expected cash balance prior to emergence from the Chapter 11 Cases); and

(iv)	Then, cash to the Debtors to satisfy the UCC Settlement Amount.

(f)

Pension Plan. The Purchase Agreement will provide that Buyer shall assume the Pension Plan at the Closing, provided that Buyer shall not be required to assume the Pension Plan at the Closing if (a) the Debtors, the Committee and Requisite Junior Secured Creditors have failed to enter into an Acceptable Stipulation prior to the Sale Hearing and (b) Buyer delivers to Sellers a written instrument declining to assume the Pension Plan, which written instrument has been signed by Buyer and approved by the Required Supporting Lenders. In the event that Buyer intends to deliver the notice contemplated by clause (b) above to Sellers declining the assumption of the Pension Plan (such notice, a “Clause B Notice”), Buyer shall provide written notice thereof to the Supporting Lenders at least five Business Days prior to the delivery of such Clause B Notice to Sellers (the date of delivery to the Supporting Lenders, the “Delivery Date”). In the event that the Required Supporting Lenders object to the delivery by the Buyer of the Clause B Notice at or before 5:00 p.m. Eastern Time on the fifth Business Day after the Delivery Date (the “Objection Deadline”), Buyer shall not deliver the Clause B Notice to Sellers unless otherwise agreed in writing by the Required Supporting Lenders. In the event that the Required Supporting Lenders do not object to the delivery by the Buyer of the Clause B Notice at or before the Objection Deadline, such Clause B Notice shall be deemed approved by the Required Supporting Lenders in all respects.

(g)	Prepetition Term Loan Lender and Prepetition Noteholder Consideration for Credit Bid.

(i)

Series C Interests. As promptly as practicable following the Closing, all Prepetition Term Loan Lenders and Prepetition Noteholders shall receive from NewCo, on account of the amount of their respective holdings under the Prepetition Term Loan Facility and the Prepetition Notes, as applicable, that were included in the Credit Bid, their respective pro rata share of non-voting callable equity interests issued by NewCo (the material terms of which are set forth in the Callable Equity Term Sheet attached hereto as Schedule 3) (the “NewCo Interests” and the pro rata NewCo Interests issued on account of the Prepetition Term Loan Facility and the Prepetition Notes, the “Available NewCo Interests”). Each Prepetition Term Loan Lender’s and Prepetition Noteholder’s pro rata share shall be calculated based upon all holdings under the Prepetition Term Loan Facility and the Prepetition Notes, as applicable, of Prepetition Term Loan Lenders and Prepetition Noteholders that were included in the Credit Bid, including, in each case, such holdings of the Atlas Lenders. The pro rata shares of the Available NewCo Interests shall be distributed to the Prepetition Term Loan Lenders and the Prepetition Noteholders in accordance with, and subject to, the equity call procedures set forth on Schedule 4 (the “Equity Call”).

(ii)

Each Supporting Lender and Atlas Lender hereby (a) agrees that the NewCo Interests received in connection with the Equity Call shall be deemed called and satisfied in full by distribution of such Supporting Lender’s and Atlas Lender’s pro rata share of the Initial Payment Amount (as may be adjusted pursuant to Section 1(i)) in cash in accordance with the Equity Call plus payment of any additional amounts owing pursuant to Section 1(i) (if any); and (b) covenants not to seek to retain its NewCo Interests in connection with the Equity Call. Any notice to retain NewCo Interests submitted in connection with the Equity Call in violation of this Section 1(g)(ii) shall be deemed null and void ab initio and of no force or effect.

For the avoidance of doubt, all assets acquired pursuant to the Purchase Agreement shall be acquired by NewCo or wholly-owned subsidiaries thereof.

(h)	NewCo Equity Investment.

(i)

Series B Preferred. The Supporting Lenders set forth on Schedule 5 (the “Equity Supporting Lenders”) have requested the opportunity to invest in the equity of NewCo. In connection with the Closing (and then, again, in connection with any distributions under Section 1(i)), NewCo shall provide the Equity Supporting Lenders with an opportunity to participate in a private placement of “nonvoting” equity interests (the material terms of which are set forth in the New Equity Term Sheet attached hereto as Schedule 7) (the “Series B Preferred”) of up to, in the aggregate, the Equity Percentage Cap of the Atlas Equity Investment at the same price per interest (or unit, if applicable) as the Atlas Equity Investment (such NewCo Interests, the “Supporting Lender NewCo Interests”), and such Supporting Lender NewCo Interests shall be issued by NewCo to each Equity Supporting Lender, subject to the closing of such private placement in accordance with its terms, promptly following, as applicable, (A) the Equity Call and (B) the applicable distribution under Section 1(i); provided, however, that any Prepetition Term Loan Lender or Prepetition Noteholder (other than the Supporting Lenders set forth on Schedule 5) who requests to participate in the investment opportunity may only participate in such investment opportunity with Atlas’s consent and subject to any applicable securities laws (to the extent Atlas has provided such consent, such Supporting Lender shall be deemed an “Equity Supporting Lender” for purposes hereof). The “Equity Percentage Cap” means 25.0%; provided, that for the avoidance of doubt, the Equity Supporting Lenders shall only be permitted to purchase Series B Preferred in an amount equal to their respective pro rata portion of the Initial Payment Amount, and subject to any distributions under Section 1(i), their respective pro rata portion of such distributions. Proceeds from the private placement of Series B Preferred will be used to redeem or repurchase the corresponding amount of the Atlas Equity Investment at the issuance price.

(ii)

Other than with respect to the Equity Supporting Lenders as expressly set forth in clause (h)(i) above and Section 1(i), and for purposes of the Equity Call and effecting the pro rata distribution of the Initial Payment Amount and any pro rata distribution in accordance with Section 1(i) below, in cash to the Prepetition Term Loan Lenders and the Prepetition Noteholders in respect of their respective Available NewCo Interests, neither NewCo nor any affiliate thereof shall have any obligation to provide any Supporting Lender, Prepetition Term Loan Lender or Prepetition Noteholder any opportunity or right to participate in the NewCo Equity Investment or otherwise purchase securities of NewCo (other than as otherwise set forth in the New Equity Term Sheet), and each such Supporting Lender hereby disclaims and waives any such opportunity or right.

(iii)

Notwithstanding anything to the contrary herein, (a) the right of any Equity Supporting Lender to participate in the NewCo Equity Investment shall be subject to such Equity Supporting Lender owning the amount of claims set forth opposite its name on Schedule 6 hereto (including as of immediately prior to the Closing) and validation thereof and the aggregate claims under the Prepetition Term Loan Facility and Prepetition Notes in a manner satisfactory to NewCo, (b) the rights of the Equity Supporting Lenders to participate in the NewCo Equity Investment will be pro rata based on the amount of claims held and so validated and (c) the right of each Equity Supporting Lender contemplated by this Section 1(h) are personal to such Equity Supporting Lender and its Affiliates and may not be Transferred (as defined below) except to its Affiliates without the consent of NewCo.

(iv)

NewCo and the Equity Supporting Lenders will work in good faith to permit the Equity Supporting Lenders to direct payment of amounts paid to the Equity Supporting Lenders in connection with the Equity Call towards the purchase of the Series B Preferred.

(i)	Final Determination; Property Holdback Amount.

(i)

Promptly following delivery to LSC, NewCo shall provide a copy of the Buyer Closing Statement to the other Parties hereto. Promptly following the final determination of Final Net Working Capital, Final Assumed Expenses, Final Seller Tax Amount and Final Cash Consideration, in each case, in accordance with Section 2.7 of the Purchase Agreement (the “Final Determination”), NewCo shall provide written notice of the Final Determination to the other Parties hereto, which written notice shall set forth the calculation of the Final Available Amount.

(ii)

In the event that the Final Available Amount is equal to the Available Amount, then, promptly following the Final Determination (and, in any event, within five Business Days), NewCo shall pay an amount equal to the Final Determination Holdback by wire transfer of immediately available funds in cash to the Paying Agent for distribution to the Prepetition Term Loan Lenders and Prepetition Noteholders pro rata based on their respective Available NewCo Interests at the Closing.

(iii)

In the event that the Final Available Amount is greater than the Available Amount (such excess amount, the “Available Amount Excess”), then, promptly following the Final Determination (and, in any event, within five Business Days), (I) NewCo shall pay an amount equal to the Final Determination Holdback by wire transfer of immediately available funds in cash to the Paying Agent for distribution to the Prepetition Term Loan Lenders and Prepetition Noteholders pro rata based on their respective Available NewCo Interests at the Closing and (II) NewCo shall pay an amount in cash equal to the Available Amount Excess by wire transfer of immediately available funds to the Paying Agent for distribution to the Prepetition Term Loan Lenders and Prepetition Noteholders pro rata based on their respective Available NewCo Interests at the Closing.

(iv)

In the event that the Final Available Amount is less than the Available Amount (such deficiency amount, the “Available Amount Deficiency”), then, promptly following the Final Determination (and, in any event, within five Business Days), NewCo shall (A) pay an amount equal to the Final Determination Holdback less the Available Amount Deficiency (which amount shall not be less than zero) by wire transfer of immediately available funds in cash to the Paying Agent for distribution to the Prepetition Term Loan Lenders and Prepetition Noteholders pro rata based on their respective Available NewCo Interests at the Closing, and (B) retain the Available Amount Deficiency and/or redeem or repurchase the corresponding amount of the Atlas Equity Investment at the issuance price and shall have no further obligation to pay such amount to the Sellers, Prepetition Noteholders or Prepetition Term Loan Lenders.

(v)

From the time of Closing until the later of (x) the Outside Conveyance Date and (y) the Final Determination, NewCo shall not (A) declare or set aside any dividends or distributions on any of its equity interest (in cash or in kind), other than with respect to the NewCo Interests pursuant to this Agreement, or (B) (i) adjust, split, combine or reclassify its equity interests or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any equity interests or any securities convertible or exchangeable into or exercisable for any equity interests of NewCo, in each case other than as contemplated by this Agreement, or (C) issue, deliver or sell any additional equity interests or any securities convertible or exchangeable into or exercisable for any equity interests of NewCo that are (or would be) subject to the preemptive right of the Series B Preferred unless provisions are made such that promptly after the private placement of any Series B Preferred in accordance with this Agreement, the Equity Supporting Lenders that are issued such Series B Preferred are provided with the opportunity to participate in such issuance as if such Equity Supporting Lender held its respective Series B Preferred at the time of the subject issuance, delivery or sale.

(vi)

Promptly following the completion of either of the External Deed Transfers as set forth in Section (a)(i) of Schedule 6.15(a) of the Purchase Agreement (and, in any event, within five Business Days), NewCo shall pay an amount equal to the Property Holdback Amount (to the extent such amount is part of the Available Amount Holdback) related to the completion of such action on Schedule 6.15(b) by wire transfer of immediately available funds in cash to the Paying Agent for distribution to the Prepetition Term Loan Lenders and Prepetition Noteholders pro rata based on their respective Available NewCo Interests at the Closing. In the event the External Deed Transfers described on Schedule 6.15(a) with respect to either of the subject properties are not completed prior to the Outside Conveyance Date, the Buyer shall be entitled to retain the portion of the Property Holdback Amount related to such property and shall have no further obligation to pay such amount to Sellers, the Prepetition Term Loan Lenders or Prepetition Noteholders and the Prepetition Term Loan Lenders or Prepetition Noteholders will have no further obligation relating to such matters.

(vii)

For the avoidance of doubt, payments made to the Prepetition Term Loan Lenders and Prepetition Noteholders pursuant to this Section 1(i) shall constitute a “distribution” under Section 1(i) for purposes of Section 1(h).

(viii)	In no event shall any distributions under this Agreement exceed the Final Available Amount (in the aggregate).

(j)	Holdback Replacement Proposal.

(i)

The Required Supporting Lenders may propose that the Available Amount Holdback be replaced with an obligation that LSC pay Buyer or NewCo an amount equal to the amount of the Available Amount Holdback that would be retained by Buyer and NewCo upon the Final Determination Date (and with respect to the Property Holdback, the Outside Conveyance Date), which obligation is supported by a letter of credit issued pursuant to the DIP Financing or other credit support (such as cash collateral or an escrow funded account) funded under or issued pursuant to the DIP Financing (as may be amended, supplemented or otherwise modified to effect such credit support) in an amount sufficient to pay any and all such amounts to Buyer or NewCo promptly when due (a “Holdback Replacement Proposal”).    NewCo shall consider in good faith any Holdback Replacement Proposal reasonably made by the Required Supporting Lenders, but in no event shall NewCo be required to accept or agree to any such Holdback Replacement Proposal; provided that, if such Holdback Replacement Proposal is no less favorable to NewCo relative to its rights to the Available Amount Holdback pursuant to this Agreement (which, for the avoidance of doubt, must include that the funds are immediately accessible) then NewCo’s acceptance and agreement shall not be unreasonably withheld; provided, further, that if NewCo does accept or agree to a Holdback Replacement Proposal then NewCo shall, and shall cause its Affiliates to, reasonably cooperate in implementing such Holdback Replacement Proposal without any cost to NewCo or its Affiliates (other than with respect to the fees of their respective financial and legal advisors). In the event that NewCo or Buyer, on the one hand, and the Required Supporting Lenders, on the other hand, enter into a written agreement with respect to a Holdback Replacement Proposal that expressly provides that such Holdback Replacement Proposal is a “Qualified Holdback Replacement Modification”, such Holdback Replacement Proposal as set forth therein shall be a “Qualified Holdback Replacement Modification” and, subject to implementation of such Qualified Holdback Replacement Modification by the parties to the Purchase Agreement, the Available Amount Holdback shall be deemed zero (and the components thereof shall be deemed zero) or such amount or formula set forth in the Qualified Holdback Replacement Modification in respect thereof.

2.     Further Assurances and Support of Joint Bid.

(a)

Exclusivity. From the date hereof until the earliest of (i) the Closing, (ii) the valid termination of the Purchase Agreement in accordance with its terms, (iii) the valid termination of this Agreement in accordance with its terms, (iv) the date of the completion of the Auction where the Joint Bid is determined not to be the Successful Bid or Alternate Bid (each as defined in the Bid Procedures), and (v) an action by the Funds that would be a violation of this Section 2(a) in any material respect if the Funds were a party to this Agreement for purposes of this Section 2(a), the Parties shall not, and shall direct their respective representatives not, to directly or indirectly initiate, solicit, encourage or facilitate any inquiries, proposals or offers from, any discussions or negotiations with, or enter into any agreements, arrangements, commitments or understandings (whether or not legally binding) with, any person or entity relating to, or that could reasonably result in, any merger, acquisition, divestiture, sale of material assets or equity, business combination, recapitalization, joint venture, or other extraordinary transaction directly or indirectly involving the equity, voting power or all or a material portion of the Debtors’ assets or any other similar transaction that would serve as an alternative to the transactions contemplated by this Agreement (any such transaction, an “Alternative Transaction”); provided, however, that in the event the Joint Bid is selected as the Alternate Bid, the Supporting Lenders shall be free to discuss any distributions to such lenders in their respective capacities as Prepetition Term Loan Lenders and Prepetition Noteholders under the terms of the Successful Bid. NewCo, Atlas, the Atlas Lenders and the Supporting Lenders shall immediately terminate or cause to be terminated any such discussions or negotiations that may be ongoing, other than with the Parties hereto. The Supporting Lenders shall promptly notify NewCo, Atlas and the Atlas Lenders in writing of any approach, expressions of interest, offer or inquiry made by any third party to the Supporting Lenders or their representatives regarding an Alternative Transaction, and vice versa.

(b)

Successful Bid. Subject to and in accordance with the terms of the written direction letters referred to in Sections 1(b)(i) and 1(b)(ii) hereof, the Parties agree that, in the event that the Joint Bid is determined to be the Successful Bid and subject to delivery and effectiveness of the Credit Bid and Release, all Prepetition Term Loan Lenders and Prepetition Noteholders shall receive distributions in accordance with this Agreement. The obligations of NewCo under this Agreement to make distributions to the Prepetition Term Loan Lenders and Prepetition Noteholders are subject to receipt and effectiveness of the Credit Bid and Release.

(c)	[intentionally omitted]

(d)

Further Assurances. The Parties shall act in good faith and use reasonable best efforts to support and complete successfully the transactions contemplated in this Agreement and the Purchase Agreement, including that the Equity Supporting Lenders will cooperate with Buyer with respect to any obligations under the Purchase Agreement, including any regulatory or antitrust filings. The Parties shall not take any actions inconsistent with this Agreement, the Purchase Agreement, and any other related documents executed by the Parties. The Parties shall use commercially reasonable efforts to execute, acknowledge and deliver in proper form any further documents, certificates, agreements and other writings and take such other action as reasonably required to carry out the intent of this Agreement. Promptly after the date of this Agreement, each of the Supporting Noteholders shall use commercially reasonable efforts to transfer their beneficial interests in any global note held through DTC to be transferred and exchanged for a definitive note held by such Supporting Noteholder directly and otherwise cause the Prepetition Notes to not be held through DTC.

(e)

Confidentiality. Each Party agrees to use commercially reasonable efforts to maintain the confidentiality of the existence and contents of this Agreement and all related documents until after the Bid Deadline; provided, however, that such information may be disclosed to the Debtors and each Party’s respective affiliates, and their respective directors, trustees, executives, officers, managers, members, partners, auditors, employees, advisors (including financial and legal advisors), other agents, and potential debt and equity financing sources (and any others as permitted pursuant to a confidentiality agreement signed prior to the date hereof between the Parties, collectively referred to herein as the “Representatives” and individually as a “Representative”); provided, that such Representatives are informed of and agree to the confidentiality of the existence and contents of this Agreement.

(f)

Limitations. Section 2(a) shall terminate solely with respect to the Supporting Lenders if Atlas or any of its Representatives purport to materially alter, or notify the Supporting Lenders (or their Representatives) that they may seek to materially alter, the Joint Bid in a manner that is not permitted by Section 8 of this Agreement. Except with respect to an Alternative Transaction, nothing in this Section 2 shall limit or restrict any discussions between or among one or more of the Prepetition Term Loan Lenders and Prepetition Noteholders and their respective Representatives.

(g)

Available Amount Provisions. Except to the extent required by applicable law, prior to the Final Determination, NewCo shall, and shall cause Buyer to, consult with the professional advisors to the Ad Hoc Group with respect to payments of any material amount that would be Assumed Expenses or included in the Seller Tax Amount.

3.    Conditions Precedent to Agreement. The obligations of the Parties and the effectiveness of this Agreement are subject to execution and delivery of signature pages for this Agreement by each of NewCo, the Atlas Lenders, and Supporting Lenders holding (inclusive of holdings of the Atlas Lenders) greater than 50% of the obligations outstanding under each of the Prepetition Term Loan Facility and the Prepetition Notes.

4.    [intentionally omitted]

5.    Ownership. Each Atlas Lender and Supporting Lender, severally and not jointly, represents, warrants, and covenants to the other Parties that, without limiting the ability of such Supporting Lender and Atlas Lender to sell, transfer or assign its claims in accordance with and subject to the terms set forth in Section 7 of this Agreement, (a) such Party is either (i) the sole legal and beneficial owner of its share of the claims against the Debtors in the amounts indicated opposite its name on Schedule 6 hereto, or (ii) such Atlas Lender and Supporting Lender has investment or voting discretion or control with respect to accounts for the holders or beneficial owners of the claims against the Debtors in the amounts indicated opposite its name on Schedule 6 of this Agreement, (b) it has full power and authority to vote on and consent to all matters concerning the claims against the Debtors in the amounts indicated opposite its name on Schedule 6 of this Agreement and to exchange, assign and transfer such claims as contemplated by the transactions contemplated herein and in the Purchase Agreement; and (c) other than pursuant to this Agreement, the Purchase Agreement and the other definitive documentation, such claims are and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would adversely affect in any way such Atlas Lender or Supporting Lender’s performance of its obligations contained in this Agreement, the Purchase Agreement and the other definitive documentation at the time such obligations are required to be performed and the consummation of the transactions contemplated herein and in the Purchase Agreement. Each Atlas Lender and Supporting Lender irrevocably consents to and approves the Joint Bid.

6.    Due Authorization; No Conflict; Third Party Consents. Each Party hereto has all right, power and authority to enter into and perform its obligations under this Agreement and has all requisite corporate or similar power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each Party hereto and, assuming due execution and delivery by the other parties hereto, will constitute a valid and binding agreement of each Party, enforceable against each Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity. Each Party, severally with respect to itself and not jointly, represents and warrants to the other Parties that the execution, delivery and performance by such Party of this Agreement, the Purchase Agreement and the other definitive documentation to which it is or will become a party does not, and the consummation of the transactions contemplated therein does not and will not (a) be subject to receipt of the authorizations, consents, orders or approvals of, or registrations or declarations with, any federal, state, or other governmental authority or regulatory body, violate any provision of law, rule or regulation applicable to it or its charter or bylaws (or other similar governing documents) in any material respect, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party in any material respect, or (c) other than the Bankruptcy Court’s approval of the Joint Bid as the Successful Bid, require the consent or approval of, or notice to, or other action by, any creditor or shareholder of any Party or from any other person in respect of any Party (including any contractual obligation of any Party), other than for any such consent, approval, notice or action, the failure of which to make or obtain, as would not reasonably be expected to be material to such Party or its ability to consummate the transactions contemplated herein, the Purchase Agreement or the other definitive documentation. Each Supporting Lender hereby represents that (i) it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act is applicable to such Supporting Lender or any of its Rule 506(d) Related Parties.

7.    Assignment; Transfer Restrictions. Each Supporting Lender and Atlas Lender shall not sell, assign, grant, transfer, convey, hypothecate, or otherwise dispose of (each, a “Transfer”) any claim, unless such Transfer is to (a) a controlled Affiliate of such Supporting Lender or Atlas Lender or (b) another Supporting Lender, Atlas Lender or any other Prepetition Term Loan Lender or Prepetition Noteholder, as the case may be, that, as a condition precedent to the effectiveness of any Transfer, executes and delivers to the Parties a signature page to this Agreement. Any Transfer made in violation of this Section 7 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to any Party, and shall not create any obligation or liability of any other Party to the purported transferee.

8.    Amendments, Modifications, Waivers. This Agreement may only be modified, amended or supplemented, and any of the terms hereof may only be waived, with the written consent (email shall suffice) of NewCo, the Atlas Lenders and the Required Supporting Lenders; provided, that (x) any such action that disproportionately affects a Supporting Lender relative to the other Supporting Lenders shall require the consent of such affected Supporting Lender and (y) NewCo’s obligations pursuant to Sections 1(i)(i), 1(i)(v) and 1(i)(vi) may be waived by the Equity Supporting Lenders holding a majority of the claims against the Debtors of all of the Equity Supporting Lenders in the aggregate. NewCo may amend, modify or supplement the Purchase Agreement, including as set forth in Section 1(c), following consultation with the Required Supporting Lenders; provided the Purchase Agreement shall not be amended, modified or supplemented without the prior written consent of the Required Supporting Lenders if such amendment, modification or supplement (a) adversely affects the distributions or other payments contemplated to be made to or by the Supporting Lenders pursuant to Sections 1(g) or 1(i) hereof, (b) otherwise requires the consent of the Required Supporting Lenders pursuant to Section 9.3(c) of the Purchase Agreement, or (c) is inconsistent with Section 1(f) of this Agreement.

9.    Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated prior to (or, in the case of Section 9(g), at) the Closing as follows:

(a)	by the mutual written agreement of the Required Supporting Lenders, the Atlas Lenders and NewCo;

(b)	automatically in the event that the Purchase Agreement is not selected as the Successful Bid or Alternate Bid upon completion of the Auction;

(c)

automatically if the Purchase Agreement is selected as the Successful Bid or Alternate Bid and the Purchase Agreement is terminated in accordance with its terms (or, if it is selected as the Alternate Bid, the Successful Bid is consummated or the Alternate Bid is otherwise released);

(d)	by the Required Supporting Lenders if this Agreement is modified, amended or supplemented in a manner not consistent with Section 8 hereof;

(e)

by the Required Supporting Lenders if the Sale Order is not in form and substance reasonably acceptable to the Required Supporting Lenders or the Court enters the Sale Order in a form that is or contains terms that are not reasonably acceptable to the Required Supporting Lenders, provided that NewCo has the right to terminate the Purchase Agreement in respect thereof;

(f)

in the event the Estimated Cash Consideration is not sufficient to satisfy the obligations specified in Sections 1(e)(i) and 1(e)(ii) hereof as of the Closing, NewCo and the Required Supporting Lenders shall terminate this Agreement if requested by the Agent under the Prepetition Revolving Credit Facility; or

(g)

automatically, upon and subject to the Closing if and only if: (i) Buyer is required to consummate the Closing pursuant to Section 7.5 of the Purchase Agreement; and (ii) none of the Atlas Parties have materially breached their respective obligations or representations or warranties under this Agreement prior to the Closing and such breach (if any) proximately caused the failure of the satisfaction of the condition set forth under Section 7.2(f) of the Purchase Agreement.

In the event of termination of this Agreement, this Agreement shall become void and of no effect and all rights and obligations of the Parties shall automatically terminate and be of no further force or effect other than the provisions set forth in Sections 9, 11, 12, 14 and 15 which shall survive; provided, that nothing in this Section 9 shall be deemed to release any Party from liability for any material breach of this Agreement prior to termination; provided, further that in the event of a termination pursuant to Section 9(g), no Party or any of their respective Affiliates shall have any further obligations or Liability (whether in contract, or in tort, in Law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of any entity party against its owners or Affiliates) for any Actions, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or the transactions contemplated hereby or by the Purchase Agreement to the other Parties hereto, any of their respective Affiliates, the Prepetition Term Loan Lenders or Prepetition Noteholders.

10.    Remedies. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Except with respect to any breach of Sections 5, 6 or 7 hereof (for which Parties shall be entitled to any remedy available at law or at equity), the Parties agree that such relief will be their only remedy against the applicable breaching Party or Parties with respect to any such breach, and that in no event will any Party be liable for monetary damages under or in connection with this Agreement. The Parties hereby agree that all Actions (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or related in any manner to this Agreement or the transactions contemplated hereby may be made only by the Parties and not any other Person. Notwithstanding anything to the contrary contained herein, no individual Supporting Lender shall be able to assert or make any claim or Action (whether in contract or in tort, in Law or in equity, or granted by statute) or otherwise enforce this Agreement, against any Atlas Party; provided, that any such claim or Action against an Atlas Party may only be made by the Required Supporting Lenders acting on behalf of such individual Supporting Lender; and provided, further that, with respect to Section 1(h)(i), such provision shall only be enforced by the Equity Supporting Lenders holding a majority of the claims against the Debtors of all of the Equity Supporting Lenders in the aggregate.

11.    Notices. Notices hereunder shall be deemed given if in writing and delivered by electronic mail, facsimile, courier and/or by registered or certified mail (return receipt requested) as follows:

To NewCo:

c/o Atlas FRM LLC

100 Northfield Street

Greenwich, CT 06830

Telephone: 203-622-9138

Attn:    Timothy Fazio; Neil Mahajan

Email:  tfazio@atlasholdingsllc.com

nmahajan@atlasholdingsllc.com;

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Telephone: 212-728-8000

Attn:    Paul V. Shalhoub

Mark A. Cognetti

Laura H. Acker

Email:  pshalhoub@willkie.com;

mcognetti@willkie.com;

lacker@willkie.com

To the Supporting Term Loan Lenders:

Arnold & Porter Kaye Scholer LLP

70 W. Madison Street, Suite 4200

Chicago, IL 60602

Telephone: 312-583-2300

Attn:    Michael Messersmith

Email:  michael.messersmith@arnoldporter.com

-and-

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, NY 10019-9710

Telephone: 212-836-8000

Attention: Alan Glantz

Email: alan.glantz@arnoldporter.com

To the Supporting Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Telephone: (212) 373-3000

Attn:    Andrew Rosenberg

Alice Eaton

Email:  arosenberg@paulweiss.com

aeaton@paulweiss.com

12.    Governing Law & Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction, except where preempted by the Bankruptcy Code. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter. Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, between any of the Parties arising out of, connected with, relating to, or incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

13.    Controlling Agreement. In the event of a conflict between the terms of this Agreement and the Purchase Agreement, the terms of this Agreement control.

14.     Miscellaneous. This Agreement will be binding upon and inure for the benefit of the Parties and their respective successors and permitted assigns. No assignment of this Agreement or any rights or obligations hereunder may be made by the Parties without the prior written consent of the Parties hereto and any attempted assignment without the required consents will be void. The provisions of this Agreement shall be deemed severable and the invalidity of any provision shall not affect the validity or enforceability of any other provision hereof. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf). The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

15.    Definitions. Unless otherwise defined in this Agreement, the following terms have the meaning specified in this Section 15. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

“Atlas Equity Investment” means an amount equal to (i) $315 million, plus (ii) the Final Working Capital Excess (if any), minus (iii) the Final Working Capital Shortfall (if any); provided, that in no event shall the Atlas Equity Investment exceed $400 million.

“Atlas Parties” means NewCo, the Funds, and the Atlas Lenders.

“Available Amount” shall mean, without duplication, an amount equal to (i) Enterprise Value, less (ii) Assumed Cure Cost Amount, less (iii) Estimated Assumed Expenses Amount, less (iv) Estimated Working Capital Shortfall (if any), plus (v) Estimated Working Capital Excess (if any), less (vi) Estimated Seller Tax Amount, less (vii) the Estimated Cash Consideration.

“Available Amount Holdback” means subject to Section 1(j), the Aggregate Creditor Holdback Amount.

“Final Available Amount” shall mean, without duplication, an amount equal to (i) Enterprise Value, less (ii) Assumed Cure Cost Amount, less (iii) Final Assumed Expenses Amount, less (iv) Final Working Capital Shortfall (if any), plus (v) Final Working Capital Excess (if any), less (vi) Final Seller Tax Amount, less (vii) the Final Cash Consideration.

“Final Determination Holdback” means, the Available Amount Holdback less the Property Holdback Amount.

“Initial Payment Amount” shall mean an amount equal to (i) the Available Amount, less (ii) the Available Amount Holdback.

“Paying Agent” shall mean a paying agent engaged by the Supporting Lenders (which cost of engagement shall not be borne by NewCo or any of its Affiliates), who shall be reasonably satisfactory to NewCo.

“Pro Rata Portion” of each Fund shall equal the percentage set forth across from such Fund’s name on Schedule 8 hereto.

“Required Supporting Lenders” shall mean, as of the applicable date of determination, Required Supporting Term Loan Lenders and Required Supporting Noteholders.

“Required Supporting Noteholders” shall mean, as of the applicable date of determination, Supporting Noteholders that own in the aggregate more than fifty percent of the aggregate principal amount outstanding and held by all Supporting Noteholders party hereto.

“Required Supporting Term Loan Lenders” shall mean, as of the applicable date of determination, Supporting Term Loan Lenders that own in the aggregate more than fifty percent of principal indebtedness outstanding and held by all Supporting Term Loan Lenders party hereto.

“Supporting Term Loan Lenders” and “Supporting Noteholders” shall mean the Prepetition Term Loan Lenders and the Prepetition Noteholders, respectively, that are party to this Agreement.

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